Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

by and among

EXCELSIOR LASALLE PROPERTY FUND, INC.

and

THE LENDERS PARTY HERETO

and

PNC BANK, NATIONAL ASSOCIATION, As Agent

Dated as of February 21, 2007

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

SCHEDULE 1.1(A)	-	PRICING GRID
SCHEDULE 1.1(B)	-	COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES
SCHEDULE 1.1(P)	-	PERMITTED LIENS
SCHEDULE 2.11.1	-	EXISTING LETTERS OF CREDIT
SCHEDULE 5.1.1	-	SUBSIDIARIES AND ASSETS
SCHEDULE 5.1.2	-	OPTIONS, WARRANTS OR OTHER RIGHTS TO PURCHASE STOCK
SCHEDULE 5.1.13	-	CONSENTS AND APPROVALS
SCHEDULE 5.1.21	-	ENVIRONMENTAL DISCLOSURES

EXHIBITS

EXHIBIT 1.1(A)	-	FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT 1.1(L)	-	FORM OF LENDER JOINDER
EXHIBIT 1.1(M)	-	FORM OF MANAGEMENT AND ADVISORY FEE SUBORDINATION AGREEMENT
EXHIBIT 1.1(N)	-	FORM OF NOTE
EXHIBIT 2.4	-	FORM OF LOAN REQUEST
EXHIBIT 6.1.4	-	OPINION OF COUNSEL MATTER LIST
EXHIBIT 7.3.4	-	FORM OF COMPLIANCE CERTIFICATE

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT is dated as of February 21, 2007 and is made by and among EXCELSIOR LASALLE PROPERTY FUND, INC., a Maryland corporation (the “Borrower”), the LENDERS (as hereinafter defined), and PNC BANK, NATIONAL ASSOCIATION, in its capacity as agent for the Lenders under this Agreement (hereinafter referred to in such capacity as the “Agent”).

WITNESSETH:

WHEREAS, certain of the Lenders provided a $30,000,000 revolving credit facility, to the Borrower pursuant to a Credit Agreement dated as of December 21, 2005, among the Borrower, the Agent and the lenders party thereto;

WHEREAS, the Borrower has requested the Lenders to amend and restate the Prior Credit Agreement (as defined herein) to provide a revolving credit facility to the Borrower in an aggregate principal amount not to exceed $60,000,000 (prior to any accordion increases), and

WHEREAS, the revolving credit shall be used for refinancing the Prior Credit Agreement, acquisitions of Properties, development and general corporate purposes; and

WHEREAS, the Lenders are willing to amend and restate the Prior Credit Agreement and to provide such credit upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, covenant and agree as follows:

1. CERTAIN DEFINITIONS

1.1 Certain Definitions.

In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

Adjusted Debt Service shall mean, as of any fiscal quarter end, the sum of the following:

(A) for all fixed rate Indebtedness, the greater of:

(i) principal (excluding Bullet Payments) plus interest paid under such Indebtedness for the four fiscal quarters then ended (provided that if either the Property secured by such Indebtedness or such Indebtedness was not outstanding for the entire four-quarter period, such principal and interest shall be annualized),

OR

(ii) the principal and interest that would be paid on such Indebtedness for one year if such Indebtedness were amortized based on a 30-year mortgage-style amortization schedule assuming interest at such fixed rate;

(B) for all variable rate Indebtedness (including the Indebtedness under this Agreement), the principal and interest that would have be paid on such Indebtedness for one year if such Indebtedness were amortized based on a 30-year mortgage-style amortization schedule assuming interest at the greater of

(i) the then-current 10-year Treasury yield plus 1.50% per annum, or

(ii) a 7% per annum interest rate.

In computing Adjusted Debt Service for any Joint Venture in which the Borrower or any Subsidiary of the Borrower has an interest, amounts computed in clauses (A) and (B) above shall be multiplied by the Borrower’s Percentage Equity Interest of the Borrower or its Subsidiary, directly or indirectly, in such Joint Venture. The put and call obligations under the Pac-Med Put shall not be treated as Indebtedness for purposes of this definition.

Adjusted Debt Service Coverage Ratio shall be computed at the end of each quarter and shall mean the ratio of aggregate Net Operating Income of the Borrower and its Subsidiaries to aggregate Adjusted Debt Service of the Borrower and its Subsidiaries.

Adjusted Interest shall mean

(A) for all fixed rate Indebtedness, the interest payable under such Indebtedness for the four fiscal quarters then ended at such fixed rate (provided that if either the Property secured by such Indebtedness or such Indebtedness was not outstanding for the entire four-quarter period, such principal and interest shall be annualized), and

(B) for all variable rate Indebtedness (including the Indebtedness under this Agreement), the interest that would be paid on such Indebtedness for one year assuming interest at the greater of:

(i) the then-current 10-year Treasury yield plus 1.50% per annum, or

(ii) a 7% per annum interest rate.

In computing Adjusted Interest for any Joint Venture in which the Borrower or any Subsidiary of the Borrower has an interest, amounts computed in clauses (A) and (B) above shall be multiplied by the Borrower’s Percentage Equity Interest in such Joint Venture.

Adjusted Principal Payments shall mean the scheduled principal payments on Indebtedness, provided that (1) if such Indebtedness was not outstanding for the entire four-quarter period, such principal shall be annualized, and (2) in computing Adjusted Principal Payments for any Joint Venture in which the Borrower or any Subsidiary of the Borrower has an interest, amounts computed in this definition above shall be multiplied by the Borrower’s Percentage Equity Interest in such Joint Venture.

Advisor shall mean LaSalle Investment Management, Inc., the advisor under the Advisory Agreement.

Advisory Agreement shall mean that certain Investment Advisory Agreement dated as of December 23, 2004, by and among Borrower, Manager and Advisor, as amended.

Affiliate as to any Person shall mean any other Person (i) which directly or indirectly controls, is controlled by, or is under common control with such Person, (ii) which beneficially owns or holds 5% or more of any class of the voting or other equity interests of such Person, or (iii) 5% or more of any class of voting interests or other equity interests of which is beneficially owned or held, directly or indirectly, by such Person. Control, as used in this definition, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the power to elect a majority of the directors or trustees of a corporation or trust, as the case may be.

Agent shall mean PNC Bank, National Association, and its successors and assigns.

Agent’s Letter shall mean a letter agreement between the Agent and the Borrower providing for certain fees.

Agreement shall mean this Credit Agreement, as the same may be supplemented or amended from time to time, including all schedules and exhibits.

Annual Statements shall have the meaning assigned to that term in Section 5.1.9((i)) [Historical Statements].

Anti-Terrorism Laws shall mean any Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Laws may from time to time be amended, renewed, extended, or replaced).

Applicable Margin shall mean, as applicable:

(A) the percentage spread to be added to Base Rate under the Base Rate Option based on the Adjusted Debt Service Coverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Base Rate Spread”, and

(B) the percentage spread to be added to Euro-Rate under the Euro-Rate Option based on the Adjusted Debt Service Coverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Euro-Rate Spread”, or

The Applicable Margin shall be computed in accordance with the parameters set forth on Schedule 1.1(A).

Assignment and Assumption Agreement shall mean an Assignment and Assumption Agreement by and among a Purchasing Lender, a Transferor Lender and the Agent, as Agent and on behalf of the remaining Lenders, substantially in the form of Exhibit 1.1(A).

Authorized Officer shall mean those individuals, designated by written notice to the Agent from the Borrower, authorized to execute notices, reports and other documents on behalf of Borrower required hereunder. The Borrower may amend such list of individuals from time to time by giving written notice of such amendment to the Agent.

Average Non-Usage shall mean the average daily difference between (i) outstanding Commitments, and (ii) the Facility Usage.

Base Rate shall mean the greater of (i) the interest rate per annum announced from time to time by the Agent at its Principal Office as its then prime rate, which rate may not be the lowest rate then being charged commercial borrowers by the Agent, or (ii) the Federal Funds Effective Rate plus 3/4% per annum.

Base Rate Option shall mean the option of the Borrower to have Loans bear interest at the rate and under the terms and conditions set forth in Section 3.1.1 [Base Rate Option].

Blocked Person shall have the meaning assigned to such term in Section 5.1.23.2 [Executive Order No. 13224].

Borrower shall mean Excelsior LaSalle Property Fund, Inc., a Maryland corporation.

Borrower’s Percentage Equity Interest shall mean with respect to any Joint Venture, the percentage of equity interests that the Borrower, directly or indirectly, holds in such Joint Venture.

Borrowing Date shall mean, with respect to any Loan, the date for the making thereof or the renewal or conversion thereof at or to the same or a different Interest Rate Option, which shall be a Business Day.

Borrowing Tranche shall mean specified portions of Loans outstanding as follows: (i) any Loans to which a Euro-Rate Option applies which become subject to the same Interest Rate Option under the same Loan Request by the Borrower and which have the same Interest Period shall constitute one Borrowing Tranche, and (ii) all Loans to which a Base Rate Option applies shall constitute one Borrowing Tranche.

Bullet Payment shall mean with respect to any Indebtedness for borrowed money the final payment that repays all the remaining principal and interest due on a loan that has not been fully amortized by installment loan payments and so has a final payment due at maturity which is significantly larger than any of the preceding installments.

Business Day shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in Pittsburgh, Pennsylvania and (i) if the applicable Business Day relates to any Loan to which the Euro-Rate Option applies, such day must also be a day on which dealings are carried on in the London interbank market and (ii) with respect to advances or payments of Loans or any other matters relating to Loans denominated in an Optional Currency, such day also shall be a day on which dealings in deposits in the relevant Optional Currency are carried on in the applicable interbank market, (iii) with respect to advances or payments of Loans denominated in an Optional Currency, such day shall also be a day on which all applicable banks into which Loan proceeds may be deposited are open for business and foreign exchange markets are open for business in the principal financial center of the country of such currency.

Capital Reserve Allowance shall mean (a) with respect to a multifamily Property, an amount equal to $200 multiplied by the number of units in such Property (or, in the case of multifamily Property owned by a Joint Venture, $200 multiplied by the number of units in such Property multiplied by the percentage ownership interest of the Borrower or its Subsidiary in the Joint Venture) and (b) with respect to all other Property types, an amount equal to $0.20 multiplied by the leaseable square footage of such Property (or, in the case of any such other Property owned by a Joint Venture, $0.20 multiplied by the leaseable square footage of such Property multiplied by the percentage ownership interest of the Borrower or its Subsidiary in the Joint Venture).

Cash Collateral shall have the meaning assigned to such term in the definition of “Cash Collateralize”.

Cash Collateralize shall mean with respect to all Letters of Credit Outstanding that the Borrower shall deposit in a non-interest bearing account with the Agent, as cash collateral (“Cash Collateral”) for its Obligations under the Loan Documents, an amount equal to the Letters of Credit Outstanding. The Agent shall return to the Borrower the Cash Collateral delivered in respect of a Letter of Credit upon the termination or expiration of such Letter of Credit.

Closing Date shall mean February 21, 2007, which is the date of this Agreement.

Commercial Letter of Credit shall mean any letter of credit which is a commercial letter of credit issued in respect of the purchase of goods or services by the Borrower in the ordinary course of its business.

Commitment shall mean, as to any Lender at any time, the amount initially set forth opposite its name on Schedule 1.1(B) in the column labeled “Amount of Commitment for Loans,” and thereafter on Schedule I to the most recent Assignment and Assumption Agreement, and Commitments shall mean the aggregate Commitments of all of the Lenders.

Commitment Fee shall have the meaning assigned to that term in Section 2.3 [Commitment Fees].

Compliance Certificate shall have the meaning assigned to such term in Section 7.3.4 [Certificate of Borrower].

Contamination shall mean the presence or release or threat of release of Regulated Substances in, on, under or emanating to or from the Property, which pursuant to Environmental Laws requires notification or reporting to an Official Body, or which pursuant to Environmental Laws requires the investigation, cleanup, removal, remediation, containment, abatement of or other response action or which otherwise constitutes a violation of Environmental Laws.

Controlled Subsidiary shall mean a Joint Venture in which Borrower or its Subsidiary is the managing member (or sole member), general partner or controlling shareholder or has more than 50% of the voting rights with respect thereto.

Dollar, Dollars, U.S. Dollars and the symbol $ shall mean lawful money of the United States of America.

Dollar Equivalent shall mean, as of any date of determination, with respect to any amount of any currency other than Dollars, the Equivalent Amount of such currency as of such date expressed in Dollars.

Dollar Equivalent Facility Usage shall mean at any time the sum of the Dollar Equivalent amount of Loans then outstanding and the Dollar Equivalent amount of Letters of Credit Outstanding.

Environmental Complaint shall mean any written complaint by any Person or Official Body setting forth a cause of action for personal injury or property damage, natural resource damage, contribution or indemnity for response costs, civil or administrative penalties, criminal fines or penalties, or declaratory or equitable relief arising under any Environmental Laws or any order, notice of violation, citation, subpoena, request for information or other written notice or demand of any type issued by an Official Body pursuant to any Environmental Laws.

Environmental Laws shall mean all federal, state, local and foreign Laws and any consent decrees, settlement agreements, judgments, orders, directives, policies or programs issued by or entered into with an Official Body pertaining or relating to: (i) pollution or pollution control; (ii) protection of human health or the environment; (iii) employee safety in the workplace; (iv) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, transport, storage, collection, distribution, disposal or release or threat of release of Regulated Substances; (v) the presence of Contamination; (vi) the protection of endangered or threatened species; and (vii) the protection of Environmentally Sensitive Areas.

Environmentally Sensitive Area shall mean (i) any wetland as defined by applicable Environmental Laws; (ii) any area designated as a coastal zone pursuant to applicable Laws, including Environmental Laws; (iii) any area of historic or archeological significance or scenic area as defined or designated by applicable Laws, including Environmental Laws; (iv) habitats of endangered species or threatened species as designated by applicable Laws, including Environmental Laws; or (v) a floodplain or other flood hazard area as defined pursuant to any applicable Laws.

Equivalent Amount shall mean, at any time, as determined by Agent (which determination shall be conclusive absent manifest error), with respect to an amount of any currency (the “Reference Currency”) which is to be computed as an equivalent amount of another currency (the “Equivalent Currency”): (i) if the Reference Currency and the Equivalent Currency are the same, the amount of such Reference Currency, or (ii) if the Reference Currency and the Equivalent Currency are not the same, the amount of such Equivalent Currency converted from such Reference Currency at Agent’s spot selling rate (based on the market rates then prevailing and available to Agent) for the sale of such Equivalent Currency for such Reference Currency at a time determined by Agent on the second Business Day immediately preceding the event for which such calculation is made.

Equivalent Currency shall have the meaning assigned to such term in the definition of Equivalent Amount.

ERISA shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

Euro-Rate shall mean the following:

(A) , with respect to Dollar Loans comprising any Borrowing Tranche to which the Euro-Rate Option applies for any Interest Period, the interest rate per annum determined by the Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Agent which has been approved by the British Bankers’ Association as an authorized information vendor for the purpose of displaying rates at which US dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such Borrowing Tranche and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Agent at such time (which determination shall be conclusive absent manifest error)), by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage. Euro-Rate may also be expressed by the following formula:

Average of London interbank offered rates quoted by
Bloomberg or appropriate successor as shown on
Euro-Rate =	Bloomberg Page BBAM1
1.00 - Euro-Rate Reserve Percentage

The Euro-Rate shall be adjusted with respect to any Loan to which the Euro-Rate Option applies that is outstanding on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date. The Agent shall give prompt notice to the Borrower of the Euro-Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

(B) with respect to Optional Currency Loans comprising any Borrowing Tranche to which the Euro-Rate Option applies for any Interest Period, the interest rate per annum determined by Agent by dividing (the resulting quotient rounded upward to the nearest 1/100th of 1 percent per annum) (i) the rate of interest per annum determined by Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the rate of interest per annum for deposits in the relevant Optional Currency which appears on the relevant Bloomberg Page (or, if no such quotation is available on such Bloomberg Page, on the appropriate or on such other substitute Bloomberg page that displays rates at which the relevant Optional Currency deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Agent which has been approved by the British Bankers’ Association as an authorized information vendor for the purpose of displaying rates at which US dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternate Source”) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for the relevant Optional Currency for an amount comparable to such Borrowing Tranche and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist such relevant Bloomberg Page (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Agent at such time (which determination shall be conclusive absent manifest error) (the “LIBO Rate”), by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage. Euro-Rate may also be expressed by the following formula:

Euro-Rate	=	LIBO Rate
1 - Euro-Rate Reserve Percentage

The Euro-Rate shall be adjusted with respect to any Euro-Rate Option outstanding on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date. The Agent shall give prompt notice to the Borrower of the Euro-Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error. The Euro-Rate for any Loans shall be based upon the Euro-Rate for the currency in which such Loans are requested.

Euro-Rate Option shall mean the option of the Borrower to have Loans bear interest at the rate and under the terms and conditions set forth in Section 3.1.2 [Euro-Rate Option].

Euro-Rate Reserve Percentage shall mean as of any day the maximum percentage in effect on such day: (i) as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”); and (ii) to be maintained by a Lender as required for reserve liquidity, special deposit, or a similar purpose by any governmental or monetary authority of any country or political subdivision thereof (including any central bank), against (A) any category of liabilities that includes deposits by reference to which a Euro-Rate is to be determined, or (B) any category of extension of credit or other assets that includes Loans or Borrowing Tranches to which a Euro-Rate applies.

Event of Default shall mean any of the events described in Section 8.1 [Events of Default] and referred to therein as an “Event of Default.”

Executive Order No. 13224 shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

Expiration Date shall mean, with respect to the Commitments, the Initial Expiration Date, as the same may be extended pursuant to the terms hereof.

Extension Request shall have the meaning assigned to such term in Section 2.10 [Extension by Lenders of the Expiration Date].

Facility Usage shall mean at any time the sum of the Loans (expressed in their Dollar Equivalents) outstanding and the Letters of Credit Outstanding.

Federal Funds Effective Rate for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

Final Expiration Date shall have the meaning assigned to such term in Section 4.5 [Mandatory Prepayments].

Final Payment Date shall have the meaning assigned to such term in Section 4.5 [Mandatory Prepayments].

Financial Projections shall have the meaning assigned to that term in Section 5.1.9 [Financial Statements].

Fund Group shall mean the Borrower, its Subsidiaries and any Joint Venture in which the Borrower or its Subsidiaries hold an interest.

Funds From Operations shall mean for any period of determination net income of the Borrower and its Subsidiaries computed according to GAAP and

(1) adjusted for depreciation of real estate assets, amortization of tenant improvements and tenant allowances, amortization of deferred leasing costs, losses / (gains) from sales of depreciable real estate, losses / (gains) from sales of other real estate and securities, discontinued operations, extraordinary items, cumulative effect of accounting changes, adjustments for minority interests, and adjustments for unconsolidated affiliates, as determined and adjusted in accordance with the standards established from time to time by the National Association of Real Estate Investment Trusts, Inc., and

(2) increased by the sum of the following (the “FFO Adjustment”) provided that the FFO Adjustment may not exceed $500,000 for any 4-quarter period in which Funds From Operations is computed:

(i) the amount of actual cash receipts from Qualified TIF Programs to the extent that such cash receipts are not already included in Funds From Operations (before making the FFO Adjustment in this clause (2)(i)) of the Borrower and its Subsidiaries during such period of determination (so excluded because GAAP requires that such receipts offset the applicable receivable created under the applicable Qualified TIF Program and not be treated as income); and

(ii) the amount of actual cash receipts received in relation to the Joint Venture which owns the Legacy Village Shopping Center during such period of determination to the extent that such cash receipts exceed the amount of income from such Joint Venture included in Funds From Operations (before making the FFO Adjustment in this clause (2)(ii)) of the Borrower and its Subsidiaries during such period of determination.

GAAP shall mean generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.3 [Accounting Principles], and applied on a consistent basis both as to classification of items and amounts.

Governmental Acts shall have the meaning assigned to that term in Section 2.11.8 [Indemnity].

Gross Asset Value shall mean Net Asset Value plus amounts deducted in clause (iii) of the definition of such term.

Guaranty of any Person shall mean any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.

Historical Statements shall have the meaning assigned to that term in Section 5.1.9((i)) [Historical Statements].

Indebtedness shall mean, as to any Person at any time, without duplication any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit, currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device, (iv) any other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note and which are not more than thirty (30) days past due), or (v) any Guaranty of Indebtedness for borrowed money.

Initial Expiration Date shall mean February 21, 2009.

Insolvency Proceeding shall mean, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of such Person or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors; undertaken under any Law.

Interest Period shall mean the period of time selected by the Borrower in connection with (and to apply to) any election permitted hereunder by the Borrower to have Loans bear interest under the Euro-Rate Option. Subject to the last sentence of this definition, such period shall be less than one (provided that any Interest Period of less than one month shall bear interest at the one-month Euro-Rate), one, three or six Months. Such Interest Period shall commence on the effective date of such Interest Rate Option, which shall be (i) the Borrowing Date if the Borrower is requesting new Loans, or (ii) the date of renewal of or conversion to the Euro-Rate Option if the Borrower is renewing or converting to the Euro-Rate Option applicable to outstanding Loans. Notwithstanding the second sentence hereof: (A) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (B) the Borrower shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the due date for repayment thereof provided in Section 4.5 [Mandatory Prepayments] (the last such due date being the Final Payment Date).

Interest Rate Option shall mean any Euro-Rate Option or Base Rate Option.

Interim Statements shall have the meaning assigned to that term in Section 5.1.9((i)) [Historical Statements].

Internal Revenue Code shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

Investments shall have the meaning assigned to that term in Section 7.2.4 [Loans and Investments].

Investor Escrow Account shall mean the escrow account referred to in the Private Offering Memorandum into which investors pay their initial subscriptions which account is held with PNC Bank and more specifically identified as follows: Account Name: US Trust Co. NA, FBO Excelsior LaSalle Property Fund Inc. and Account Number: 56-0501-5179.

Joint Venture shall mean any Person in which the Borrower or one or more of the Borrower’s Subsidiaries directly or indirectly hold equity interests (whether shares of stock, partnership interests, limited liability company interests or otherwise), but the amount of such equity interests is less than 100% of the total equity interests in such Person.

Law shall mean, as to any Person, any law, constitution, statute, treaty, regulation, rule, ordinance, ruling, order, injunction, writ, decree, bond, judgment, authorization or approval, or award by or settlement agreement with any Official Body, in each case applicable to and binding upon such Person or any of its property or to which such Person or any of its property is subject.

Lenders shall mean the financial institutions named on Schedule 1.1(B) and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Lender.

Lender Joinder shall mean that Lender Joinder substantially in the form of Exhibit 1.1(L) hereto.

Letter of Credit shall have the meaning assigned to that term in Section 2.11.1 [Issuance of Letters of Credit].

Letter of Credit Borrowing shall have the meaning assigned to such term in Section 2.11.3.4 [Disbursement, Reimbursement].

Letter of Credit Fee shall have the meaning assigned to that term in Section 2.11.2 [Letter of Credit Fees].

Letters of Credit Outstanding shall mean at any time the sum of (i) the aggregate undrawn face amount of outstanding Letters of Credit and (ii) the aggregate amount of all unpaid and outstanding Reimbursement Obligations and Letter of Credit Borrowings.

Letter of Credit Sublimit shall have the meaning assigned to that term in Section 2.11.1 [Issuance of Letters of Credit].

Lien shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement (whether or not a lien or other encumbrance is created or exists at the time of the filing).

LLC Interests shall have the meaning given to such term in Section 5.1.3 [Subsidiaries].

Loan Documents shall mean this Agreement, the Agent’s Letter, the Management and Advisory Fee Subordination Agreement, the Notes, and any other instruments, certificates or documents delivered or contemplated to be delivered hereunder or thereunder or in connection herewith or therewith, as the same may be supplemented or amended from time to time in accordance herewith or therewith, and Loan Document shall mean any of the Loan Documents.

Loan Request shall have the meaning given to such term in Section 2.4 [Loan Requests].

Loans shall mean collectively and Loan shall mean separately all Loans or any Loan made by the Lenders or one of the Lenders to the Borrower pursuant to Section 2.1 [Commitments].

Management Agreement shall mean that certain Management Agreement dated as of December 23, 2004, by and between Borrower and Manager, as amended

Management and Advisory Fee Subordination Agreement shall mean a Subordination Agreement among the parties to the Management Agreement and the Advisory Agreement, subordinating the obligations to pay management fees and advisory fees thereunder to the obligations of the Borrower to the Lenders hereunder in the form attached hereto as Exhibit 1.1(M).

Material Adverse Change shall mean any set of circumstances or events which (a) has or would reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any other Loan Document, (b) is or would reasonably be expected to be material and adverse to the business, properties, assets, financial condition, results of operations or prospects of the Borrower, (c) impairs materially or would reasonably be expected to impair materially the ability of the Borrower taken as a whole to duly and punctually pay or perform its Indebtedness, or (d) impairs materially or would reasonably be expected to impair materially the ability of the Agent or any of the Lenders, to the extent permitted, to enforce their legal remedies pursuant to this Agreement or any other Loan Document.

Month, with respect to an Interest Period under the Euro-Rate Option, shall mean the interval between the days in consecutive calendar months numerically corresponding to the first day of such Interest Period. If any Euro-Rate Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.

Net Asset Value shall mean the aggregate value of (i) the Property Investments, plus (ii) all other tangible assets of the Borrower and its Subsidiaries (including the ratable share of the Borrower’s direct or indirect interest in a Subsidiary if it is not wholly owned), minus (iii) all Indebtedness and other obligations, in each case of the Borrower and its Subsidiaries on a consolidated basis, provided that in computing amounts in clauses (i), (ii) and (iii) for any Joint Venture in which the Borrower or any Subsidiary of the Borrower has an interest, amounts computed in each such clause shall be multiplied by the Borrower’s Percentage Equity Interest in such Joint Venture and such computation must include at least five (5) wholly owned Properties of the Borrower or the Borrower’s wholly owned Subsidiary which Properties are located in the United States of America and provided further that if the value any Property (net of Indebtedness or other obligations secured by such Property (the “Net Value”) comprises more than 25% of the Net Asset Value of the Fund Group, then the Net Value of such Property which shall be included in the definition of Net Asset Value shall be limited to an amount equal to 25% of the Net Asset Value of the Fund Group. “Value” for purposes of this definition shall be based on appraisals performed by firms selected and retained by Duff & Phelps (or its successor or replacement), the Borrower’s independent third party real estate valuation firm (or if no appraisal has been received for a Property Investment or other asset, the purchase price of such Property Investment or other asset for the first 15 months after the date of its acquisition if it is a Property Investment and thereafter such Property Investment shall be valued at $0 under this definition until such time as an appraisal is received therefor).

Net Operating Income shall mean as of any fiscal quarter end, the following, computed with respect to retail Properties for the four fiscal quarters then ended and with respect to all other Properties for the two quarters then ended multiplied times two (provided that if the Borrower and its Subsidiaries have owned any such retail Property for less than four quarters, or other Property for less than two quarters (such four-quarter or two-quarter period shall be referred to as the “Applicable Period”), then all items below shall be annualized for such Property):

(a) gross revenues of such Properties (including in such gross revenues, income generated from the Qualified TIF Program)

MINUS

(b) the sum of:

(i) operating expenses incurred with respect to such Properties (including appropriate accrual for property taxes and insurance and excluding depreciation and amortization and management fees (which fees are addressed in item (b)(ii) below));

(ii) management fees computed at an annual rate equal to the greater of the following:

(A) 3% of the annualized gross revenue, or

(B) the annualized amount of the management and advisory fees actually incurred (excluding the management or advisory fees that are payable under the Management Agreement and the Advisory Agreement (which fees are paid by the Borrower and not paid by the owners of Properties)); plus

(iii) the Capital Reserve Allowance

In computing Net Operating Income:

(A) In computing Net Operating Income for any Joint Venture in which the Borrower or any Subsidiary of the Borrower has an interest, amounts computed above shall be multiplied by the Borrower’s Percentage Equity Interest in such Joint Venture;

(B) for properties purchased during the Applicable Period the Borrower may calculate Net Operating Income with respect to such Property (but not other Properties) using either (i) historical operating statements or (ii) pro-forma financial statements, provided that in either case such statements are acceptable to the Agent; and

(C) the amount of rental revenue from any tenant under a lease of space in any Property shall be deemed to be zero for the purpose of computing Net Operating Income if:

(i) rental receivable from such tenant under such lease exceeds 5% of the consolidated rental revenue (excluding rental received from such tenant) receivable by the Borrower and its Subsidiaries under leases relating to all of the Properties then owned by Borrower and its Subsidiaries, and

(ii) either:

(y) an Insolvency Proceeding has occurred and is continuing with respect to such tenant,

OR

(z) the remaining term under such lease is equal to or less than 90 days from the date of determination and the parties to such lease have not renewed such lease term or entered into a replacement lease which has been disclosed to the Agent and the Agent has approved inclusion of such lease hereunder based on terms and conditions of such replacement lease and the quality of the replacement tenant (if the tenant is new).

Non-Controlled Subsidiary shall mean a Joint Venture that is not a Controlled Subsidiary.

Non-Recourse Indebtedness shall mean Indebtedness which may be secured by Properties of the Subsidiaries of the Borrower with respect to which the recourse of the creditor is limited solely to such Properties and other assets of such Subsidiaries, and the Borrower is not otherwise liable on such Indebtedness, whether as a primary obligor, by Guaranty or otherwise, except to the extent of (a) “standard” exceptions to non-recourse limitations including, without limitation, fraud, misrepresentation, misapplication of cash, waste and other circumstances customarily excluded from non-recourse provisions in non-recourse financing of real estate and (b) obligations under environmental indemnity agreements.

Notes shall mean collectively and Note shall mean separately all the Notes of the Borrower in the form of Exhibit 1.1(N) evidencing the Loans together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.

Notices shall have the meaning assigned to that term in Section 10.6 [Notices; Lending Offices].

Obligation shall mean any obligation or liability of any of the Borrower to the Agent or any of the Lenders, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with this Agreement, the Notes, the Letters of Credit, the Agent’s Letter or any other Loan Document.

Official Body shall mean, as to any Person, any national, federal, state, local or other government or political subdivision or any agency, authority, board, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic having jurisdiction over such Person or such Person’s property.

Optional Currency shall mean any of the following currencies: dollars in the lawful currency of Canada.

Optional Currency Sublimit shall have the meaning assigned to that term in Section 2.1 [Commitments].

Original Currency shall have the meaning assigned to that term in Section 4.9 [Judgment Currency].

Other Taxes shall have the meaning assigned to that term in Section 4.8.2 [Stamp Taxes].

Overnight Rate shall mean for any day with respect to any Loans in an Optional Currency, the rate of interest per annum as determined by the Agent at which overnight deposits in the such currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day in the applicable offshore interbank market.

Pac-Med Put shall mean the Put and Call Option Agreement between PMB SB 399—401 East Highland LLC as seller, PMB Acquisition #1 Partners LLC as buyer relating to the leasehold interest of seller in the Pacific Medical Buildings to be purchased by buyer.

Participation Advance shall mean, with respect to any Lender, such Lender’s payment in respect of its participation in a Letter of Credit Borrowing according to its Ratable Share pursuant to Section 2.11.3.4 [Disbursements, Reimbursement].

Partnership Interests shall have the meaning given to such term in Section 5.1.3 [Subsidiaries].

Permitted Liens shall mean:

(i) Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet due and payable;

(ii) Pledges or deposits made in the ordinary course of business to secure payment of workmen’s compensation, or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs;

(iii) Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default;

(iv) Good-faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;

(v) Encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;

(vi) Liens, security interests and mortgages in favor of the Agent for the benefit of the Lenders securing the Obligations;

(vii) Liens on property leased by Borrower or any Subsidiary of Borrower under capital and operating leases securing obligations of Borrower or such Subsidiary to the lessor under such leases;

(viii) Any Lien existing on the date of this Agreement and described on Schedule 1.1(P), provided that the principal amount secured thereby is not hereafter increased, and no additional assets become subject to such Lien;

(ix) Liens on Properties and related assets owned by Subsidiaries securing Indebtedness permitted under Sections 7.2.1 [Indebtedness], and as contemplated by the Private Offering Memorandum;

(x) Purchase Money Security Interests, provided that the aggregate amount of loans and deferred payments secured by such Purchase Money Security Interests shall not exceed $5,000,000 (excluding for the purpose of this computation any loans or deferred payments secured by Liens described on Schedule 1.1(P)); and

(xi) The following, (A) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or (B) if a final judgment is entered and such judgment is discharged within thirty (30) days of entry, and in either case they do not in the aggregate, materially impair the ability of Borrower to perform its Obligations hereunder or under the other Loan Documents:

(1) Claims or Liens for taxes, assessments or charges due and payable and subject to interest or penalty, provided that Borrower maintains such reserves or other appropriate provisions as shall be required by GAAP and pays all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien;

(2) Claims, Liens or encumbrances upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;

(3) Claims or Liens of mechanics, materialmen, warehousemen, carriers, or other statutory nonconsensual Liens; or

(4) Liens resulting from final judgments or orders described in Section 8.1.7 [Advisor].

Person shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.

Plan shall mean at any time an employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code. PNC Bank shall mean PNC Bank, National Association, its successors and assigns.

Potential Default shall mean any event or condition which with notice, passage of time or a determination by the Agent or the Required Lenders, or any combination of the foregoing, would constitute an Event of Default.

Principal Office shall mean the main banking office of the Agent in Pittsburgh, Pennsylvania.

Prior Credit Agreement shall mean that certain Credit Agreement dated as of December 21, 2005, as amended, among the Borrower, the Lenders and PNC Bank, as Agent.

Private Offering Memorandum shall mean the Confidential Private Offering Memorandum of the Borrower dated August 2004, as the same may be amended.

Property shall mean income producing real estate and real estate related assets owned by Borrower or a Subsidiary. Properties may include real estate assets in the office, retail, industrial or apartment sectors; provided, however, so long as the Net Asset Value exceeds $300,000,000, Properties may include assets in other sectors (but if the Net Asset Value shall be less than $300,000,000 Properties may not include assets in such other sectors). In the case of a portfolio of assets, each individual property in such portfolio shall be deemed a “Property” hereunder.

Property Investment shall mean an investment by any member of the Fund Group in a Property, Joint Venture, mortgage loan or mezzanine loan, whether by purchase or otherwise.

Purchase Money Security Interest shall mean Liens upon tangible personal property securing loans to Borrower or any Subsidiary of Borrower or deferred payments by Borrower or any Subsidiary for the purchase of such tangible personal property.

Purchasing Lender shall mean a Lender which becomes a party to this Agreement by executing an Assignment and Assumption Agreement.

Qualified TIF Program will shall mean any tax exempt financing program of the Borrower and its Subsidiaries approved in writing by the Agent. As of the Closing Date, the Agent has approved of the following tax exempt financing programs of the Borrower and its Subsidiaries: (1) the Enhanced Sale Tax Incentive Program with the City of Northglenn, Colorado which finances the Marketplace at Northglenn, under which the Borrower and its Subsidiaries receive payments from the City of Northglenn, and (2) the tax exempt financing program with the Village of Monee, Illinois related to the TNT Logistics North American Distribution Center under which the Borrower and its Subsidiaries receive payments from the Village of Monee.

Ratable Share shall mean the proportion that a Lender’s Commitment bears to the Commitments of all of the Lenders.

Regulated Substances shall mean, without limitation, any substance, material or waste, regardless of its form or nature, defined under Environmental Laws as a “hazardous substance,” “pollutant,” “pollution,” “contaminant,” “hazardous or toxic substance,” “extremely hazardous substance,” “toxic chemical,” “toxic substance,” “toxic waste,” “hazardous waste,” “special handling waste,” “industrial waste,” “residual waste,” “solid waste,” “municipal waste,” “mixed waste,” “infectious waste,” “chemotherapeutic waste,” “medical waste,” or “regulated substance” or any other material, substance or waste, regardless of its form or nature, which otherwise is regulated by Environmental Laws.

Regulation U shall mean Regulation U, T, G or X as promulgated by the Board of Governors of the Federal Reserve System, as amended from time to time.

Required Environmental Notices shall mean all notices, reports, plans, forms or other filings which pursuant to Environmental Laws, Required Environmental Permits or at the request or direction of an Official Body either must be submitted to an Official Body or which otherwise must be maintained.

Required Environmental Permits shall mean all permits, licenses, bonds, consents, programs, approvals or authorizations required under Environmental Laws to own, occupy or maintain the Property or which otherwise are required for the operations and business activities of the Borrower.

Required Lenders shall mean

(A) If there exist fewer than three (3) Lenders, all Lenders, and

(B) If there exist three (3) or more Lenders:

(i) if there are no Loans, Reimbursement Obligations or Letter of Credit Borrowings outstanding, Lenders whose Commitments aggregate at least 66 2/3% of the Commitments of all of the Lenders, or

(ii) if there are Loans, Reimbursement Obligations or Letter of Credit Borrowings outstanding, any Lender or group of Lenders if the sum of the Loans, Reimbursement Obligations and Letter of Credit Borrowings of such Lenders then outstanding aggregates at least 66 2/3% of the total principal amount of all of the Loans Reimbursement Obligations and Letter of Credit Borrowings then outstanding. Reimbursement Obligations and

Letter of Credit Borrowings shall be deemed, for purposes of this definition, to be in favor of the Agent and not a participating Lender if such Lender has not made its Participation Advance in respect thereof and shall be deemed to be in favor of such Lender to the extent of its Participation Advance if it has made its Participation Advance in respect thereof.

Schedule of Subsidiaries and Assets shall mean the Schedule referred to in various subsections of Section 5 [Representations and Warranties].

Shares shall have the meaning assigned to that term in Section 5.1.2 [Capitalization and Ownership].

Standby Letter of Credit shall mean a Letter of Credit issued to support obligations of the Borrower, contingent or otherwise, which finance the working capital and business needs of the Borrower incurred in the ordinary course of business, but excluding any Letter of Credit under which the stated amount of such Letter of Credit increases automatically over time.

Subsidiary of any Person at any time shall mean (i) any corporation or trust of which 50% or more (by number of shares or number of votes) of the outstanding capital stock or shares of beneficial interest normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, (ii) any partnership of which such Person is a general partner or of which 50% or more of the partnership interests is at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries, (iii) any limited liability company of which such Person is a member or of which 50% or more of the limited liability company interests is at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries; (iv) any corporation, trust, partnership, limited liability company or other entity which is controlled or capable of being controlled by such Person or one or more of such Person’s Subsidiaries, or (v) any Joint Venture.

Subsidiary Shares shall have the meaning assigned to that term in Section 5.1.3 [Subsidiaries].

Taxes shall have the meaning assigned to that term in Section 4.8.1 [No Deductions].

Transferor Lender shall mean the selling Lender pursuant to an Assignment and Assumption Agreement.

USA Patriot Act shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

Waipio Asset shall mean the commercial retail center commonly known as Gentry Waipio Center located in Waipahu, Hawaii.

1.2 Construction.

Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents:

1.2.1 Number; Inclusion.

references to the plural include the singular, the plural, the part and the whole; “or” has the inclusive meaning represented by the phrase “and/or,” and “including” has the meaning represented by the phrase “including without limitation”;

1.2.2 Determination.

references to “determination” of or by the Agent or the Lenders shall be deemed to include good-faith estimates by the Agent or the Lenders (in the case of quantitative determinations) and good-faith beliefs by the Agent or the Lenders (in the case of qualitative determinations) and such determination shall be conclusive absent manifest error;

1.2.3 Agent’s Discretion and Consent.

whenever the Agent or the Lenders are granted the right herein to act in its or their sole discretion or to grant or withhold consent such right shall be exercised in good faith;

1.2.4 Documents Taken as a Whole.

the words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document;

1.2.5 Headings.

the section and other headings contained in this Agreement or such other Loan Document and the Table of Contents (if any), preceding this Agreement or such other Loan Document are for reference purposes only and shall not control or affect the construction of this Agreement or such other Loan Document or the interpretation thereof in any respect;

1.2.6 Implied References to this Agreement.

article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified;

1.2.7 Persons.

reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement or such other Loan Document, as the case may be, and reference to a Person in a particular capacity excludes such Person in any other capacity;

1.2.8 Modifications to Documents.

reference to any agreement (including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto), document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated;

1.2.9 From, To and Through.

relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; and

1.2.10 Shall; Will.

references to “shall” and “will” are intended to have the same meaning.

1.3 Accounting Principles.

Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Section 7.2 [Negative Covenants] (and all defined terms used in the definition of any accounting term used in Section 7.2) shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing the Annual Statements referred to in Section 5.1.9((i)) [Historical Statements]. In the event of any change after the date hereof in GAAP, and if such change would result in the inability to determine compliance with the financial covenants set forth in Section 7.2 [Negative Covenants] based upon the Borrower’s regularly prepared financial statements by reason of the preceding sentence, then the parties hereto agree to endeavor, in good faith, to agree upon an amendment to this Agreement that would adjust such financial covenants in a manner that would not affect the substance thereof, but would allow compliance therewith to be determined in accordance with the Borrower’s financial statements at that time.

2. REVOLVING CREDIT FACILITY

2.1 Commitments.

Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Lender severally agrees to make Loans in either Dollars or one or more Optional Currencies to the Borrower at any time or from time to time on or after the date hereof to (but not including) the Expiration Date, provided that (i) after giving effect to each such Loan the aggregate Dollar Equivalent amount of Loans from such Lender shall not exceed such Lender’s Commitment minus such Lender’s Ratable Share of Dollar Equivalent Amount of the Letters of Credit Outstanding, (ii) the Dollar Equivalent Amount of Loans in Optional Currencies shall not exceed $20,000,000 (the “Optional Currency Sublimit”), (iii) no Loan to which the Base Rate Option Applies shall be made in an Optional Currency and (iv) subject to Section 4.5.1 hereof, Facility Usage shall not exceed the aggregate Commitments of all Lenders. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1 [Commitments].

2.2 Nature of Lenders’ Obligations with Respect to Loans.

Each Lender shall be obligated to participate in each request for Loans pursuant to Section 2.4 [Loan Requests] in accordance with its Ratable Share. The aggregate Dollar Equivalent amount of each Lender’s Loans outstanding hereunder to the Borrower at any time shall never exceed its Commitment minus its Ratable Share of Dollar Equivalent amount of the Letters of Credit Outstanding, subject to Section 4.5.2 [Currency Fluctuations]. The obligations of each Lender hereunder are several. The failure of any Lender to perform its obligations hereunder shall not affect the Obligations of the Borrower to any other party nor shall any other party be liable for the failure of such Lender to perform its obligations hereunder. The Lenders shall have no obligation to make Loans hereunder on or after the Expiration Date.

2.3 Commitment Fees.

Accruing from the date hereof until the Expiration Date, the Borrower agrees to pay to the Agent in Dollars for the ratable account of each Lender, based on the Average Non-Usage, a nonrefundable commitment fee (the “Commitment Fee”), computed at the following rates per annum:

Average Non-Usage	Fee Rate
less than or equal to 50% of the Commitments	0.20%
greater than 50% of the Commitments	0.10%

The Commitment Fee shall be computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed and shall be payable in arrears on the first Business Day of each January, April, July and October after the date hereof and on the Expiration Date or upon acceleration of the Notes.

2.4 Loan Requests.

Except as otherwise provided herein, the Borrower may from time to time prior to the Expiration Date request the Lenders to make Loans, or renew or convert the Interest Rate Option applicable to existing Loans pursuant to Section 3.2 [Interest Periods], by delivering to the Agent, not later than 10:00 a.m., Pittsburgh time, (i) three (3) Business Days prior to the proposed Borrowing Date with respect to the making of Loans in Dollars to which the Euro-Rate Option applies or the conversion to or the renewal of the Euro-Rate Option for any Loans and four(4) Business Days prior to the proposed Borrowing Date with respect to the making of Loans in an Optional Currency or the date of conversion to or renewal of the Euro-Rate Option for Loans in and Optional Currency; and (ii) the proposed Borrowing Date with respect to the making of a Loan to which the Base Rate Option applies or the last day of the preceding Interest Period with respect to the conversion to the Base Rate Option for any Loan, of a duly completed request therefor substantially in the form of Exhibit 2.4 or a request by telephone immediately confirmed in writing by letter, facsimile or telex in such form (each, a “Loan Request”), it being understood that the Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Loan Request shall be irrevocable and shall specify (i) the proposed Borrowing Date; (ii) the aggregate amount of the proposed Loans (expressed in the currency in which such Loans shall be funded and also as a Dollar Equivalent if such Loans shall be funded in an Optional Currency) comprising each Borrowing Tranche, the Dollar Equivalent amount of which shall be in integral multiples of $500,000 and not less than $500,000 for each Borrowing Tranche to which the Euro-Rate Option applies and not less than the lesser of $500,000 or the maximum amount available for Borrowing Tranches to which the Base Rate Option applies; (iii) whether the Euro-Rate Option or Base Rate Option shall apply to the proposed Loans comprising the applicable Borrowing Tranche; (iv) the currency in which such Loans shall be funded if the Borrower is electing the Euro-Rate Option; and (v) in the case of a Borrowing Tranche to which the Euro-Rate Option applies, an appropriate Interest Period for the Loans comprising such Borrowing Tranche.

2.5 Making Loans.

The Agent shall, promptly after receipt by it of a Loan Request pursuant to Section 2.4 [Loan Requests], notify the Lenders of its receipt of such Loan Request specifying: (i) the proposed Borrowing Date and the time and method of disbursement of the Loans requested thereby; (ii) the amount and type of each such Loan and the applicable Interest Period (if any); and (iii) the apportionment among the Lenders of such Loans as determined by the Agent in accordance with Section 2.2 [Nature of Lenders’ Obligations]. Each Lender shall remit the principal amount of each Loan to the Agent such that the Agent is able to, and the Agent shall, to the extent the Lenders have made funds available to it for such purpose and subject to

Section 6.2 [Each Additional Loan], fund such Loans to the Borrower in U.S. Dollars and immediately available funds at the Principal Office prior to 2:00 p.m., Pittsburgh time, on the applicable Borrowing Date, provided that if any Lender fails to remit such funds to the Agent in a timely manner, the Agent may elect in its sole discretion to fund with its own funds the Loans of such Lender on such Borrowing Date, and such Lender shall be subject to the repayment obligation in Section 9.15 [Availability of Funds].

2.6 Notes.

The Obligation of the Borrower to repay the aggregate unpaid principal amount of the Loans made to it by each Lender, together with interest thereon, shall be evidenced by a Note dated the Closing Date payable to the order of such Lender in a face amount equal to the Commitment of such Lender.

2.7 Use of Proceeds.

The proceeds of the Loans shall be used as set forth in the recitals, including, without limitation, the payment of redemptions and dividends in accordance with the terms hereof.

2.8 Increase in Commitments.

The Borrower may from time to time request an increase in the amount of the Commitments provided that neither any existing Lender nor the Agent shall be under any obligation to increase its existing Commitment and any decision to increase its Commitment shall be in such Lender’s or the Agent’s sole discretion and provided further that:

(i) any such increase shall not cause the total amount of the Commitments to exceed $70,000,000 and shall be in increments of not less than $5,000,000,

(ii) the Net Asset Value shall have been equal to or exceeded $300,000,000 as reported on either (A) the most recent Compliance Certificate delivered by the Borrower pursuant to Section 7.3.4 [Certificate of the Borrower]or (B) an updated Compliance Certificate delivered in connection with the request for the increase in the amount of the Commitments,

(iii) if such increase is provided by a new Lender such Lender shall be subject to the approval of the Borrower, which shall not be unreasonably withheld, and the Agent and such new lender shall execute a Lender Joinder,

(iv) the Borrower shall pay to the Agent for the ratable benefit of Lenders providing such increase (whether such Lender is an existing Lender or a new Lender) a fee in an amount to be determined,

(v) if such Commitment is provided by either a new Lender, or by one more of the existing Lenders but not ratably by all of the existing Lenders, then the Borrower shall repay all of the Loans, subject to the Borrower’s obligation under 4.6.2 [Indemnity], on the effective date of the increase and re-borrow on such date; the Lenders shall participate in the new Loans made on such date ratably according to their Commitments as modified on such date, and

(vi) the Borrower may not request an increase pursuant to this Section 2.8 [Increase in Commitments] if the Borrower: (1) has previously requested an increase pursuant to this Section 2.8 [Increase in Commitments], and (2) has not extended the Expiration Date pursuant to Section 2.10 [Extension by Lenders of the Expiration Date].

2.9 Reduction of Commitment.

The Borrower shall have the right at any time and from time to time upon five (5) Business Days’ prior written notice to the Agent to permanently reduce, in whole multiples of $5,000,000 of principal, or terminate the Commitment without penalty or premium, except as hereinafter set forth, provided that any such reduction or termination shall be accompanied by (a) the payment in full of any Commitment Fee then accrued on the amount of such reduction or termination, (b) prepayment of the Notes, together with the full amount of interest accrued on the principal sum to be prepaid (and all amounts referred to in Section 4.6.2 [Indemnity]), to the extent that the aggregate amount thereof then outstanding exceeds the Commitment as so reduced or terminated and (c) a corresponding pro-rata reduction in the Optional Currency Sublimit and the Letter of Credit Sublimit and a corresponding prepayment of Loans denominated in an Optional Currency and cash collateralization of outstanding Letters of Credit to the extent that the aggregate amount thereof then outstanding exceeds the Optional Currency Sublimit or Letter of Credit Sublimit, as so reduced or terminated. From the effective date of any such reduction or termination the obligations of Borrower to pay the Commitment Fee pursuant to Section 2.3 [Commitment Fees] shall correspondingly be reduced or cease.

2.10 Extension by Lenders of the Initial Expiration Date.

At any time during the period (the “Permitted Extension Request Period”) which begins 120 days before the Initial Expiration Date (excluding any subsequent Expiration Date]) and ends 60 days before such Expiration Date, the Borrower may request a one-year extension of the Expiration Date subject to the following terms and conditions:

(i) The Borrower shall deliver a written notice of such request (the “Extension Request”) to the Agent during the Permitted Extension Request Period,

(ii) There shall exist no Potential Defaults or Events of Default on the date of such request and (with respect to any financial covenants which are measured on a quarterly basis) as of the date of the last Quarterly Compliance Certificate delivered by the Borrower hereunder, and Borrower shall have delivered a certificate to the Agent to such effect;

(iii) Borrower shall deliver together with its request

(A) a pro forma Compliance Certificate dated as of the date of such request evidencing that the Borrower shall be in compliance with its covenants hereunder (after giving effect to the covenants in Sections 7.2.15 [Maximum Indebtedness to Gross Asset Value] and 7.2.16 [ Minimum Adjusted Net Operating Income]); and

(B) an updated Schedule of Subsidiaries and Assets; and

(iv) The Borrower shall pay to the Agent for the ratable benefit of the Lenders on the effective date of such extension a fee in an amount equal to 0.125% of the total Commitments then in effect.

2.11 Letter of Credit Subfacility.

2.11.1 Issuance of Letters of Credit.

Borrower may request the issuance of a letter of credit (each a “Letter of Credit”) on behalf of itself or one of its Subsidiaries (provided that if it is issued on behalf of a Subsidiary, (1) the Borrower shall be applicant and (2) it is acknowledged and agreed that Borrower is obligated to reimburse the Agent and the Lenders under the terms of this Section 2.11 [Letter of Credit Subfacility] for any such Letter of Credit) by delivering to the Agent a completed application and agreement for letters of credit in such form as the Agent may specify from time to time by no later than 10:00 a.m., Pittsburgh time, at least five (5) Business Days, or such shorter period as may be agreed to by the Agent, in advance of the proposed date of issuance. Each Letter of Credit shall be a Standby Letter of Credit and may not be a Commercial Letter of Credit) and may be denominated in either Dollars or an Optional Currency. Subject to the terms and conditions hereof and in reliance on the agreements of the other Lenders set forth in this Section 2.11.1 [Issuance of Letters of Credit], the Agent or any of the Agent’s Affiliates will issue a Letter of Credit provided that each Letter of Credit shall (A) have a maximum maturity of twelve (12) months from the date of issuance, and (B) in no event expire later than 10 calendar days prior to the Expiration Date and providing that in no event shall (i) the Dollar Equivalent amount of Letters of Credit Outstanding exceed, at any one time, $10,000,000 (the “Letter of Credit Sublimit”) or (ii) the Dollar Equivalent Facility Usage exceed, at any one time, the Commitments.

Subject to the terms and conditions of this Agreement, each of the Letters of Credit listed on Schedule 2.11.1, shall from and after the date hereof be deemed to be a Letter of Credit issued under and pursuant to the terms of this Agreement.

2.11.2 Letter of Credit Fees.

The Borrower shall pay in dollars (i) to the Agent for the ratable account of the Lenders a fee (the “Letter of Credit Fee”) equal to the Applicable Margin applicable to Loans under the Euro-Rate Option, and (ii) to the Agent for its own account a fronting fee equal to 1/8% per annum (computed on the basis of a year of 360 days and actual days elapsed), which fees shall be computed on the daily average Dollar Equivalent amount of Letters of Credit Outstanding and shall be payable quarterly in arrears commencing with the first Business Day of each April, July, October and January following issuance of each Letter of Credit and on the Expiration Date. The Borrower shall also pay to the Agent in Dollars for the Agent’s sole account the Agent’s then in effect customary fees and administrative expenses payable with respect to the Letters of Credit as the Agent may generally charge or incur from time to time in connection with the issuance, maintenance, modification (if any), assignment or transfer (if any), negotiation, and administration of Letters of Credit.

2.11.3 Disbursements, Reimbursement.

2.11.3.1 Immediately upon the Issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Agent a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Ratable Share of the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively.

2.11.3.2 In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Agent will promptly notify the Borrower. Provided that it shall have received such notice, the Borrower shall reimburse (such obligation to reimburse the Agent shall sometimes be referred to as a “Reimbursement Obligation”) the Agent in Dollars prior to 12:00 noon, Pittsburgh time on each date that an amount is paid by the Agent under any Letter of Credit (each such date, an “Drawing Date”) in an amount equal to the Dollar Equivalent amount so paid by the Agent. In the event the Borrower fails to reimburse the Agent for the full Dollar Equivalent amount of any drawing under any Letter of Credit by 12:00 noon, Pittsburgh time, on the Drawing Date, the Agent will promptly notify each Lender thereof, and the Borrower shall be deemed to have requested that Loans be made by the Lenders in Dollars under the Base Rate Option to be disbursed on the Drawing Date under such Letter of Credit, subject to the amount of the unutilized portion of the Commitment and subject to the conditions set forth in Section 6.2 [Each Additional Loan] other than any notice requirements. Any notice given by the Agent pursuant to this Section 2.11.3.2 may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

2.11.3.3 Each Lender shall upon any notice pursuant to Section 2.11.3.2 make available to the Agent an amount in Dollars in immediately available funds equal to its Ratable Share of the Dollar Equivalent amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.11.3.4) each be deemed to have made a Loan in

Dollars under the Base Rate Option to the Borrower in that amount. If any Lender so notified fails to make available in Dollars to the Agent for the account of the Agent the amount of such Lender’s Ratable Share of such Dollar Equivalent amount by no later than 2:00 p.m., Pittsburgh time on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Loans under the Base Rate Option on and after the fourth day following the Drawing Date. The Agent will promptly give notice of the occurrence of the Drawing Date, but failure of the Agent to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligation under this Section 2.11.3.3.

2.11.3.4 With respect to any unreimbursed drawing that is not converted into Loans under the Base Rate Option to the Borrower in whole or in part as contemplated by Section 2.11.3.2, because of the Borrower’s failure to satisfy the conditions set forth in Section 6.2 [Each Additional Loan] other than any notice requirements or for any other reason, the Borrower shall be deemed to have incurred from the Agent a borrowing (each a “Letter of Credit Borrowing”) in Dollars in the Dollar Equivalent amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to the Loans under the Base Rate Option. Each Lender’s payment to the Agent pursuant to Section 2.11.3.3 shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a “Participation Advance” from such Lender in satisfaction of its participation obligation under this Section 2.11.3 [Disbursements, Reimbursement].

2.11.4 Repayment of Participation Advances.

2.11.4.1 Upon (and only upon) receipt by the Agent for its account of immediately available funds from the Borrower (i) in reimbursement of any payment made by the Agent under the Letter of Credit with respect to which any Lender has made a Participation Advance to the Agent, or (ii) in payment of interest on such a payment made by the Agent under such a Letter of Credit, the Agent will pay to each Lender, in the same funds as those received by the Agent, the amount of such Lender’s Ratable Share of such funds, except the Agent shall retain the amount of the Ratable Share of such funds of any Lender that did not make a Participation Advance in respect of such payment by Agent.

2.11.4.2 If the Agent is required at any time to return to the Borrower, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of the payments made by the Borrower to the Agent pursuant to Section 2.11.4.1 in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Lender shall, on demand of the Agent, forthwith return to the Agent the amount of its Ratable Share of any amounts so returned by the Agent plus interest thereon from the date such demand is made to the date such amounts are returned by such Lender to the Agent, at a rate per annum equal to the Federal Funds Effective Rate in effect from time to time.

2.11.5 Documentation.

The Borrower agrees to be bound by the terms of the Agent’s application and agreement for letters of credit and the Agent’s written regulations and customary practices relating to letters of credit, though such interpretation may be different from the Borrower’s own. In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct, the Agent shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following the Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

2.11.6 Determinations to Honor Drawing Requests.

In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the Agent shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

2.11.7 Nature of Participation and Reimbursement Obligations.

Each Lender’s obligation in accordance with this Agreement to make the Loans or Participation Advances, as contemplated by Section 2.11.3 [Disbursements, Reimbursement], as a result of a drawing under a Letter of Credit, and the Obligations of the Borrower to reimburse the Agent upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.11.7 [Nature of Participation and Reimbursement Obligations] under all circumstances, including the following circumstances:

(i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Agent or any of its Affiliates, the Borrower or any other Person for any reason whatsoever;

(ii) the failure of the Borrower or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in Section 2.1 [ Commitments], 2.4 [ Loan Requests], 2.5 [Making Loans] or 6.2 [Each Additional Loan] or as otherwise set forth in this Agreement for the making of a Loan, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Advances under Section 2.11.3 [Disbursements, Reimbursement];

(iii) any lack of validity or enforceability of any Letter of Credit;

(iv) any claim of breach of warranty that might be made by the Borrower or any Lender against any beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, crossclaim, defense or other right which the Borrower or any Lender may have at any time against a beneficiary, successor beneficiary any transferee or assignee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the Agent or its Affiliates or any Lender or any other Person or, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrower or Subsidiaries of the Borrower and the beneficiary for which any Letter of Credit was procured);

(v) the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provisions of services relating to a Letter of Credit, in each case even if the Agent or any of the Agent’s Affiliates has been notified thereof;

(vi) payment by the Agent or any of its Affiliates under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(vii) the solvency of, or any acts of omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii) any failure by the Agent or any of Agent’s Affiliates to issue any Letter of Credit in the form requested by the Borrower, unless the Agent has received written notice from the Borrower of such failure within three Business Days after the Agent shall have furnished the Borrower a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Borrower or Subsidiaries of the Borrower;

(x) any breach of this Agreement or any other Loan Document by any party thereto;

(xi) the occurrence or continuance of an Insolvency Proceeding with respect to the Borrower;

(xii) the fact that an Event of Default or a Potential Default shall have occurred and be continuing;

(xiii) the fact that the Expiration Date shall have passed or this Agreement or the Commitments hereunder shall have been terminated; and

(xiv) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

2.11.8 Indemnity.

In addition to amounts payable as provided in Section 9.5 [Reimbursement of Agent by Borrower, Etc.], the Borrower hereby agrees to protect, indemnify, pay and save harmless the Agent and any of Agent’s Affiliates that has issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which the Agent or any of Agent’s Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of (A) the gross negligence or willful misconduct of the Agent as determined by a final judgment of a court of competent jurisdiction or (B) the wrongful dishonor by the Agent or any of Agent’s Affiliates of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions herein called “Governmental Acts”).

2.11.9 Liability for Acts and Omissions.

As between the Borrower and the Agent, or the Agent’s Affiliates, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Agent shall not be responsible for any of the following including any losses or damages to the Borrower or other Person or property relating therefrom: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the Agent or the Agent’s Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of the Borrower against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Agent or the Agent’s Affiliates, as applicable, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of the Agent’s or the Agent’s Affiliates rights or powers hereunder. Nothing in the preceding sentence shall relieve the Agent from liability for the Agent’s gross negligence or willful misconduct in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall the Agent or the Agent’s Affiliates be liable to the Borrower for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, the Agent and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by the Agent or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the Agent or its Affiliate; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Agent or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject to such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the Agent or the Agent’s Affiliates under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put the Agent or the Agent’s Affiliates under any resulting liability to the Borrower or any Lender.

2.12 Utilization of Commitments in Optional Currencies.

2.12.1 Periodic Computations of Dollar Equivalent Amounts of Loans and Letters of Credit.

The Agent will determine the Dollar Equivalent amount of (i) proposed Loans or Letters of Credit to be denominated in an Optional Currency as of the requested Borrowing Date or date of issuance, as the case may be, (ii) outstanding Loans or Letters of

Credit Outstanding denominated in an Optional Currency as of the last Business Day of each month, and (iii) outstanding Loans denominated in an Optional Currency as of the end of each Interest Period (each such date under clauses (i) through (iii), a “Computation Date”).

2.12.2 Notices from Lenders That Optional Currencies Are Unavailable to Fund New Loans.

The Lenders shall be under no obligation to make the Loans requested by the Borrower which are denominated in an Optional Currency if any Lender notifies the Agent by 5:00 p.m. (Pittsburgh time) four (4) Business Days prior to the Borrowing Date for such Loans that such Lender cannot provide its share of such Loans in such Optional Currency. In the event the Agent timely receives a notice from a Lender pursuant to the preceding sentence, the Agent will notify the Borrower no later than 12:00 noon (Pittsburgh time) three (3) Business Days prior to the Borrowing Date for such Loans that the Optional Currency is not then available for such Loans, and the Agent shall promptly thereafter notify the Lenders of the same. If the Borrower receives a notice described in the preceding sentence, the Borrower may, by notice to the Agent not later than 5:00 p.m. (Pittsburgh time) three (3) Business Days prior to the Borrowing Date for such Loans, withdraw the Loan Request for such Loans. If the Borrower withdraws such Loan Request, the Agent will promptly notify each Lender of the same and the Lenders shall not make such Loans. If the Borrower does not withdraw such Loan Request before such time, (i) the Borrower shall be deemed to have requested that the Loans referred to in its Loan Request shall be made in Dollars in an amount equal to the Dollar Equivalent amount of such Loans and shall bear interest under the Base Rate Option, and (ii) the Agent shall promptly deliver a notice to each Lender stating: (A) that such Loans shall be made in Dollars and shall bear interest under the Base Rate Option or, if Borrower requests within 3 Business Days prior to the proposed Borrowing Date that such Loans bear interest at the Euro Rate and specifies the Interest Period therefore, such Loans shall bear interest at the Euro Rate, (B) the aggregate amount of such Loans, and (C) such Lender’s Pro Rata Share of such Loans.

2.12.3 Notices from Lenders That Optional Currencies Are Unavailable to Fund Renewals of Euro-Rate Option.

If the Borrower delivers a Loan Request requesting that the Lenders renew the Euro-Rate Option with respect to an outstanding Borrowing Tranche of Loans denominated in an Optional Currency, the Lenders shall be under no obligation to renew such Euro-Rate Option if any Lender delivers to the Agent a notice by 5:00 p.m. (Pittsburgh time) four (4) Business Days prior to the effective date of such renewal that such Lender cannot continue to provide Loans in such Optional Currency. In the event the Agent timely receives a notice from a Lender pursuant to the preceding sentence, the Agent will notify the Borrower no later than 12:00 noon (Pittsburgh time) three (3) Business Days prior to the renewal date that the renewal of such Loans in such Optional Currency is not then available, and the Agent shall promptly thereafter notify the Lenders of the same. If the Agent shall have so notified the Borrower that any such continuation of Optional Currency Loans is not then available, any notice of renewal with respect thereto shall be deemed withdrawn, and such Optional Currency Loans shall be redenominated into Base Rate Loans in Dollars with effect from the last day of the Interest Period with respect to any such Optional Currency Loans. The Agent will promptly notify the Borrower and the Lenders of any such redenomination, and in such notice, the Agent will state the aggregate Dollar Equivalent amount of the redenominated Optional Currency Loans as of the Computation Date with respect thereto and such Lender’s Ratable Share thereof.

2.13 Currency Repayments.

Notwithstanding anything contained herein to the contrary, the entire amount of principal of and interest on any Loan made in an Optional Currency shall be repaid in the same Optional Currency in which such Loan was made, provided, however, that if it is impossible or illegal for Borrower to effect payment of a Loan in the Optional Currency in which such Loan was made, or if Borrower defaults in its obligations to do so, the Required Lenders may at their option permit such payment to be made (i) at and to a different location, subsidiary, affiliate or correspondent of Agent, or (ii) in the Equivalent Amount of Dollars or (iii) in an Equivalent Amount of such other currency (freely convertible into Dollars) as the Required Lenders may solely at their option designate. Upon any events described in (i) through (iii) of the preceding sentence, Borrower shall make such payment and Borrower agrees to hold each Lender harmless from and against any loss incurred by any Lender arising from the cost to such Lender of any premium, any costs of exchange, the cost of hedging and covering the Optional Currency in which such Loan was originally made, and from any change in the value of Dollars, or such other currency, in relation to the Optional Currency that was due and owing. Such loss shall be calculated for the period commencing with the first day of the Interest Period for such Loan and continuing through the date of payment thereof. Without prejudice to the survival of any other agreement of Borrower hereunder, Borrower’s obligations under this Section 2.13 [Currency Repayments] shall survive termination of this Agreement.

2.14 Optional Currency Amounts.

Notwithstanding anything contained herein to the contrary, Agent may, with respect to notices by Borrower for Loans in an Optional Currency or voluntary prepayments of less than the full amount of an Optional Currency Borrowing Tranche, engage in reasonable rounding of the Optional Currency amounts requested to be loaned or repaid; and, in such event, Agent shall promptly notify Borrower and the Lenders of such rounded amounts and Borrower’s request or notice shall thereby be deemed to reflect such rounded amounts.

3. INTEREST RATES

3.1 Interest Rate Options.

The Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Loans as selected by it from the Base Rate Option or Euro-Rate Option set forth below applicable to the Loans except that no Loan to which a Base Rate shall apply may be made in an Optional Currency, it being understood that, subject to the provisions of this Agreement, the Borrower may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Loans comprising different Borrowing Tranches and may at any time up to the Final Payment Date (subject to the terms herein) convert to or renew one or more Interest Rate Options with respect to all or any portion of the Loans comprising any Borrowing Tranche, provided that there shall not be at any one time outstanding more than five (5) Borrowing Tranches in the aggregate among all of the Loans. If at any time the designated rate applicable to any Loan made by any Lender exceeds such Lender’s highest lawful rate, the rate of interest on such Lender’s Loan shall be limited to such Lender’s highest lawful rate. Interest on the principal amount of each Loan made in an Optional Currency shall be paid by the Borrower in such Optional Currency.

3.1.1 Base Rate Option:

A fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or

3.1.2 Euro-Rate Option:

A rate per annum (computed on the basis of a year of 360 days and actual days elapsed; provided, that for Loans made in an Optional Currency for which a 365-day basis is the only market practice available to the Agent, such rate shall be calculated on the basis of a year of 365 or 366 days, as the case may be for the actual days elapsed) equal to the Euro-Rate plus the Applicable Margin.

3.1.3 Rate Quotations.

The Borrower may call the Agent on or before the date on which a Loan Request is to be delivered to receive an indication of the interest rates and the applicable currency exchange rates then in effect, but it is acknowledged that such projection shall not be binding on the Agent or the Lenders nor affect the rate of interest or the calculation of Equivalent Amounts which thereafter are actually in effect when the election is made.

3.2 Interest Periods.

At any time when the Borrower shall select, convert to or renew a Euro-Rate Option, the Borrower shall notify the Agent thereof by delivering a Loan Request at least four (4) Business Days prior to the effective date of such Interest Rate Option, with respect to an Optional Currency Loan, and three (3) Business Days prior to the effective date of such Interest Rate Option with respect to a Dollar Loan. The notice shall specify an Interest Period during which such Interest Rate Option shall apply. Notwithstanding the preceding sentence, in the case of the renewal of a Euro-Rate Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day

3.3 Interest After Default.

To the extent permitted by Law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived:

3.3.1 Interest Rate.

the Letter of Credit Fees payable under clause (i) of Section 2.11.2 [Letter of Credit Fees] (but not the fronting fees) and the rate of interest for each Loan otherwise applicable pursuant to Section 2.11.2 [Letter of Credit Fees] or Section 3 [Interest Rate Options], respectively, shall be increased by 2.0% per annum; and

3.3.2 Other Obligations.

each other Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the rate of interest applicable under the Base Rate Option plus an additional 3.0% per annum from the time such Obligation becomes due and payable and until it is paid in full.

3.3.3 Acknowledgment.

The Borrower acknowledges that the increase in rates referred to in this Section 3.3 [Acknowledgment] reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Lenders are entitled to additional compensation for such risk; and all such interest shall be payable by Borrower upon demand by Agent.

3.4 Euro-Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available.

3.4.1 Unascertainable.

If on any date on which a Euro-Rate would otherwise be determined, the Agent shall have determined that:

(i) adequate and reasonable means do not exist for ascertaining such Euro-Rate, or

(ii) a contingency has occurred which materially and adversely affects the London interbank eurodollar market relating to the Euro-Rate, the Agent shall have the rights specified in Section 3.4.3 [Agent’s and Lenders’ Rights].

3.4.2 Illegality; Increased Costs; Deposits Not Available.

If at any time any Lender shall have determined that:

(i) the making, maintenance or funding of any Loan to which a Euro-Rate Option applies has been made impracticable or unlawful by compliance by such Lender in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), or

(ii) such Euro-Rate Option will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any such Loan, or

(iii) after making all reasonable efforts, deposits of the relevant amount in Dollars or in the Optional Currency (as applicable) for the relevant Interest Period for a Loan, or to banks generally, to which a Euro-Rate Option applies, respectively, are not available to such Lender with respect to such Loan, or to banks generally, in the interbank eurodollar market, then the Agent shall have the rights specified in Section 3.4.3 [Agent’s and Lenders’ Rights].

3.4.3 Agent’s and Lender’s Rights.

In the case of any event specified in Section 3.4.1 [Unascertainable] above, the Agent shall promptly so notify the Lenders and the Borrower thereof, and in the case of an event specified in Section 3.4.2 [Illegality; Increased Costs; Deposits Not Available] above, such Lender shall promptly so notify the Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Agent shall promptly send copies of such notice and certificate to the other Lenders and the Borrower. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (A) the Lenders, in the case of such notice given by the Agent, or (B) such Lender, in the case of such notice given by such Lender, to allow the Borrower to select, convert to or renew a Euro-Rate Option or select an Optional Currency (as applicable) shall be suspended until the Agent shall have later notified the Borrower, or such Lender shall have later notified the Agent, of the Agent’s or such Lender’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist. If at any time the Agent makes a determination under Section 3.4.1 [Unascertainable] and the Borrower has previously notified the Agent of its selection of, conversion to or renewal of a Euro-Rate Option and such Interest Rate Option has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such Loans. If any Lender notifies the Agent of a determination under Section 3.4.2 [Illegality; Increased Costs; Deposits Not Available], the Borrower shall, subject to the Borrower’s indemnification Obligations under Section 4.6.2 [Indemnity], as to any Loan of the Lender to which a Euro-Rate Option applies, on the date specified in such notice either (i) as applicable, convert such Loan to the Base Rate Option otherwise available with respect to such Loan or select a Loan denominated in Dollars or (ii) prepay such Loan in accordance with Section 4.4 [Voluntary Prepayments].

Absent due notice from the Borrower of conversion or prepayment, such Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Loan upon such specified date.

3.5 Selection of Interest Rate Options.

If the Borrower fails to select a new Interest Period within three (3) days prior to eth expiration of an existing Interest Period to apply to any Borrowing Tranche of Loans under the Euro-Rate Option at the expiration of such existing Interest Period applicable to such Borrowing Tranche in accordance with the provisions of Section 3.2 [Interest Periods], the Borrower shall be deemed to have converted such Borrowing Tranche to the Base Rate Option, commencing upon the last day of the existing Interest Period.

4. PAYMENTS

4.1 Payments.

All payments and prepayments to be made in respect of principal, interest, Letter of Credit Fees, Commitment Fees, Optional Currency Loan Processing Fees (as defined in the Agent’s Letter) or other fees or amounts due from the Borrower hereunder shall be payable prior to 11:00 a.m., Pittsburgh time, on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue. Such payments shall be made to the Agent at the Principal Office for the ratable accounts of the Lenders with respect to the Loans in U.S. Dollars except that payments of principal or interest shall be made in the currency in which such Loan was made, and in immediately available funds, and the Agent shall promptly distribute such amounts to the Lenders in immediately available funds, provided that in the event payments are received by 11:00 a.m., Pittsburgh time, by the Agent with respect to the Loans and such payments are not distributed to the Lenders on the same day received by the Agent, the Agent shall pay the Lenders the Federal Funds Effective Rate in the case of Loans or other amounts due in Dollars, or the Overnight Rate in the case of Loans or other amounts due in an Optional Currency, with respect to the amount of such payments for each day held by the Agent and not distributed to the Lenders. The Agent’s and each Lender’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement (including the Equivalent Amounts of the applicable currencies where such computations are required) and shall be deemed an “account stated.”

4.2 Pro Rata Treatment of Lenders.

Each borrowing shall be allocated to each Lender according to its Ratable Share, and each selection of, conversion to or renewal of any Interest Rate Option and each payment or prepayment by the Borrower with respect to principal, interest, Letter of Credit Fee, Commitment Fees or other fees (except for the fees contained in the Agent’s Letter and the Optional Currency Loan Processing Fee) or amounts due from the Borrower hereunder to the Lenders with respect to the Loans, shall (except as provided in Section 3.4.3 [Agent’s and Lender’s Rights] in the case of an event specified in Section 3.4 [Euro-Rate Unascertainable; Etc.], 4.4.2 [Replacement of a Lender] or 4.6 [Additional Compensation in Certain Circumstances]) be made in proportion to the applicable Loans outstanding from each Lender and, if no such Loans are then outstanding, in proportion to the Ratable Share of each Lender.

4.3 Interest Payment Dates.

Interest on the Loans shall be due and payable in the currency in which such Loan was made in arrears on the first Business Day of each month, beginning January, 2006, and on the Expiration Date or upon acceleration of the Notes. Interest on the principal amount of each Loan or other monetary Obligation shall be due and payable in the currency in which such Loan was made on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated maturity date, upon acceleration or otherwise).

4.4 Voluntary Prepayments.

4.4.1 Right to Prepay.

The Borrower shall have the right at its option from time to time to prepay the Loans in whole or part without premium or penalty (except as provided in Section 4.4.2 [Replacement of a Lender] below or in Section 4.6 [Additional Compensation in Certain Circumstances]) in the currency in which such Loan was made:

(i) at any time with respect to any Loan to which the Base Rate Option applies,

(ii) on the last day of the applicable Interest Period with respect to Loans to which a Euro-Rate Option applies; provided that the Borrower pays to the Agent for the benefit of the Lenders any indemnity referred to in Section 4.6.2(i) [Indemnity] (sometimes referred to as “breakage costs”) incurred by the Lenders in connection with a prepayment of a Loan to which a Euro-Rate Option applies, the Borrower shall be permitted to prepay such Loan on any other day during the applicable Interest Period,

(iii) on the date specified in a notice by any Lender pursuant to Section 3.4 [Euro-Rate Unascertainable, Etc.] with respect to any Loan to which a Euro-Rate Option applies.

Whenever the Borrower desires to prepay any part of the Loans, it shall provide a prepayment notice to the Agent by 1:00 p.m. at least one (1) Business Day prior to the date of prepayment of Loans setting forth the following information:

(x) the date, which shall be a Business Day, on which the proposed prepayment is to be made;

(y) a statement indicating to which Loan(s) the prepayment is to be applied; and

(z) the total principal amount and currency of such prepayment, the Dollar Equivalent amount of which shall not be less than $1,000,000.

All prepayment notices shall be irrevocable. The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount except with respect to Loans to which the Base Rate Option applies, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. Except as provided in Section 3.4.3 [Agent’s and Lender’s rights], if the Borrower prepays a Loan but fails to specify the applicable Borrowing Tranche which the Borrower is prepaying, the prepayment shall be applied first to Loans to which the Base Rate Option applies, then to Loans to which the Euro-Rate Option applies. Any prepayment hereunder shall be subject to the Borrower’s Obligation to indemnify the Lenders under Section 4.6.2 [Indemnity].

4.4.2 Replacement of a Lender.

In the event any Lender (i) gives notice under Section 3.4 [Euro-Rate Unascertainable, Etc.] or Section 4.6.1 [Increased Costs, Etc.], (ii) does not fund Loans because the making of such Loans would contravene any Law applicable to such Lender, or (iii) becomes subject to the control of an Official Body (other than normal and customary supervision), then the Borrower shall have the right at its option, with the consent of the Agent, which shall not be unreasonably withheld, delayed or conditioned, to prepay the Loans of such Lender in whole, together with all interest accrued thereon, and terminate such Lender’s Commitment within ninety (90) days after (x) receipt of such Lender’s notice under Section 3.4 [Euro-Rate Unascertainable, Etc.] or 4.6.1 [Increased Costs, Etc.], (y) the date such Lender has failed to fund Loans because the making of such Loans would contravene Law applicable to such Lender, or (z) the date such Lender became subject to the control of an Official Body, as applicable; provided that the Borrower shall also pay to such Lender at the time of such prepayment any amounts required under Section 4.6 [Additional Compensation in Certain Circumstances] and any accrued interest due on such amount and any related fees; provided, however, that the Commitment of such Lender shall be provided by one or more of the remaining Lenders or a replacement lender acceptable to the Agent; provided, further, the remaining Lenders shall have no obligation hereunder to increase their Commitments. Notwithstanding the foregoing, the Agent may only be replaced subject to the requirements of Section 9.14 [Successor Agent] provided that all Letters of Credit have expired or been terminated or replaced.

4.4.3 Change of Lending Office.

Each Lender agrees that upon the occurrence of any event giving rise to increased costs or other special payments under Section 3.4.2 [Illegality, Etc.] or 4.6.1 [Increased Costs, Etc.] with respect to such Lender, it will if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another Lending Office for any Loans affected by such event, provided that such designation is made on such terms that such Lender and its Lending Office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 4.4.3 [Change of Lending Office] shall affect or postpone any of the rights or Obligations of the Borrower or the rights or obligations of the Agent or any Lender provided in this Agreement.

4.5 Mandatory Prepayments.

4.5.1 Currency Fluctuations.

If on any Computation Date (i) the Dollar Equivalent Facility Usage is greater than 100% of the Commitments, (ii) the Dollar Equivalent of Loans in Optional Currencies shall exceed $20,000,000, or (iii) the Dollar Equivalent of outstanding Letters of Credit shall exceed $10,000,000, as a result of a change in exchange rates between one (1) or more Optional Currencies and Dollars, then the Agent shall notify the Borrower of the same. The Borrower shall within one Business Day after receiving such notice with respect to the circumstance identified in clause (i) of the preceding sentence or within three (3) Business Days after receiving such notice with respect to the circumstance identified in clause (ii) of the preceding sentence, pay or prepay Loans (subject to Borrower’s indemnity obligations under Sections 4.4 [Voluntary Prepayments] and 4.6 [Additional Compensation in Certain Circumstances]) such (a) that the Dollar Equivalent Facility Usage shall not exceed the aggregate Commitments after giving effect to such payments or prepayments or (b) that the Dollar Equivalent of Loans in Optional Currencies shall not exceed $20,000,000 after giving effect to such payments or prepayments, as applicable. The Borrower shall with respect to the circumstance identified in clause (iii) of the first sentence of this paragraph, shall Cash Collateralize the outstanding Letters of Credit to the extent of the amount by which the Dollar Equivalent of outstanding Letters of Credit exceeds $10,000,000.

4.5.2 Application Among Interest Rate Options.

All prepayments required pursuant to this Section 4.5 [Mandatory Prepayments] shall first be applied among the Interest Rate Options to the principal amount of the Loans subject to the Base Rate Option, then to Dollar Loans subject to a Euro-Rate Option and then to Optional Currency Loans subject to the Euro-Rate Option. In accordance with Section 4.6.2 [Indemnity], the Borrower shall indemnify the Lenders for any loss or expense, including loss of margin, incurred with respect to any such prepayments applied against Loans subject to a Euro-Rate Option on any day other than the last day of the applicable Interest Period.

4.6 Additional Compensation in Certain Circumstances.

4.6.1 Increased Costs or Reduced Return Resulting from Taxes, Reserves, Capital Adequacy Requirements, Expenses, Etc.

If any Law, guideline or interpretation or any change in any Law, guideline or interpretation or application thereof by any Official Body charged with the interpretation or administration thereof or compliance with any request or directive (whether or not having the force of Law) of any central bank or other Official Body:

(i) subjects any Lender to any tax or changes the basis of taxation with respect to this Agreement, the Notes, the Loans or payments by the Borrower of principal, interest, Commitment Fees, or other amounts due from the Borrower hereunder or under the Notes (except for taxes on the overall net income of such Lender),

(ii) imposes, modifies or deems applicable any reserve, special deposit or similar requirement against credits or commitments to extend credit extended by, or assets (funded or contingent) of, deposits with or for the account of, or other acquisitions of funds by, any Lender or any Lending Office of any Lender, or

(iii) imposes, modifies or deems applicable any capital adequacy or similar requirement (A) against assets (funded or contingent) of, or letters of credit, other credits or commitments to extend credit extended by, any Lender, or (B) otherwise applicable to the obligations of any Lender under this Agreement, and the result of any of the foregoing is to increase the cost to, reduce the income receivable by, or impose any expense (including loss of margin) upon any Lender or its Lending Office with respect to this Agreement, the Notes or the making, maintenance or funding of any part of the Loans (or, in the case of any capital adequacy or similar requirement, to have the effect of reducing the rate of return on any Lender’s capital, taking into consideration such Lender’s customary policies with respect to capital adequacy) by an amount which such Lender in its sole discretion deems to be material, such Lender shall from time to time promptly notify the Borrower and the Agent of the amount determined in good faith (using any averaging and attribution methods employed in good faith) by such Lender to be necessary to compensate such Lender for such increase in cost, reduction of income, additional expense or reduced rate of return. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrower to such Lender ten (10) Business Days after such notice is given.

4.6.2 Indemnity.

In addition to the compensation required by Section 4.6.1 [Increased Costs, Etc.], the Borrower shall indemnify each Lender against all liabilities, losses or expenses (including loss of margin, any loss or expense incurred in liquidating or employing deposits from third parties and any loss or expense incurred in connection with funds acquired by a Lender to fund or maintain Loans subject to a Euro-Rate Option) which such Lender sustains or incurs as a consequence of any

(i) payment, prepayment, conversion or renewal of any Loan to which a Euro-Rate Option applies on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due),

(ii) attempt by the Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Loan Requests under Section 2.4 [Loan Requests] or Section 3.2 [Interest Periods] or notice relating to prepayments under Section 4.4 [Voluntary Prepayments], or

(iii) default by the Borrower in the performance or observance of any covenant or condition contained in this Agreement or any other Loan Document, including any failure of the Borrower to pay when due (by acceleration or otherwise) any principal, interest, Commitment Fee or any other amount due hereunder.

If any Lender sustains or incurs any such loss or expense, it shall from time to time notify the Borrower of the amount determined in good faith by such Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Lender shall deem reasonable) to be necessary to indemnify such Lender for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrower to such Lender ten (10) Business Days after such notice is given.

4.7 Interbank Market Presumption.

For all purposes of this Agreement and each Note with respect to any aspects of the Euro-Rate, any Loan under the Euro-Rate Option or any Optional Currency, each Lender and Agent shall be presumed to have obtained rates, funding, currencies, deposits, and the like in the applicable interbank market regardless whether it did so or not; and, each Lender’s and Agent’s determination of amounts payable under, and actions required or authorized by, Sections 3.4 [Euro Rate Unascertainable, Etc.] and 4.6 [Additional Compensation in Certain Circumstances] shall be calculated, at each Lender’s and Agent’s option, as though each Lender and Agent funded its each Borrowing Tranche of Loans under the Euro-Rate Option through the purchase of deposits of the types and maturities corresponding to the deposits used as a reference in accordance with the terms hereof in determining the Euro-Rate applicable to such Loans, whether in fact that is the case.

4.8 Taxes.

4.8.1 No Deductions.

All payments made by Borrower hereunder and under each Note shall be made free and clear of and without deduction for any present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto, excluding taxes imposed on the net income of any Lender and all income and franchise taxes applicable to any Lender of the United States (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as “Taxes”). If Borrower shall be required by Law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.8.1 [No Deductions]) each Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall timely pay the full amount deducted to the relevant tax authority or other authority in accordance with applicable Law.

4.8.2 Stamp Taxes.

In addition, Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made hereunder or from the execution, delivery, or registration of, or otherwise with respect to, this Agreement or any Note (hereinafter referred to as “Other Taxes”).

4.8.3 Indemnification for Taxes Paid by a Lender.

Borrower shall indemnify each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 4.8.3 [Indemnification for Taxes Paid by a Lender]) paid by any Lender and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date a Lender makes written demand therefor.

4.8.4 Certificate.

Within 30 days after the date of any payment of any Taxes by Borrower, Borrower shall furnish to each Lender, at its address referred to herein, the original or a certified copy of a receipt evidencing payment thereof. If no Taxes are payable in respect of any payment by Borrower, such Borrower shall, if so requested by a Lender, provide a certificate of an officer of Borrower to that effect.

4.8.5 Survival.

Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in Sections 4.8.1 through 4.8.5 shall survive the payment in full of principal and interest hereunder and under any instrument delivered hereunder.

4.9 Judgment Currency.

4.9.1 Currency Conversion Procedures for Judgments.

If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder or under a Note in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties hereby agree, to the fullest extent permitted by Law, that the rate of exchange used shall be that at which in accordance with normal banking procedures each Lender could purchase the Original Currency with the Other Currency after any premium and costs of exchange on the Business Day preceding that on which final judgment is given.

4.9.2 Indemnity in Certain Events.

The obligation of Borrower in respect of any sum due from Borrower to any Lender hereunder shall, notwithstanding any judgment in an Other Currency, whether pursuant to a judgment or otherwise, be discharged only to the extent that, on the Business Day following receipt by any Lender of any sum adjudged to be so due in such Other Currency, such Lender may in accordance with normal banking procedures purchase the Original Currency with such Other Currency. If the amount of the Original Currency so purchased is less than the sum originally due to such Lender in the Original Currency, Borrower agrees, as a separate obligation and notwithstanding any such judgment or payment, to indemnify such Lender against such loss.

5. REPRESENTATIONS AND WARRANTIES

5.1 Representations and Warranties.

The Borrower represents and warrants to the Agent and each of the Lenders as follows:

5.1.1 Organization and Qualification.

The Borrower is a Maryland corporation. Each Subsidiary of Borrower is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization set forth on the Schedule of Subsidiaries and Assets. Each Subsidiary of Borrower has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct. Each

Subsidiary of Borrower is duly licensed or qualified and in good standing in each jurisdiction listed on the Schedule of Subsidiaries and Assets and in all other jurisdictions where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary except where the failure to do so would not constitute a Material Adverse Change.

5.1.2 Capitalization and Ownership.

The shares of capital stock of the Borrower have been validly issued and are fully paid and nonassessable. There are no options, warrants or other rights outstanding to purchase any such shares except as indicated on Schedule 5.1.2.

5.1.3 Subsidiaries.

The Schedule of Subsidiaries and Assets states the name of each of the Borrower’s Subsidiaries, its jurisdiction of incorporation, its authorized capital stock, the issued and outstanding shares (referred to herein as the “Subsidiary Shares”) and the owners thereof if it is a corporation, its outstanding partnership interests (the “Partnership Interests”) if it is a partnership and its outstanding limited liability company interests, interests assigned to managers thereof and the voting rights associated therewith (the “LLC Interests”) if it is a limited liability company. The Borrower and each Subsidiary of the Borrower has good title to all of the Subsidiary Shares, Partnership Interests and LLC Interests it purports to own, free and clear in each case of any Lien. All Subsidiary Shares, Partnership Interests and LLC Interests have been validly issued, and all Subsidiary Shares are fully paid and nonassessable. All capital contributions and other consideration required to be made or paid as of the date hereof in connection with the issuance of the Partnership Interests and LLC Interests have been made or paid, as the case may be. There are no options, warrants or other rights outstanding to purchase any such Subsidiary Shares, Partnership Interests or LLC Interests except as indicated on the Schedule of Subsidiaries and Assets.

5.1.4 Power and Authority.

Borrower has full power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part.

5.1.5 Validity and Binding Effect.

This Agreement has been duly and validly executed and delivered by Borrower, and each other Loan Document which Borrower is required to execute and deliver on or after the date hereof will have been duly executed and delivered by Borrower on the required date of delivery of such Loan Document. This Agreement and each other Loan Document constitutes, or will constitute, legal, valid and binding obligations of Borrower on and after its date of delivery thereof, enforceable against Borrower in accordance with its terms, except to the extent that enforceability of any of such Loan Document may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors’ rights generally or limiting the right of specific performance.

5.1.6 No Conflict.

Neither the execution and delivery of this Agreement or the other Loan Documents by Borrower nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate of incorporation, bylaws or other organizational documents of Borrower or (ii) any Law or any material agreement or instrument or order, writ, judgment, injunction or decree to which Borrower or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of Borrower or any of its Subsidiaries (other than Liens granted under the Loan Documents).

5.1.7 Litigation.

There are no actions, suits, proceedings or investigations pending or, to the knowledge of Borrower, threatened against Borrower or any Subsidiary at law or equity before any Official Body which individually or in the aggregate would be reasonably likely to result in any Material Adverse Change. None of Borrower or any Controlled Subsidiaries or, to the knowledge of Borrower, any Non-Controlled Subsidiary, is in violation of any order, writ, injunction or any decree of any Official Body which Borrower believes would be reasonably likely to result in any Material Adverse Change.

5.1.8 Title to Properties.

The real property owned or leased by Borrower and each Subsidiary is described on the Schedule of Subsidiaries and Assets. Borrower and each Subsidiary has good and marketable title to or valid leasehold interest in all properties, assets and other rights which it purports to own or lease or which are reflected as owned or leased on its books and records, free and clear of all Liens and encumbrances except Permitted Liens, and subject to the terms and conditions of the applicable leases. All ground leases of property under which Borrower or its Subsidiary is a ground lessee are in full force and effect without the necessity for any consent which has not previously been obtained upon consummation of the transactions contemplated hereby.

5.1.9 Financial Statements.

(i) Historical Statements. The Borrower has delivered to the Agent copies of its audited consolidated year-end financial statements for and as of the end of the fiscal year ended December 31, 2005 (the “Annual Statements”). In addition, the Borrower has delivered to the Agent copies of its unaudited consolidated interim financial statements for the fiscal quarter ended September 30, 2006 (the “Interim Statements”) (the Annual and Interim Statements being collectively referred to as the “Historical Statements”). The Historical Statements were compiled from the books and records maintained by the Borrower’s management, are correct and complete and fairly represent the consolidated financial condition of the Borrower and its Subsidiaries as of their dates and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP consistently applied, subject (in the case of the Interim Statements) to normal year-end audit adjustments.

(ii) Accuracy of Financial Statements. Except as disclosed on Schedule 5.1.9 (with respect to the Pac-Med Put), none of Borrower nor any Controlled Subsidiary nor, to the knowledge of Borrower, any Non-Controlled Subsidiary has any liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the Historical Statements or in the notes thereto, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of the Borrower or any Subsidiary of the Borrower which may cause a Material Adverse Change. Since December 31, 2005, no Material Adverse Change has occurred.

(iii) Financial Projections. The Borrower has delivered to the Agent financial projections relating to the Properties of the Borrower and its Subsidiaries existing on the Closing Date (the “Financial Projections”). The Financial Projections represent a reasonable range of possible results in light of the history of such Properties and foreseeable conditions and the intentions of the management of the Borrower and its Subsidiaries. The Financial Projections accurately reflect the liabilities of such Properties upon consummation of the transactions contemplated hereby as of the Closing Date.

5.1.10 Use of Proceeds; Margin Stock.

5.1.10.1 General.

The Borrower intends to use the proceeds of the Loans in accordance with Sections 2.7 [Use of Proceeds] and 7.1.9 [Use of Proceeds].

5.1.10.2 Margin Stock.

Neither the Borrower nor any Subsidiaries engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U). No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or to refund Indebtedness originally incurred for such purpose, or for any purpose which entails a violation of or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System. Neither the Borrower nor any Subsidiary holds or intends to hold margin stock in such amounts that more than 25% of the reasonable value of the assets of the Borrower or any Subsidiary are or will be represented by margin stock.

5.1.11 Full Disclosure.

Neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other documents prepared by the Borrower furnished to the Agent or any Lender in connection herewith or therewith, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not materially misleading. There is no fact known to Borrower which materially adversely affects the business, property, assets, financial condition, results of operations or prospects of the Borrower or any Subsidiary which has not been set forth in this Agreement or in the certificates, statements, agreements or other documents furnished in writing to the Agent and the Lenders prior to or at the date hereof in connection with the transactions contemplated hereby.

5.1.12 Taxes.

All federal, state, local and other tax returns required to have been filed with respect to Borrower and each Subsidiary of Borrower have been filed, and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges payable by Borrower or any Subsidiary of Borrower which have or may become due pursuant to said returns or to assessments received, except to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made. There are no agreements or waivers extending the statutory period of limitations applicable to any federal income tax return of Borrower or any Subsidiary for any period.

5.1.13 Consents and Approvals.

No consent, approval, exemption, order or authorization of, or a registration or filing with, any Official Body or any other Person is required by any Law or any agreement in connection with the execution, delivery and carrying out of this Agreement and the other Loan Documents by Borrower which has not been obtained or made on or prior to the Closing Date except as otherwise indicated on Schedule 5.1.13.

5.1.14 No Event of Default; Compliance with Instruments.

No event has occurred and is continuing and, to the Borrower’s knowledge, no condition exists or will exist after giving effect to the borrowings or other extensions of credit to be made on the Closing Date under or pursuant to the Loan Documents which constitutes an Event of Default or Potential Default. None of Borrower or any Subsidiaries of the Borrower is in violation of (i) any term of its certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents or (ii) any material agreement or instrument to which it is a party or by which it or any of its properties may be subject or bound where such violation would constitute a Material Adverse Change.

5.1.15 Patents, Trademarks, Copyrights, Licenses, Etc.

Borrower and each Subsidiary of Borrower owns or possesses all the material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by Borrower or such Subsidiary, without known possible, alleged or actual conflict with the rights of others.

5.1.16 Insurance.

No notice has been given or claim made and, the Borrower’s knowledge, no grounds exist to cancel or avoid any insurance policy or other bonds to which Borrower or Subsidiary of Borrower is a party or to reduce the coverage provided thereby. Such policies and bonds provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of Borrower and each Subsidiary of Borrower in accordance with prudent business practice in the industry of the Borrower and its Subsidiaries.

5.1.17 Compliance with Laws.

Borrower and its Subsidiaries are in compliance in all material respects with all applicable Laws (other than Environmental Laws which are specifically addressed in Section 5.1.21 [Environmental Matters]) in all jurisdictions in which Borrower or any Subsidiary of Borrower is presently or will be doing business except where the failure to do so would not constitute a Material Adverse Change.

5.1.18 Material Contracts.

All material contracts relating to the business operations of Borrower and each Subsidiary of the Borrower are valid, binding and enforceable upon Borrower and such Subsidiary and, to the Borrower’s knowledge, each of the other parties thereto in accordance with their respective terms, and, to the Borrower’s knowledge, there is no default thereunder with respect to parties other than Borrower.

5.1.19 Investment Companies; Regulated Entities.

Neither the Borrower nor any Subsidiaries of Borrower is an “investment company” registered or required to be registered under the Investment Company Act of 1940 or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940 and shall not become such an “investment company” or under such “control.” Neither Borrower nor any Subsidiaries of Borrower is subject to any other Federal or state statute or regulation limiting its ability to incur Indebtedness for borrowed money.

5.1.20 Plans and Benefit Arrangements and Labor Matters.

The Borrower and its Subsidiaries do not now, and shall not at any time, have any employees or Plans or any liabilities or obligations under ERISA or any federal, state and local labor and employment Laws.

5.1.21 Environmental Matters.

Except as disclosed on Schedule 5.1.21:

(i) Neither Borrower nor any Subsidiary of Borrower has received any Environmental Complaint, whether directed or issued to Borrower or any Subsidiary or relating or pertaining to any prior owner, operator or occupant of any Property, and has no reason to believe that it might receive an Environmental Complaint.

(ii) No activity of Borrower or any Subsidiary of Borrower at any Property is being or has been conducted in material violation of any Environmental Law or Required Environmental Permit, and, to the knowledge of Borrower, no activity of any prior owner, operator or occupant of the Property was conducted in material violation of any Environmental Law.

(iii) There are no Regulated Substances present on, in, under, or emanating from, or to the Borrower’s knowledge emanating to, the Property or any portion thereof which result in Contamination.

(iv) Borrower and each Subsidiary of the Borrower has all Required Environmental Permits and all such Required Environmental Permits are in full force and effect.

(v) Borrower and each Subsidiary of the Borrower has submitted to an Official Body and/or maintains, as appropriate, all Required Environmental Notices.

(vi) No structures, improvements, equipment, fixtures, impoundments, pits, lagoons or aboveground or underground storage tanks located on any Property contain or use, except in compliance with Environmental Laws and Required Environmental Permits, Regulated Substances or otherwise are operated or maintained except in compliance with Environmental Laws and Required Environmental Permits, except in each case to the extent such non compliance would not reasonably expected to constitute as Material Adverse Change. To the knowledge of the Borrower, no structures, improvements, equipment, fixtures, impoundments, pits, lagoons or aboveground or underground storage tanks of prior owners, operators or occupants of the Property contained or used, except in compliance with Environmental Laws, Regulated Substances or otherwise were operated or maintained by any such prior owner, operator or occupant except in compliance with Environmental Laws.

(vii) To the knowledge of the Borrower, no facility or site to which the Borrower or any Subsidiary of the Borrower, either directly or indirectly by a third party, has sent Regulated Substances for storage, treatment, disposal or other management has been or is being operated in violation of Environmental Laws or pursuant to Environmental Laws is identified or proposed to be identified on any list of contaminated properties or other properties which pursuant to Environmental Laws are the subject of an investigation, cleanup, removal, remediation or other response action by an Official Body.

(viii) No portion of the Properties is identified or to the knowledge of Borrower proposed to be identified on any list of contaminated properties or other properties which pursuant to Environmental Laws are the subject of an investigation or remediation action by an Official Body, nor to the knowledge of the Borrower is any property adjoining or in the proximity of the Property identified or proposed to be identified on any such list.

(ix) No portion of the improvements on any Property constitutes an Environmentally Sensitive Area.

(x) No lien or other encumbrance authorized by Environmental Laws exists against the Property and none the Borrower does not have any reason to believe that such a lien or encumbrance may be imposed.

5.1.22 Senior Debt Status.

The Obligations of Borrower under this Agreement, the Notes and each of the other Loan Documents to which it is a party do rank and will rank at least pari passu in priority of payment with all other Indebtedness of Borrower except Indebtedness of Borrower to the extent secured by Permitted Liens. There is no Lien upon or with respect to any of the properties or income of Borrower or any Subsidiary of Borrower which secures indebtedness or other obligations of any Person except for Permitted Liens.

5.1.23 Anti-Terrorism Laws.

5.1.23.1 General.

Neither Borrower nor any Affiliate of Borrower is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

5.1.23.2 Executive Order No. 13224.

Neither the Borrower, nor or any Affiliate of the Borrower, nor their respective agents acting or benefiting in any capacity in connection with the Loans, Letters of Credit or other transactions hereunder, is any of the following (each a “Blocked Person”):

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(iii) a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;

(v) a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or

(vi) a person or entity who is affiliated or associated with a person or entity listed above.

Neither the Borrower nor, any of its agents acting in any capacity in connection with the Loans or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

5.2 Updates to Schedules.

Should any of the information or disclosures provided on any of the Schedules attached hereto become outdated or incorrect in any material respect, the Borrower shall promptly provide the Agent in writing with such revisions or updates to such Schedule as may be necessary or appropriate to update or correct same; provided, however, that (1) the preceding clause shall not apply to the Schedule of Subsidiaries and Assets which shall be updated as provided in Section 2.10 [Extension by Lenders of the Expiration Date]or otherwise upon request of the Agent, and (2) except for the Schedule of Subsidiaries and Assets, no Schedule shall be deemed to have been amended, modified or superseded by any such correction or update, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule be deemed to have been cured thereby, unless and until the Required Lenders, in their sole and absolute discretion, shall have accepted in writing such revisions or updates to such Schedule.

6. CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT

The obligation of each Lender to make Loans and of the Agent to issue Letters of Credit hereunder is subject to the performance by Borrower of its Obligations to be performed hereunder at or prior to the making of any such Loans or issuance of such Letters of Credit and to the satisfaction of the following further conditions:

6.1 First Loans and Letters of Credit.

On the Closing Date:

6.1.1 Officer’s Certificate.

The representations and warranties of Borrower contained in Section 5 [Representations and Warranties] and in each of the other Loan Documents shall be true and accurate on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein), and Borrower shall have performed and complied with all covenants and conditions hereof and thereof, no Event of Default or Potential Default shall have occurred and be continuing; and there shall be delivered to the Agent for the benefit of each Lender a certificate of Borrower, dated the Closing Date and signed by the Chief Executive Officer, President, Chief Financial Officer or other authorized officer of Borrower, or by an authorized officer of Advisor, to each such effect.

6.1.2 Secretary’s Certificate.

There shall be delivered to the Agent for the benefit of each Lender a certificate dated the Closing Date and signed by the Secretary, an Assistant Secretary or other authorized officer of Borrower, or by an authorized officer of Advisor, certifying as appropriate as to:

(i) all action taken by Borrower in connection with this Agreement and the other Loan Documents;

(ii) the names of the officer or officers authorized to sign this Agreement and the other Loan Documents and the true signatures of such officer or officers and specifying the Authorized Officers permitted to act on behalf of Borrower for purposes of this Agreement and the true signatures of such officers, on which the Agent and each Lender may conclusively rely; and

(iii) copies of its organizational documents, including its certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, and limited liability company agreement as in effect on the Closing Date certified by the appropriate state official where such documents are filed in a state office together with certificates from the appropriate state officials as to the continued existence and good standing of Borrower in the state where organized, dated within thirty (30) days of the Closing Date.

6.1.3 Delivery of Loan Documents.

The Notes, and Management and Advisory Fee Subordination Agreement shall have been duly executed and delivered to the Agent for the benefit of the Lenders.

6.1.4 Opinion of Counsel.

There shall be delivered to the Agent for the benefit of each Lender a written opinion of Katten Muchin Rosenman LLP, counsel for the Borrower (who may rely on the opinions of such other counsel as may be acceptable to the Agent), dated the Closing Date and in form and substance reasonably satisfactory to the Agent and its counsel:

(i) as to the matters set forth in Exhibit 6.1.4; and

(ii) as to such other matters incident to the transactions contemplated herein as the Agent may reasonably request.

6.1.5 Compliance Certificate

The Borrower shall deliver a Compliance Certificate dated as of the Closing Date evidencing compliance with the covenants hereunder as of the Closing Date (except that the covenants in Sections 7.2.12 [Minimum Adjusted Debt Service Coverage Ratio] and 7.2.16 [Minimum Adjusted Net Operating Income] shall be measured as of September 30, 2006).

6.1.6 Loan Request

The Borrower shall have delivered a Loan Request for any Loans to be made on the Closing Date.

6.1.7 Officer’s Certificate Regarding MACs.

Since December 31, 2005, no Material Adverse Change shall have occurred; prior to the Closing Date, there shall have been no material change in the management of Borrower or any Subsidiary of Borrower; and there shall have been delivered to the Agent for the benefit of each Lender a certificate dated the Closing Date and signed by the Chief Executive Officer, President, Chief Financial Officer or other authorized officer of Borrower, or by an authorized officer of Advisor, to each such effect.

6.1.8 Lien Search.

The Agent shall have received satisfactory results of a Lien search of acceptable to the Agent evidencing that there do not exist any Liens on the assets of the Borrower, except for Permitted Liens.

6.1.9 Payoff.

The Borrower shall repay all loans and other amounts outstanding under the Prior Credit Agreement, subject to Borrower’s obligations under Section 4.6.2 [Indemnity] of the Prior Credit Agreement on the Closing Date and the Borrower may re-borrow Loans on such date. The Lenders shall (i) participate in new Loans, and (ii) participate in all outstanding and new Letters of Credit and make Participation Advances for Letters of Credit, on and after the Closing Date ratably according to their Commitments as modified or added on the Closing Date. Each of the parties to this Agreement agrees that the Prior Credit Agreement is amended and restated hereby.

6.1.10 Legal Details.

All legal details and proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be in form and substance satisfactory to the Agent and counsel for the Agent, and the Agent shall have received all such other counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance satisfactory to the Agent and said counsel, as the Agent or said counsel may reasonably request.

6.1.11 Payment of Fees.

The Borrower shall have paid or caused to be paid to the Agent for itself and for the account of the Lenders to the extent not previously paid all commitment and other fees accrued through the Closing Date and the costs and expenses for which the Agent and the Lenders are entitled to be reimbursed.

6.1.12 Consents.

All material consents required to effectuate the transactions contemplated hereby shall have been obtained.

6.1.13 No Violation of Laws.

The making of the Loans and the issuance of the Letters of Credit shall not contravene any Law applicable to Borrower or any of the Lenders.

6.1.14 No Actions or Proceedings.

No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, this Agreement, the other Loan Documents or the consummation of the transactions contemplated hereby or thereby or which, in the Agent’s sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or any of the other Loan Documents.

6.2 Each Additional Loan or Letter of Credit.

At the time of making any Loans or issuing any Letters of Credit other than Loans made or Letters of Credit issued made on the Closing Date and after giving effect to the proposed extensions of credit: the representations and warranties of the Borrower contained in Section 5 [Representations and Warranties] and in the other Loan Documents shall be true on and as of the date of such additional Loan or Letter of Credit with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which expressly relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein) and the Borrower shall have performed and complied with all covenants and conditions hereof; no Event of Default or Potential Default shall have occurred and be continuing; the making of the Loans or issuance of such Letter of Credit shall not contravene any Law applicable to Borrower or any Subsidiary of Borrower or any of the Lenders; and the Borrower shall have delivered to the Agent a duly executed and completed Loan Request or application for a Letter of Credit as the case may be.

7. COVENANTS

7.1 Affirmative Covenants.

The Borrower covenants and agrees that until payment in full of the Loans, Reimbursement Obligations and Letter of Credit Borrowings, and interest thereon, expiration or termination of all Letters of Credit, satisfaction of all of the Borrower’s other Obligations under the Loan Documents and termination of the Commitments, the Borrower shall comply at all times with the following affirmative covenants:

7.1.1 Preservation of Existence, Etc.

The Borrower shall, and shall cause each of its Subsidiaries to, maintain its legal existence as a corporation, limited partnership or limited liability company and its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except (a) as otherwise expressly permitted in Section 7.2.6 [Liquidations, Mergers, Etc.] and (b) where the failure to have such license or qualification would not be reasonably likely to result in a Material Adverse Change.

7.1.2 Payment of Liabilities, Including Taxes, Etc.

The Borrower shall, and shall cause each of its Controlled Subsidiaries to, and shall use its commercially reasonable efforts to cause each Non-Controlled Subsidiary to, duly pay and discharge all liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that such liabilities, including taxes, assessments or charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made, but only to the extent that failure to discharge any such liabilities would not result in any additional liability which would adversely affect to a material extent the financial condition of Borrower or any Subsidiary of Borrower, provided that the Borrower shall, and shall cause its Controlled Subsidiaries to, and shall use its commercially reasonable efforts to cause each Non-Controlled Subsidiary to, pay all such liabilities forthwith upon the commencement of proceedings to foreclose any Lien which may have attached as security therefor.

7.1.3 Maintenance of Insurance.

The Borrower shall, and shall cause each of its Controlled Subsidiaries to, and shall use its commercially reasonable efforts to cause each Non-Controlled Subsidiary to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are customarily insured (including fire, extended coverage, property damage, workers’ compensation (if such Person has employees), public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similarly situated similar properties and assets (considering, among other things, the size and type of the property or asset, their location, construction and their use and occupancy) are customarily insured by prudent companies in the same geographic region in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary, all as reasonably determined by the Borrower.

7.1.4 Maintenance of Properties and Leases.

The Borrower shall, and shall cause each of its Controlled Subsidiaries to, and shall use its commercially reasonable efforts to cause each Non-Controlled Subsidiary to, maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties useful or necessary to its business, and from time to time, the Borrower will make or cause to be made all appropriate repairs, renewals or replacements thereof.

7.1.5 Maintenance of Patents, Trademarks, Etc.

The Borrower shall, and shall cause each of its Controlled Subsidiaries to, and shall use its commercially reasonable efforts to cause each Non-Controlled Subsidiary to, maintain in full force and effect all patents, trademarks, service marks, trade names, copyrights, licenses, franchises, permits and other authorizations necessary for the ownership and operation of its properties and business (if any) if the failure so to maintain the same would constitute a Material Adverse Change.

7.1.6 Visitation Rights.

The Borrower shall, and shall cause each of its Controlled Subsidiaries to, and shall use its commercially reasonable efforts to cause each Non-Controlled Subsidiary to, permit any of the officers or authorized employees or representatives of the Agent or any of the Lenders to visit and inspect any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times and as often as any of the Lenders may reasonably request, provided that each Lender shall provide the Borrower and the Agent with reasonable (and if no Event of Default or Potential Default exists and is continuing at least forty-eight (48) hours’) notice prior to any visit or inspection. In the event any Lender desires to conduct an audit of the Borrower, such Lender shall make a reasonable effort to conduct such audit contemporaneously with any audit to be performed by the Agent.

7.1.7 Keeping of Records and Books of Account.

The Borrower shall, and shall cause each Controlled Subsidiary of the Borrower to, and shall use its commercially reasonable efforts to cause each Non-Controlled Subsidiary to, maintain and keep proper books of record and account which enable the Borrower and its Controlled Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Official Body having jurisdiction over the Borrower or any Controlled Subsidiary of the Borrower, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.

7.1.8 Compliance with Laws.

The Borrower shall, and shall cause each of its Controlled Subsidiaries to, and shall use its commercially reasonable efforts to cause each Non-Controlled Subsidiary to, comply with all applicable Laws, including all Environmental Laws and ERISA Laws, in all respects, provided that it shall not be deemed to be a violation of this Section 7.1.8 [Compliance with Laws] if any failure to comply with any Law would not result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which in the aggregate would constitute a Material Adverse Change.

7.1.9 Use of Proceeds.

The Borrower will use the Letters of Credit and the proceeds of the Loans only for acquisitions of Properties, development and general corporate purposes. The Borrower shall not use the Letters of Credit or proceeds of the Loans for any purposes which contravenes any applicable Law or any provision hereof.

7.1.10 Subordination of Management and Advisory Fees.

The Borrower shall cause the parties to the Management Agreement and the Advisory Agreement to execute and deliver to the Agent the Management and Advisory Fee Subordination Agreement.

7.1.11 Anti-Terrorism Laws.

The Borrower and its Affiliates and agents shall not (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224; or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order No. 13224, the USA Patriot Act or any other Anti-Terrorism Law. The Borrower shall deliver to Lenders any certification or other evidence reasonably requested from time to time by any Lender confirming Borrower’s compliance with this Section 7.1.11 [Anti-Terrorism Laws].

7.2 Negative Covenants.

The Borrower covenants and agrees that until payment in full of the Loans, Reimbursement Obligations and Letter of Credit Borrowings, and interest thereon, expiration or termination of all Letters of Credit, satisfaction of all of the Borrower’s other Obligations hereunder and termination of the Commitments, the Borrower shall comply with the following negative covenants:

7.2.1 Indebtedness.

The Borrower shall not, and shall not permit any of its Controlled Subsidiaries to, and shall use its commercially reasonable efforts to cause each Non-Controlled Subsidiary to, at any time create, incur, assume or suffer to exist any Indebtedness, except:

(i) Indebtedness under the Loan Documents;

(ii) Capitalized and operating leases Indebtedness;

(iii) Indebtedness secured by Purchase Money Security Interests not exceeding $5,000,000;

(iv) Indebtedness of the Subsidiaries, whether existing on the date hereof or hereafter entered into) relating to the financing of Properties and related investments in accordance with the Private Offering Memorandum;

(v) the Borrower and its Subsidiaries may enter into a Guaranty of “carve outs” (i.e. exceptions to) the non-recourse provisions governing Non-Recourse Indebtedness;

(vi) Guaranties by the Borrower of loans to the Subsidiaries of the Borrower used by such Subsidiary to rehabilitate, expand or construct new improvements on (but not to acquire) existing or newly acquired Properties of such Subsidiaries provided that with respect to each such Guaranty

(A) the Borrower shall not provide any Liens on its assets or equity interests securing such Guaranty,

(B) the Borrower shall not violate its covenants hereunder and there shall exist no Event of Default or Potential Default after giving effect to such Guaranty and the related loan,

(C) the Borrower shall have delivered to the Agent a pro forma Compliance Certificate evidencing its compliance with clause (B) hereof,

(D) the Borrower shall have delivered to the Agent copies of the documents evidencing such Indebtedness and other documentation related to such Indebtedness to the satisfaction of the Agent at least ten (10) Business Days prior to the execution of such Guaranty, and

(E) the Agent in its sole discretion shall have approved of such Guaranty and the financial condition of the Borrower after giving effect thereto (provided that the Agent shall be deemed to have approved of such Indebtedness if the Agent fails to respond within 10 Business Days after the Agent has received, to its satisfaction such documents and other information listed in clauses (A) through (D) above).

(vii) Obligations of PMB Acquisition #1 Partners LLC with respect to the Pac-Med Put.

7.2.2 Liens.

The Borrower shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens.

7.2.3 Guaranties.

The Borrower shall not, and shall not permit any of its Subsidiaries to, at any time, directly or indirectly, become or be liable in respect of any Guaranty, or assume, guarantee, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other Person, except for Guaranties described in and permitted under Section 7.2.1(vi)).

7.2.4 Loans and Investments.

Borrower shall not, and shall not permit any of its Subsidiaries to, at any time make or suffer to remain outstanding any loan or advance to or Guaranties on behalf of, or purchase, acquire or own any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) or limited liability company interest in, or any other investment or interest in, or make any capital contribution to, any other Person, or agree, become or remain liable to do any of the foregoing (collectively, “Investments”), except for Investments made in accordance with the Private Offering Memorandum.

7.2.5 Dividends and Related Distributions.

7.2.5.1 Dividends Paid by The Borrower.

The Borrower shall not, and shall not permit any of its Subsidiaries to, make or pay, or agree to become or remain liable to make or pay, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of its shares of capital stock, partnership interests or limited liability company interests on account of the purchase, redemption, retirement or acquisition of its shares of capital stock (or warrants, options or rights therefor), partnership interests or limited liability company interests, except

(i) dividends or other distributions payable to Borrower or its Subsidiaries or in the case of Joint Ventures, to the holders of the Joint Venture interests in accordance with the terms and provisions of the organizational documents governing such Joint Venture, and

(ii) dividends by the Borrower to its shareholders provided that:

(A) there exists no Event of Default at the time of such dividend, and.

(B) either

(1) the payment of such dividend is required in order for the Borrower to maintain its status as a real estate investment trust (and failure to pay such dividend would cause the Borrower lose such status),

OR

(2) the amount of such dividend, together with all other dividends paid by the Borrower in the current fiscal quarter (i.e. the quarter in which such dividend is being paid) and the three immediately preceding fiscal quarters (collectively, the “4-Quarter Measurement Period”) does not exceed the amount of Funds From Operations of the Borrower and its Subsidiaries during such 4-Quarter Measurement Period.

7.2.5.2 Dividends Paid by The Borrower’s Subsidiaries.

The Subsidiaries of the Borrower: (i) shall not be parties to any agreements which prohibit them from paying, and shall at all times be permitted to pay, dividends or other distributions to their owners after payment of their debt service and expenses, and (ii) shall distribute to their owners as dividends or other distributions all of their net cash flow after payment of such debt service and expenses, except for provisions in the agreements governing Indebtedness of the Subsidiaries for borrowed money secured by real estate of such Subsidiaries (1) prohibiting such Subsidiaries from paying distributions if an event of default exists thereunder and (2) requiring such Subsidiaries to establish reserves as provided therein.

7.2.6 Liquidations, Mergers, Consolidations, Acquisitions.

The Borrower and each of its Subsidiaries shall not dissolve, liquidate or wind-up its affairs or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets or capital stock of any other Person (each an “Acquisition”) if the Gross Asset Value of the acquired business or Person shall exceed 30% of the Gross Asset Value of the Borrower and its Subsidiaries (after giving effect to such Acquisition) (each a “Material Acquisition”), provided that (1) the Borrower or its Subsidiary shall be the survivor of any such merger, consolidation or other transaction and (2) the Borrower and its Subsidiaries may enter into a Material Acquisition (each a “Permitted Material Acquisition”) if the following conditions are met:

(i) the Material Acquisition shall be permitted under and in accordance with the Borrower’s Private Offering Memorandum;

(ii) no Potential Default or Event of Default shall exist immediately prior to and after giving effect to such Material Acquisition;

(iii) the Borrower shall demonstrate that it shall be in compliance with the covenants contained in this Agreement after giving effect to such Material Acquisition (including in such computation Indebtedness or other liabilities assumed or incurred in connection with such Material Acquisition but excluding income earned or expenses incurred by the Person, business or assets to be acquired prior to the date of such Material Acquisition) by delivering to the Agent at least five (5) Business Days prior to such Material Acquisition a pro forma Compliance Certificate in a form acceptable to the Agent evidencing such compliance; and

(iv) the Borrower shall deliver to the Agent at least five (5) Business Days before such Material Acquisition such information about such acquisition, and the business or Person to be acquired as the Agent may reasonably require.

7.2.7 Dispositions of Assets or Subsidiaries.

The Borrower shall not, and shall not permit any of its Subsidiaries to, in a single transaction or related group of transactions, sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment or general intangibles with or without recourse or of capital stock, shares of beneficial interest, partnership interests or limited liability company interests of a Subsidiary of Borrower or such Subsidiary) (each a “Disposition”) if the Gross Asset Value of the assets or business to be disposed of in such single or group of transactions shall exceed 30% of the Gross Asset Value of the Borrower and its Subsidiaries (before giving effect to such Disposition) (each a “Material Disposition”), provided that (1) the Borrower or its Subsidiary shall be a survivor of any such Disposition and (2) the Borrower and its Subsidiaries may enter into a Material Disposition (each a “Permitted Material Disposition”) if the following conditions are met:

(i) the Material Disposition shall be permitted under and in accordance with the Borrower’s Private Offering Memorandum;

(ii) no Potential Default or Event of Default shall exist immediately prior to and after giving effect to such Material Acquisition;

(iii) the Borrower shall demonstrate that it shall be in compliance with the covenants contained in this Agreement after giving effect to such Material Disposition by delivering to the Agent at least five (5) Business Days prior to such Material Disposition a pro forma Compliance Certificate in a form acceptable to the Agent evidencing such compliance; and

(iv) the Borrower shall deliver to the Agent at least five (5) Business Days before such Material Disposition such information about such Disposition, and the business or assets to be disposed of as the Agent may reasonably require.

7.2.8 Affiliate Transactions.

The Borrower shall not, and shall not permit any of its Controlled Subsidiaries to, enter into or carry out any material transaction (including purchasing property or services from or selling property or services to any Affiliate of the Borrower or other Person) unless such transaction is not otherwise prohibited by this Agreement, is entered into in the ordinary course of business upon fair and reasonable arm’s-length terms and conditions which are fully disclosed to the Agent and is in accordance with all applicable Law.

7.2.9 Continuation of or Change in Business.

The Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any business other than as described in the Borrower’s Private Offering Memorandum.

7.2.10 Fiscal Year.

The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, change its fiscal year from the twelve-month period beginning January 1 and ending December 31.

7.2.11 Changes in Organizational Documents.

The Borrower shall not amend in any respect its certificate of incorporation (including any provisions or resolutions relating to capital stock), by-laws or other organizational documents without providing at least fifteen (15) calendar days’ prior written notice to the Agent and the Lenders and, in the event such change would be adverse to the Lenders as determined by the Agent in its sole discretion, obtaining the prior written consent of the Required Lenders.

7.2.12 Minimum Adjusted Debt Service Coverage Ratio.

The Borrower shall not permit the Adjusted Debt Service Coverage Ratio as of any fiscal quarter end to be less than 1.35 to 1.0 at any time.

7.2.13 Intentionally Omitted.

7.2.14 Minimum Net Asset Value.

The Borrower shall not permit the Net Asset Value to be less than the amount specified below at any time during the period specified below:

Time Period	Minimum Net Asset Value
Closing Date through March 30, 2007	$150,000,000

March 31, 2007 and thereafter	$300,000,000

7.2.15 Maximum Indebtedness to Gross Asset Value.

The Borrower shall not permit the ratio of Indebtedness to Gross Asset Value to exceed or equal 0.70 to 1.0.

7.2.16 Minimum Adjusted Net Operating Income.

Commencing with the fiscal year ended December 31, 2007 and measured on such date and at the end of each fiscal year thereafter, the Borrower shall not permit the amount of Net Operating Income less the sum of (i) Adjusted Interest plus (ii) Adjusted Principal Payments, in each case on Indebtedness of the Borrower and its Subsidiaries, to be less than $20,000,000 as of the end of each quarter for the four quarters then ended.

7.2.17 Minimum Number of Properties.

The Borrower shall not permit the number of Properties located in the continental United States and owned in fee simple by the Borrower, or Subsidiaries of the Borrower which are 100% owned by the Borrower (either directly or indirectly) (“Qualifying Domestic Properties”), at any time to be less than five (5).

7.2.18 Changes to Management Agreement and Advisory Agreement.

The parties to the Management Agreement and Advisory Agreement shall not amend in any respect such Management Agreement or Advisory Agreement without the prior written consent of the Agent (such consent not to be unreasonably withheld if the Agent concludes that such action shall not be adverse to the Lenders or the Agent).

7.2.19 Private Offering Memorandum.

The Borrower shall operate its business in accordance with, and comply with the terms of, the Private Offering Memorandum and the Borrower’s organizational documents in all material respects, except for changes to any of the foregoing which are approved by the Required Lenders or in accordance with Section 7.2.11 [Changes in Organizational Documents].

7.3 Reporting Requirements.

The Borrower covenants and agrees that until payment in full of the Loans, Reimbursement Obligations and Letter of Credit Borrowings, and interest thereon, expiration or termination of all Letters of Credit and interest thereon, satisfaction of all of the Borrower’s other Obligations hereunder and under the other Loan Documents and termination of the Commitments, the Borrower will furnish or cause to be furnished to the Agent and each of the Lenders:

7.3.1 Quarterly Financial Statements.

As soon as available and in any event within forty-five (45) calendar days after the end of each of the first three fiscal quarters in each fiscal year, either (a) the Borrower shall deliver financial statements of the Borrower, consisting of a consolidated balance sheet as of the end of such fiscal quarter and related consolidated statements of income, stockholders’ equity and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by the Chief Executive Officer, President, Chief Financial Officer or other authorized officer of the Borrower, or by an authorized officer of Advisor, as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year, or (b) the Borrower shall deliver a copy of Borrower’s 10-Q filed with the Securities and Exchange Commission if such 10-Q contains all of the reports and documents described in clause (i) of this Section 7.3.1 [Quarterly Financial Statements].

7.3.2 Annual Financial Statements.

As soon as available and in any event within one hundred and twenty (120) days after the end of each fiscal year of the Borrower, financial statements of the Borrower consisting of a consolidated balance sheet as of the end of such fiscal year, and related consolidated statements of income, stockholders’ equity and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and audited by independent certified public accountants of nationally recognized standing satisfactory to the Agent. The certificate or report of accountants shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur) and shall not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect of payment or performance of any covenant, agreement or duty of the Borrower under any of the Loan Documents.

7.3.3 Quarterly Operating Statements; Listing of Assets and Book Values.

As soon as available and in any event within forty-five (45) calendar days after the end of each of the first three fiscal quarters in each fiscal year and within one hundred and twenty (120) calendar days after the end of the last quarter of each fiscal year: (i) quarterly operating reports, leasing reports, and rent rolls for each Property, and (ii) a list of the Properties and other assets of the Borrower and its Subsidiaries, including the book values (or appraised values if appraisals are obtained) thereof.

7.3.4 Certificate of the Borrower.

Concurrently with the financial statements of the Borrower furnished to the Agent and to the Lenders pursuant to Sections 7.3.1 [Quarterly Financial Statements] and 7.3.2 [Annual Financial Statements], a certificate (each a “Compliance Certificate”) of the Borrower signed by the Chief Executive Officer, President, Chief Financial Officer or other authorized officer of the Borrower, or by an authorized officer of Advisor, in the form of Exhibit 7.3.4, to the effect that, except as described pursuant to Section 7.3.5 [Notice of Default], (i) the representations and warranties of the Borrower contained in Section 5 [Representations and Warranties] and in the other Loan Documents are true on and as of the date of such certificate with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which expressly relate solely to an earlier date or time) and the Borrower has performed and complied with all covenants and conditions hereof, (ii) no Event of Default or Potential Default exists and is continuing on the date of such certificate and (iii) containing calculations in sufficient detail to demonstrate compliance as of the date of such financial statements with all financial covenants contained in Section 7.2 [Negative Covenants].

7.3.5 Notice of Default.

Promptly after any officer of the Borrower has learned of the occurrence of an Event of Default or Potential Default, a notice from an Authorized Officer of the Borrower setting forth the details of such Event of Default or Potential Default and the action which the Borrower proposes to take with respect thereto.

7.3.6 Notice of Litigation.

Promptly after the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Official Body or any other Person against the Borrower or any Subsidiary of the Borrower which involve a claim or series of claims in excess of $5,000,000 or which if adversely determined would constitute a Material Adverse Change.

7.3.7 Appraisals.

At the request of the Agent, copies of any appraisals of the Properties or other assets of the Borrower and its Subsidiaries promptly after the Borrower or such Subsidiaries obtain such appraisals.

7.3.8 Certain Events.

Written notice to the Agent within the time limits set forth in Section 7.2.11 [Changes in Organizational Documents], of any amendment to the organizational documents of the Borrower; and

7.3.9 Budgets, Forecasts, Other Reports and Information.

Promptly upon their becoming available to the Borrower:

(i) the annual budget and any forecasts or projections of the Borrower, to be supplied not later than forty-five (45) days after commencement of the fiscal year to which any of the foregoing may be applicable,

(ii) any reports including management letters submitted to the Borrower by independent accountants in connection with any annual, interim or special audit,

(iii) any reports, notices generally distributed by the Borrower to its stockholders on a date no later than the date supplied to such stockholders,

(iv) a copy of any order in any proceeding to which the Borrower or any of its Subsidiaries is a party issued by any Official Body, and

(v) such other reports and information as any of the Lenders may from time to time reasonably request. The Borrower shall also notify the Lenders promptly of the enactment or adoption of any Law which would be reasonably likely to result in a Material Adverse Change.

8. DEFAULT

8.1 Events of Default.

An Event of Default shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):

8.1.1 Payments Under Loan Documents.

The Borrower shall fail to pay any interest on any Loan, Reimbursement Obligation or Letter of Credit Borrowing within two (2) Business Days following the due date therefor or shall fail to pay any principal of any Loan (including mandatory prepayments or the payment due at maturity), Reimbursement Obligation or Letter of Credit Borrowing or to pay any other amount owing hereunder or under the other Loan Documents after such principal or other amount becomes due in accordance with the terms hereof or thereof;

8.1.2 Breach of Warranty.

Any representation or warranty made at any time by the Borrower herein or by the Borrower in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect as of the time it was made or furnished;

8.1.3 Breach of Negative Covenants or Visitation Rights.

The Borrower shall default in the observance or performance of any covenant contained in Section 7.1.6 [Visitation Rights] or Section 7.2 [Negative Covenants];

8.1.4 Breach of Other Covenants.

The Borrower shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document and such default shall continue unremedied for a period of ten (10) Business Days after any officer of the Borrower becomes aware of the occurrence thereof (such grace period to be applicable only in the event such default can be remedied by corrective action of the Borrower as determined by the Agent in its sole discretion);

8.1.5 Defaults in Other Agreements or Indebtedness.

A default or event of default shall occur at any time under the terms of any other agreement involving borrowed money or the extension of credit or any other Indebtedness under which the Borrower or any Subsidiary of the Borrower may be obligated as a borrower or guarantor in excess of $5,000,000 in the aggregate, and such breach, default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any indebtedness when due (whether at stated maturity, by acceleration or otherwise) or if such breach or default permits or causes the acceleration of any indebtedness (whether or not such right shall have been waived) or the termination of any commitment to lend;

8.1.6 Final Judgments or Orders.

Any final judgments or orders for the payment of money in excess of $5,000,000 in the aggregate shall be entered against the Borrower by a court having jurisdiction in the premises, which judgment is not discharged, vacated, bonded or stayed pending appeal within a period of thirty (30) days from the date of entry;

8.1.7 Advisor.

The Advisor (or any wholly owned Subsidiary of the Advisor) shall cease to serve as the advisor under the Advisory Agreement unless replaced with another advisor under such Advisory Agreement reasonably acceptable to the Agent and the Required Lenders.

8.1.8 Loan Document Unenforceable.

Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the party executing the same or such party’s successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested or cease to give or provide the respective Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby;

8.1.9 Uninsured Losses; Proceedings Against Assets.

Any of the Borrower’s or any of its Subsidiaries’ assets are attached, seized, levied upon or subjected to a writ or distress warrant; or such come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors), in connection with an obligation exceeding $1,000,000 and the same is not cured within thirty (30) days thereafter;

8.1.10 Notice of Lien or Assessment.

A notice of Lien or assessment in excess of $1,000,000 which is not a Permitted Lien and which is not bonded or insured over is filed of record with respect to all or any part of any of the Borrower’s or any of its Subsidiaries’ assets by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency or any taxes or debts owing at any time or times hereafter to any one of these becomes payable and the same is not paid within thirty (30) days after the same becomes payable;

8.1.11 Insolvency.

The Borrower or any Subsidiary of the Borrower ceases to be solvent or admits in writing its inability to pay its debts as they mature;

8.1.12 Cessation of Business.

The Borrower or any Subsidiary of the Borrower ceases to conduct its business as contemplated, except as expressly permitted under Section 7.2.6 [Liquidations, Mergers, Etc.] or 7.2.7, or the Borrower or any Subsidiary of the Borrower is enjoined, restrained or in any way prevented by a court order from conducting all or any material part of its business and such injunction, restraint or other preventive order is not dismissed within thirty (30) days after the entry thereof;

8.1.13 Involuntary Proceedings.

A proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of the Borrower or any Subsidiary of the Borrower in an involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of the Borrower or any Subsidiary of the Borrower for any substantial part of its property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court shall enter a decree or order granting any of the relief sought in such proceeding; or

8.1.14 Voluntary Proceedings.

The Borrower or any Subsidiary of the Borrower shall commence a voluntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or other similar official) of itself or for any substantial part of its property or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action in furtherance of any of the foregoing.

8.2 Consequences of Event of Default.

8.2.1 Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings.

If an Event of Default specified under Sections 8.1.1 through 8.1.12 shall occur and be continuing, the Lenders and the Agent shall be under no further obligation to make Loans or issue Letters of Credit, as the case may be, and the Agent may, and upon the request of the Required Lenders, shall (i) by written notice to the Borrower, declare the unpaid principal amount of the Notes then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Lenders hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Agent for the benefit of each Lender without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived and (ii) require the Borrower to, and the Borrower shall thereupon, deposit in a non-interest-bearing account with the Agent, as cash collateral for its Obligations under the Loan Documents, an amount equal to the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit, and the Borrower hereby pledges to the Agent and the Lenders, and grants to the Agent and the Lenders a security interest in, all such cash as security for such Obligations. Upon the curing of all existing Events of Default to the satisfaction of the Required Lenders, the Agent shall return such cash collateral to the Borrower; and

8.2.2 Bankruptcy, Insolvency or Reorganization Proceedings.

If an Event of Default specified under Section 8.1.13 [Involuntary Proceedings] or 8.1.14 [Voluntary Proceedings] shall occur, the Lenders shall be under no further obligations to make Loans or issue Letters of Credit, as the case may be, hereunder and the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Lenders hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; and

8.2.3 Set-off.

If an Event of Default shall occur and be continuing, any Lender to whom any Obligation is owed by the Borrower hereunder or under any other Loan Document or any participant of such Lender which has agreed in writing to be bound by the provisions of Section 9.13 [Equalization of Lenders] and any branch, Subsidiary or Affiliate of such Lender or participant anywhere in the world shall have the right, in addition to all other rights and remedies available to it, without notice to the Borrower, to set-off against and apply to the then unpaid balance of all the Loans and all other Obligations of the Borrower hereunder or under any other Loan Document any debt owing to, and any other funds held in any manner for the account of, the Borrower by such Lender or participant or by such branch, Subsidiary or Affiliate, including all funds in all deposit accounts (whether time or demand, general or special, provisionally credited or finally credited, or otherwise) now or hereafter maintained by the Borrower for its own account (but not including funds held in custodian or trust accounts or in the Investor Escrow Account) with such Lender or participant or such branch, Subsidiary or Affiliate. Such right shall exist whether or not any Lender or the Agent shall have made any demand under this Agreement or any other Loan Document, whether or not such debt owing to or funds held for the account of the Borrower is or are matured or unmatured and regardless of the existence or adequacy of any collateral, Guaranty or any other security, right or remedy available to any Lender or the Agent; and

8.2.4 Suits, Actions, Proceedings.

If an Event of Default shall occur and be continuing, and whether or not the Agent shall have accelerated the maturity of Loans pursuant to any of the foregoing provisions of this Section 8.2 [Consequences of Event of Default], the Agent or any Lender, if owed any amount with respect to the Loans, may proceed to protect and enforce its rights by suit in equity, action at law and/or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement or the other Loan Documents, including as permitted by applicable Law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Agent or such Lender; and

8.2.5 Application of Proceeds.

From and after the date on which the Agent has taken any action pursuant to this Section 8.2 [Consequences of Event of Default] and until all Obligations of the Borrower have been paid in full, any and all proceeds received by the Agent from the exercise of any remedy by the Agent, shall be applied as follows:

(i) first, to reimburse the Agent and the Lenders for out-of-pocket costs, expenses and disbursements, including reasonable attorneys’ and paralegals’ fees and legal expenses, incurred by the Agent or the Lenders in connection with collection of any Obligations of the Borrower under any of the Loan Documents;

(ii) second, to the repayment of all Obligations then due and unpaid of the Borrower to the Lenders incurred under this Agreement or any of the other Loan Documents, whether of principal, interest, fees, expenses or otherwise, in such manner as the Agent may determine in its discretion; and

(iii) the balance, if any, as required by Law.

8.2.6 Other Rights and Remedies.

The Agent may, and upon the request of the Required Lenders shall, exercise all post-default rights granted to the Agent and the Lenders under the Loan Documents or applicable Law.

9. THE AGENT

9.1 Appointment.

Each Lender hereby irrevocably designates, appoints and authorizes PNC Bank to act as Agent for such Lender under this Agreement and to execute and deliver or accept on behalf of each of the Lenders the other Loan Documents. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of a Note shall be deemed irrevocably to authorize, the Agent to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and any other instruments and agreements referred to herein, and to exercise such powers and to perform such duties hereunder as are specifically delegated to or required of the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. PNC Bank agrees to act as the Agent on behalf of the Lenders to the extent provided in this Agreement.

9.2 Delegation of Duties.

The Agent may perform any of its duties hereunder by or through agents or employees (provided such delegation does not constitute a relinquishment of its duties as Agent) and, subject to Sections 9.5 [Reimbursement of Agent by Borrower, Etc.] and 9.6 [Exculpatory Provisions; Limitation of Liability], shall be entitled to engage and pay for the advice or services of any attorneys, accountants or other experts concerning all matters pertaining to its duties hereunder and to rely upon any advice so obtained.

9.3 Nature of Duties; Independent Credit Investigation.

The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and no implied covenants, functions, responsibilities, duties, obligations, or liabilities shall be read into this Agreement or otherwise exist. The duties of the Agent shall be mechanical and administrative in nature; the Agent shall not have by reason of this Agreement a fiduciary or trust relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Agreement except as expressly set forth herein. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Each Lender expressly acknowledges (i) that the Agent has not made any representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Agent to any Lender; (ii) that it has made and will continue to make, without reliance upon the Agent, its own independent investigation of the financial condition and affairs and its own appraisal of the creditworthiness of the Borrower in connection with this Agreement and the making and continuance of the Loans hereunder; and (iii) except as expressly provided herein, that the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of any Loan or at any time or times thereafter.

9.4 Actions in Discretion of Agent; Instructions From the Lenders.

The Agent agrees, upon the written request of the Required Lenders, to take or refrain from taking any action of the type specified as being within the Agent’s rights, powers or discretion herein, provided that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or any other Loan Document or applicable Law. In the absence of a request by the Required Lenders, the Agent shall have authority, in its sole discretion, to take or not to take any such action, unless this Agreement specifically requires the consent of the Required Lenders or all of the Lenders. Any action taken or failure to act pursuant to such instructions or discretion shall be binding on the Lenders, subject to Section 9.6 [Exculpatory Provisions, Etc.]. Subject to the provisions of Section 9.6 [Exculpatory Provisions, Etc.], no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders, or in the absence of such instructions, in the absolute discretion of the Agent.

9.5 Reimbursement and Indemnification of Agent by the Borrower.

The Borrower unconditionally agrees to pay or reimburse the Agent and hold the Agent harmless against (a) liability for the payment of all reasonable out-of-pocket costs, expenses and disbursements, including fees and expenses of counsel, appraisers and environmental consultants, incurred by the Agent (i) in connection with the development, negotiation, preparation, printing, execution, administration, syndication, interpretation and performance of this Agreement and the other Loan Documents, (ii) relating to any requested amendments, waivers or consents pursuant to the provisions hereof, (iii) in connection with the enforcement of this Agreement or any other Loan Document or collection of amounts due hereunder or thereunder or the proof and allowability of any claim arising under this Agreement or any other Loan Document, whether in bankruptcy or receivership proceedings or otherwise, and (iv) in any workout or restructuring or in connection with the protection, preservation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Loan Document or in connection with any foreclosure, collection or bankruptcy proceedings, and (b) all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by the Agent hereunder or thereunder, provided that the Borrower shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements if the same results from the Agent’s gross negligence or willful misconduct, or if the Borrower was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense (except that the Borrower shall remain liable to the extent such failure to give notice does not result in a loss to the Borrower), or if the same results from a compromise or settlement agreement entered into without the consent of the Borrower, which shall not be unreasonably withheld. In addition, the Borrower agrees to reimburse and pay all reasonable out-of-pocket expenses of the Agent’s regular employees and agents engaged periodically to perform audits of the Borrower’s books, records and business properties.

9.6 Exculpatory Provisions; Limitation of Liability.

Neither the Agent nor any of its directors, officers, employees, agents, attorneys or Affiliates shall (a) be liable to any Lender for any action taken or omitted to be taken by it or them hereunder, or in connection herewith including pursuant to any Loan Document, unless caused by its or their own gross negligence or willful misconduct, (b) be responsible in any manner to any of the Lenders for the effectiveness, enforceability, genuineness, validity or the due execution of this Agreement or any other Loan Documents or for any recital, representation, warranty, document, certificate, report or statement herein or made or furnished under or in connection with this Agreement or any other Loan Documents, or (c) be under any obligation to any of the Lenders to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions hereof or thereof on the part of the Borrower, or the financial condition of the Borrower, or the existence or possible existence of any Event of Default or Potential Default. No claim may be made by the Borrower, any Lender, the Agent or any of their respective Subsidiaries against the Agent, any Lender or any of their respective directors, officers, employees, agents, attorneys or Affiliates, or any of them, for any special, indirect or consequential damages or, to the fullest extent permitted by Law, for any punitive damages in respect of any claim or cause of action (whether based on contract, tort, statutory liability, or any other ground) based on, arising out of or related to any Loan Document or the transactions contemplated hereby or any act, omission or event occurring in connection therewith, including the negotiation, documentation, administration or collection of the Loans, and the Borrower (for itself and on behalf of each of its Subsidiaries), the Agent and each Lender hereby waive, releases and agree never to sue upon any claim for any such damages, whether such claim now exists or hereafter arises and whether or not it is now known or suspected to exist in its favor. Each Lender agrees that, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder or given to the Agent for the account of or with copies for the Lenders, the Agent and each of its directors, officers, employees, agents, attorneys or Affiliates shall not have any duty or responsibility to provide any Lender with an credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower which may come into the possession of the Agent or any of its directors, officers, employees, agents, attorneys or Affiliates.

9.7 Reimbursement and Indemnification of Agent by Lenders.

Each Lender agrees to reimburse and indemnify the Agent (to the extent not reimbursed by the Borrower and without limiting the Obligation of the Borrower to do so) in proportion to its Ratable Share from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements, including attorneys’ fees and disbursements (including the allocated costs of staff counsel), and costs of appraisers and environmental consultants, of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by the Agent hereunder or thereunder, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (a) if the same results from the Agent’s gross negligence or willful misconduct, or (b) if such Lender was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense (except that such Lender shall remain liable to the extent such failure to give notice does not result in a loss to the Lender), or (c) if the same results from a compromise and settlement agreement entered into without the consent of such Lender, which shall not be unreasonably withheld. In addition, each Lender agrees promptly upon demand to reimburse the Agent (to the extent not reimbursed by the Borrower and without limiting the Obligation of the Borrower to do so) in proportion to its Ratable Share for all amounts due and payable by the Borrower to the Agent in connection with the Agent’s periodic audit of the Borrower’s books, records and business properties.

9.8 Reliance by Agent.

The Agent shall be entitled to rely upon any writing, telegram, telex or teletype message, resolution, notice, consent, certificate, letter, cablegram, statement, order or other document or conversation by telephone or otherwise believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon the advice and opinions of counsel and other professional advisers selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action hereunder unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

9.9 Notice of Default.

The Agent shall not be deemed to have knowledge or notice of the occurrence of any Potential Default or Event of Default unless the Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Potential Default or Event of Default and stating that such notice is a “notice of default.”

9.10 Notices.

The Agent shall promptly send to each Lender a copy of all notices received from the Borrower pursuant to the provisions of this Agreement or the other Loan Documents promptly upon receipt thereof. The Agent shall promptly notify the Borrower and the other Lenders of each change in the Base Rate and the effective date thereof.

9.11 Lenders in Their Individual Capacities; Agent in its Individual Capacity.

With respect to its Commitment, the Loans, the and any other rights and powers given to it as a Lender hereunder or under any of the other Loan Documents, the Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not the Agent, and the term “Lender” and “Lenders” shall, unless the context otherwise indicates, include the Agent in its individual capacity. PNC Bank and its Affiliates and each of the Lenders and their respective Affiliates may, without liability to account, except as prohibited herein, make loans to, issue letters of credit for the account of, acquire equity interests in, accept deposits from, discount drafts for, act as trustee under indentures of, and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with, the Borrower and its Affiliates, in the case of the Agent, as though it were not acting as Agent hereunder and in the case of each Lender, as though such Lender were not a Lender hereunder, in each case without notice to or consent of the other Lenders. The Lenders acknowledge that, pursuant to such activities, the Agent or its Affiliates may (i) receive information regarding the Borrower or any of its Subsidiaries or Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Subsidiary or Affiliate) and acknowledge that the Agent shall be under no obligation to provide such information to them, and (ii) accept fees and other consideration from the Borrower for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

9.12 Holders of Notes.

The Agent may deem and treat any payee of any Note as the owner thereof for all purposes hereof unless and until written notice of the assignment or transfer thereof shall have been filed with the Agent. Any request, authority or consent of any Person who at the time of making such request or giving such authority or consent is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

9.13 Equalization of Lenders.

The Lenders and the holders of any participations in any Notes agree among themselves that, with respect to all amounts received by any Lender or any such holder for application on any Obligation hereunder or under any Note or under any such participation, whether received by voluntary payment, by realization upon security, by the exercise of the right of set-off or banker’s lien, by counterclaim or by any other non-pro rata source, equitable adjustment will be made in the manner stated in the following sentence so that, in effect, all such excess amounts will be shared ratably among the Lenders and such holders in proportion to their interests in payments under the Notes, except as otherwise provided in Section 3.4.3 [Agent’s and Lender’s Rights], 4.4.2 [Replacement of a Lender] or 4.6 [Additional Compensation in Certain Circumstances]. The Lenders or any such holder receiving any such amount shall purchase for cash from each of the other Lenders an interest in such Lender’s Loans in such amount as shall result in a ratable participation by the Lenders and each such holder in the aggregate unpaid amount under the Notes, provided that if all or any portion of such excess amount is thereafter recovered from the Lender or the holder making such purchase, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by law (including court order) to be paid by the Lender or the holder making such purchase.

9.14 Successor Agent.

The Agent (i) may resign as Agent or (ii) shall resign if such resignation is requested by the Required Lenders (if the Agent is a Lender, the Agent’s Loans and its Commitment shall be considered in determining whether the Required Lenders have requested such resignation) or required by Section 4.4.2 [Replacement of a Lender], in either case of (i) or (ii) by giving not less than thirty (30) days’ prior written notice to the Borrower. If the Agent shall resign under this Agreement, then either (a) the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, subject to the consent of the Borrower, such consent not to be unreasonably withheld, or (b) if a successor agent shall not be so appointed and approved within the thirty (30) day period following the Agent’s notice to the Lenders of its resignation, then the Agent shall appoint, with the consent of the Borrower, such consent not to be unreasonably withheld, a successor agent who shall serve as Agent until such time as the Required Lenders appoint and the Borrower consents to the appointment of a successor agent. Upon its appointment pursuant to either clause (a) or (b) above, such successor agent shall succeed to the rights, powers and duties of the Agent, and the term “Agent” shall mean such successor agent, effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement. After the resignation of any Agent hereunder, the provisions of this Section 9 [The Agent] shall inure to the benefit of such former Agent and such former Agent shall not by reason of such resignation be deemed to be released from liability for any actions taken or not taken by it while it was an Agent under this Agreement.

9.15 Availability of Funds.

The Agent may assume that each Lender has made or will make the proceeds of a Loan available to the Agent unless the Agent shall have been notified by such Lender on or before the later of (1) the close of Business on the Business Day preceding the Borrowing Date with respect to such Loan or two (2) hours before the time on which the Agent actually funds the proceeds of such Loan to the Borrower (whether using its own funds pursuant to this Section 9.15 [Availability of Funds] or using proceeds deposited with the Agent by the Lenders and whether such funding occurs before or after the time on which Lenders are required to deposit the proceeds of such Loan with the Agent). The Agent may, in reliance upon such assumption (but shall not be required to), make available to the Borrower a corresponding amount in the applicable currency. If such corresponding amount is not in fact made available to the Agent by such Lender in the applicable currency, the Agent shall be entitled to recover such amount on demand from such Lender (or, if such Lender fails to pay such amount forthwith upon such demand from the Borrower) together with interest thereon, in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on the date the Agent recovers such amount, at a rate per annum equal to (i) the Federal Funds Effective Rate during the first three (3) days after such interest shall begin to accrue and (ii) the applicable interest rate in respect of such Loan after the end of such three-day period.

9.16 Calculations.

In the absence of gross negligence or willful misconduct, the Agent shall not be liable for any error in computing the amount payable to any Lender whether in respect of the Loans, fees or any other amounts due to the Lenders under this Agreement. In the event an error in computing any amount payable to any Lender is made, the Agent, the Borrower and each affected Lender shall, forthwith upon discovery of such error, make such adjustments as shall be required to correct such error, and any compensation therefor will be calculated at the Federal Funds Effective Rate or the Overnight Rate if such computation relates to a Loan made in an Optional Currency.

9.17 No Reliance on Agent’s Customer Identification Program.

Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Borrower, its Affiliates or its agents, the Loan Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any recordkeeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or such other Laws.

9.18 Beneficiaries.

Except as expressly provided herein (including provisions which specifically provide for rights or impose obligations on the Agent), the provisions of this Section 9 [The Agent] are solely for the benefit of the Agent and the Lenders, and the Borrower shall not have any rights to rely on or enforce any of the provisions hereof. In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for the Borrower.

10. MISCELLANEOUS

10.1 Modifications, Amendments or Waivers.

With the written consent of the Required Lenders, the Agent, acting on behalf of all the Lenders, and the Borrower, on behalf of the Borrower, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Lenders or the Borrower hereunder or thereunder, or may grant written waivers or consents to a departure from the due performance of the Obligations of the Borrower hereunder or thereunder. Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Lenders and the Borrower; provided, that, without the written consent of all the Lenders, no such agreement, waiver or consent may be made which will:

10.1.1 Increase of Commitment; Extension of Expiration Date.

Increase the amount of the Commitment of any Lender hereunder or add a Commitment of any new Lender or extend the Expiration Date (except as provided in Section 2.8 [Increase in Commitments] herein);

10.1.2 Extension of Payment; Reduction of Principal Interest or Fees; Modification of Terms of Payment.

Whether or not any Loans are outstanding, extend the time for payment of principal or interest of any Loan (excluding an extension which does not extend beyond thirty (30) days past the due date of any mandatory prepayment of a Loan or any mandatory Commitment reduction in connection with such a mandatory prepayment hereunder except for mandatory reductions of the Commitments on the Expiration Date), the Commitment Fee or any other fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by any Loan or reduce the Commitment Fee or any other fee payable to any Lender, or otherwise affect the terms of payment of the principal of or interest of any Loan, the Commitment Fee or any other fee payable to any Lender; or

10.1.3 Miscellaneous.

Amend Section 4.2 [Pro Rata Treatment of Lenders], 9.6 [Exculpatory Provisions, Etc.] or 9.13 [Equalization of Lenders] or this Section 10.1 [Modifications, Amendments or Waivers], alter any provision regarding the pro rata treatment of the Lenders, change the definition of Required Lenders, or change any requirement providing for the Lenders or the Required Lenders to authorize the taking of any action hereunder;

provided, further, that no agreement, waiver or consent which would modify the interests, rights or obligations of the Agent in its capacity as Agent or as the issuer of Letters of Credit shall be effective without the written consent of the Agent.

10.2 No Implied Waivers; Cumulative Remedies; Writing Required.

No course of dealing and no delay or failure of the Agent or any Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power, remedy or privilege preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of the Agent and the Lenders under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have. Any waiver, permit, consent or approval of any kind or character on the part of any Lender of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.

10.3 Reimbursement and Indemnification of Lenders by the Borrower; Taxes.

The Borrower agrees unconditionally upon demand to pay or reimburse to each Lender (other than the Agent, as to which the Borrower’s Obligations are set forth in Section 9.5 [Reimbursement of Agent By Borrower, Etc.]) and to save such Lender harmless against (i) liability for the payment of all reasonable out-of-pocket costs, expenses and disbursements (including fees and expenses of counsel (including allocated costs of staff counsel) for each Lender except with respect to (a) and (b) below), incurred by such Lender (a) in connection with the administration and interpretation of this Agreement, and other instruments and documents to be delivered hereunder, (b) relating to any amendments, waivers or consents pursuant to the provisions hereof, (c) in connection with the enforcement of this Agreement or any other Loan Document, or collection of amounts due hereunder or thereunder or the proof and allowability of any claim arising under this Agreement or any other Loan Document, whether in bankruptcy or receivership proceedings or otherwise, and (d) in any workout or restructuring or in connection with the protection, preservation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Loan Document or in connection with any foreclosure, collection or bankruptcy proceedings, or (ii) all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Lender, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by such Lender hereunder or thereunder, provided that the Borrower shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (A) if the same results from such Lender’s gross negligence or willful misconduct, or (B) if the Borrower was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense (except that the Borrower shall remain liable to the extent such failure to give notice does not result in a loss to the Borrower), or (C) if the same results from a compromise or settlement agreement entered into without the consent of the Borrower, which shall not be unreasonably withheld. The Lenders will attempt to minimize the fees and expenses of legal counsel for the Lenders which are subject to reimbursement by the Borrower hereunder by considering the usage of one law firm to represent the Lenders and the Agent if appropriate under the circumstances. The Borrower agrees unconditionally to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by the Agent or any Lender to be payable in connection with this Agreement or any other Loan Document, and the Borrower agrees unconditionally to save the Agent and the Lenders harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions.

10.4 Holidays.

Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day (except as provided in Section 3.2 [Interest Periods] with respect to Interest Periods under the Euro-Rate Option) and such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the Expiration Date if the Expiration Date is not a Business Day. Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.

10.5 Funding by Branch, Subsidiary or Affiliate.

10.5.1 Notional Funding.

Each Lender shall have the right from time to time, without notice to the Borrower, to deem any branch, Subsidiary or Affiliate (which for the purposes of this Section 10.5 [Funding by Branch, Subsidiary or Affiliate] shall mean any corporation or association which is directly or indirectly controlled by or is under direct or indirect common control with any corporation or association which directly or indirectly controls such Lender) of such Lender to have made, maintained or funded any Loan to which the Euro-Rate Option applies at any time, provided that immediately following (on the assumption that a payment were then due from the Borrower to such other office), and as a result of such change, the Borrower would not be under any greater financial obligation pursuant to Section 4.6 [Additional Compensation in Certain Circumstances] than it would have been in the absence of such change. Notional funding offices may be selected by each Lender without regard to such Lender’s actual methods of making, maintaining or funding the Loans or any sources of funding actually used by or available to such Lender.

10.5.2 Actual Funding.

Each Lender shall have the right from time to time to make or maintain any Loan by arranging for a branch, Subsidiary or Affiliate of such Lender to make or maintain such Loan subject to the last sentence of this Section 10.5.2 [Actual Funding]. If any Lender causes a branch, Subsidiary or Affiliate to make or maintain any part of the Loans hereunder, all terms and conditions of this Agreement shall, except where the context clearly requires otherwise, be applicable to such part of the Loans to the same extent as if such Loans were made or maintained by such Lender, but in no event shall any Lender’s use of such a branch, Subsidiary or Affiliate to make or maintain any part of the Loans hereunder cause such Lender or such branch, Subsidiary or Affiliate to incur any cost or expenses payable by the Borrower hereunder or require the Borrower to pay any other compensation to any Lender (including any expenses incurred or payable pursuant to Section 4.6 [Additional Compensation in Certain Circumstances]) which would otherwise not be incurred.

10.6 Notices; Lending Offices.

Any notice, request, demand, direction or other communication (for purposes of this Section 10.6 [Notices, Etc.] only, a “Notice”) to be given to or made upon any party hereto under any provision of this Agreement shall be given or made by telephone or in writing (which includes means of electronic transmission (i.e., “e-mail”) or facsimile transmission or by setting forth such Notice on a site on the World Wide Web (a “Website Posting”) if Notice of such Website Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 10.6 [Notices, Etc.]) in accordance with this Section 10.6 [Notices, Etc.]. Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Schedule 1.1(B) hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 10.6 [Notices, Etc.]. Any Notice shall be effective:

(i) In the case of hand-delivery, when delivered;

(ii) If given by mail, four days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(iii) In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, a Website Posting or overnight courier delivery of a confirmatory notice (received at or before noon on such next Business Day);

(iv) In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(v) In the case of electronic transmission, when actually received;

(vi) In the case of a Website Posting, upon delivery of a Notice of such posting (including the information necessary to access such web site) by another means set forth in this Section 10.6 [Notices, Etc.]; and

(vii) If given by any other means (including by overnight courier), when actually received.

Any Lender giving a Notice to the Borrower shall concurrently send a copy thereof to the Agent, and the Agent shall promptly notify the other Lenders of its receipt of such Notice. Schedule 1.1(B) lists the Lending Offices of each Lender. Each Lender may change its Lending Office by written notice to the other parties hereto.

10.7 Severability.

The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

10.8 Governing Law.

Each Letter of Credit and Section 2.11 [Letter of Credit Subfacility] shall be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be revised or amended from time to time, and to the extent not inconsistent therewith, the internal laws of the State of New York without regard to its conflict of laws principles. This Agreement shall be deemed to be a contract under the Laws of the State of New York and for all purposes shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without regard to its conflict of laws principles.

10.9 Prior Understanding.

This Agreement and the other Loan Documents supersede all prior understandings and agreements, whether written or oral, between the parties hereto and thereto relating to the transactions provided for herein and therein, including any prior confidentiality agreements and commitments.

10.10 Duration; Survival.

All representations and warranties of the Borrower contained herein or made in connection herewith shall survive the making of Loans and issuance of Letters of Credit and shall not be waived by the execution and delivery of this Agreement, any investigation by the Agent or the Lenders, the making of Loans, issuance of Letters of Credit, or payment in full of the Loans. All covenants and agreements of the Borrower contained in Sections 7.1 [Affirmative Covenants], 7.2 [Negative Covenants] and 7.2.15 [Reporting Requirements] herein shall continue in full force and effect from and after the date hereof so long as the Borrower may borrow or request Letters of Credit hereunder until termination of the Commitments and payment in full of the Loans and expiration or termination of all Letters of Credit. All covenants and agreements of the Borrower contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in the Notes, Section 4 [Payments] and Sections 9.5 [Reimbursement of Agent by Borrower, Etc.], 9.7 [Reimbursement of Agent by Lenders, Etc.] and 10.3 [Reimbursement of Lenders by Borrower; Etc.], shall survive payment in full of the Loans or termination of the Letters of Credit and the Commitments.

10.11 Successors and Assigns.

(i) This Agreement shall be binding upon and shall inure to the benefit of the Lenders, the Agent, the Borrower and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights and Obligations hereunder or any interest herein. Each Lender may, at its own cost, make assignments of or sell participations in all or any part of its Commitments and the Loans made by it to one or more banks or other entities, subject to the consent of the Borrower and the Agent with respect to any assignee, such consent not to be unreasonably withheld, provided that (1) no consent of the Borrower shall be required (A) if an Event of Default exists and is continuing, or (B) in the case of an assignment by a Lender to an Affiliate of such Lender, and (2) any assignment by a Lender to a Person other than an Affiliate of such Lender may not be made in amounts less than the lesser of $5,000,000 or the amount of the assigning Lender’s Commitment. In the case of an assignment, upon receipt by the Agent of the Assignment and Assumption Agreement, the assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights, benefits and obligations as it would have if it had been a signatory Lender hereunder, the Commitments shall be adjusted accordingly, and upon surrender of any Note subject to such assignment, the Borrower shall execute and deliver a new Note to the assignee in an amount equal to the amount of the Commitment assumed by it and a new Note to the assigning Lender in an amount equal to the Commitment retained by it hereunder. Any Lender which assigns any or all of its Commitment or Loans to a Person other than an Affiliate of such Lender shall pay to the Agent a service fee in the amount of $3,500 for each assignment. In the case of a participation, the participant shall only have the rights specified in Section 8.2.3 [Set-off] (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto and not to include any voting rights except with respect to changes of the type referenced in Sections 10.1.1 [Increase of Commitment, Etc.] or 10.1.2 [Extension of Payment, Etc.]), all of such Lender’s obligations under this Agreement or any other Loan Document shall remain unchanged, and all amounts payable by the Borrower hereunder or thereunder shall be determined as if such Lender had not sold such participation.

(ii) Any assignee or participant which is not incorporated under the Laws of the United States of America or a state thereof shall deliver to the Borrower and the Agent the form of certificate described in Section 10.17 [Tax Withholding Clause] relating to federal income tax withholding. Each Lender may furnish any publicly available information concerning the Borrower or its Subsidiaries and any other information concerning the Borrower or its Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees or participants), provided that such assignees and participants agree to be bound by the provisions of Section 10.12 [Confidentiality].

(iii) Notwithstanding any other provision in this Agreement, any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement, its Note and the other Loan Documents to any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR Section 203.14 without notice to or consent of the Borrower or the Agent. No such pledge or grant of a security interest shall release the transferor Lender of its obligations hereunder or under any other Loan Document.

10.12 Confidentiality.

10.12.1 General.

The Agent and the Lenders each agree to keep confidential all information obtained from the Borrower or its Subsidiaries which is nonpublic and confidential or proprietary in nature (including any information the Borrower specifically designates as confidential), except as provided below, and to use such information only in connection with their respective capacities under this Agreement and for the purposes contemplated hereby. The Agent and the Lenders shall be permitted to disclose such information (i) to outside legal counsel, accountants and other professional advisors who need to know such information in connection with the administration and enforcement of this Agreement, subject to agreement of such Persons to maintain the confidentiality, (ii) to assignees and participants as contemplated by Section 10.11 [Successors and Assigns], and prospective assignees and participants, subject to the agreement of such Persons to maintain the confidentiality, (iii) to the extent requested by any bank regulatory authority or, with notice to the Borrower, as otherwise required by applicable Law or by any subpoena or similar legal process, or in connection with any investigation or proceeding arising out of the transactions contemplated by this Agreement, (iv) if it becomes publicly available other than as a result of a breach of this Agreement or becomes available from a source not known to be subject to confidentiality restrictions, or (v) if the Borrower shall have consented to such disclosure.

10.12.2 Sharing Information With Affiliates of the Lenders.

The Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and the Borrower hereby authorizes each Lender to share any information delivered to such Lender by the Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender, it being understood that any such Subsidiary or affiliate of any Lender receiving such information shall be bound by the provisions of Section 10.12.1 [Confidentiality - General] as if it were a Lender hereunder. Such Authorization shall survive the repayment of the Loans and other Obligations and the termination of the Commitments.

10.13 Counterparts.

This Agreement may be executed by different parties hereto on any number of separate counterparts, each of which, when so executed and delivered, shall be an original, and all such counterparts shall together constitute one and the same instrument.

10.14 Agent’s or Lender’s Consent.

Whenever the Agent’s or any Lender’s consent is required to be obtained under this Agreement or any of the other Loan Documents as a condition to any action, inaction, condition or event, except as expressly otherwise provided herein, the Agent and each Lender shall be authorized to give or withhold such consent in its sole and absolute discretion.

10.15 Exceptions.

The representations, warranties and covenants contained herein shall be independent of each other, and no exception to any representation, warranty or covenant shall be deemed to be an exception to any other representation, warranty or covenant contained herein unless expressly provided, nor shall any such exceptions be deemed to permit any action or omission that would be in contravention of applicable Law.

10.16 CONSENT TO FORUM; WAIVER OF JURY TRIAL.

THE BORROWER HEREBY IRREVOCABLY CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF THE COURT OF COMMON PLEAS OF ALLEGHENY COUNTY AND THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF PENNSYLVANIA AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF

PROCESS BE MADE BY CERTIFIED OR REGISTERED MAIL DIRECTED TO THE BORROWER AT THE ADDRESS PROVIDED FOR IN SECTION 10.6 [NOTICES, ETC.] AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT THEREOF. THE BORROWER WAIVES ANY OBJECTION TO JURISDICTION AND VENUE OF ANY ACTION INSTITUTED AGAINST IT AS PROVIDED HEREIN AND AGREES NOT TO ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE. THE BORROWER, THE AGENT AND THE LENDERS HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT TO THE FULL EXTENT PERMITTED BY LAW.

10.17 Certifications From Lenders and Participants

10.17.1 Tax Withholding.

Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and, upon the written request of the Agent, each other Lender or assignee or participant of a Lender) agrees that it will deliver to each of the Borrower and the Agent two (2) duly completed appropriate valid Withholding Certificates (as defined under § 1.1441-1(c)(16) of the Income Tax Regulations (the “Regulations”)) certifying its status (i.e. U.S. or foreign person) and, if appropriate, making a claim of reduced, or exemption from, U.S. withholding tax on the basis of an income tax treaty or an exemption provided by the Internal Revenue Code. The term “Withholding Certificate” means a Form W-9; a Form W-8BEN; a Form W-8ECI; a Form W-8IMY and the related statements and certifications as required under § 1.1441-1(e)(2) and/or (3) of the Regulations; a statement described in § 1.871-14(c)(2)(v) of the Regulations; or any other certificates under the Internal Revenue Code or Regulations that certify or establish the status of a payee or beneficial owner as a U.S. or foreign person. Each Lender, assignee or participant required to deliver to the Borrower and the Agent a Withholding Certificate pursuant to the preceding sentence shall deliver such valid Withholding Certificate as follows: (A) each Lender which is a party hereto on the Closing Date shall deliver such valid Withholding Certificate at least five (5) Business Days prior to the first date on which any interest or fees are payable by the Borrower hereunder for the account of such Lender; (B) each assignee or participant shall deliver such valid Withholding Certificate at least five (5) Business Days before the effective date of such assignment or participation (unless the Agent in its sole discretion shall permit such assignee or participant to deliver such valid Withholding Certificate less than five (5) Business Days before such date in which case it shall be due on the date specified by the Agent). Each Lender, assignee or participant which so delivers a valid Withholding Certificate further undertakes to deliver to each of the Borrower and the Agent two (2) additional copies of such Withholding Certificate (or a successor form) on or before the date that such Withholding Certificate expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent Withholding Certificate so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Agent. Notwithstanding the submission of a

Withholding Certificate claiming a reduced rate of or exemption from U.S. withholding tax, the Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under § 1.1441-7(b) of the Regulations. Further, the Agent is indemnified under § 1.1461-1(e) of the Regulations against any claims and demands of any Lender or assignee or participant of a Lender for the amount of any tax it deducts and withholds in accordance with regulations under § 1441 of the Internal Revenue Code.

10.17.2 USA Patriot Act.

Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United states or foreign county, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (1) within 10 days after the Closing Date, and (2) as such other times as are required under the USA Patriot Act.

10.18 Amendment and Restatement; No Novation.

This Agreement amends and restates in its entirety the Prior Credit Agreement; and Borrower confirms that the Prior Credit Agreement and the other Loan Documents (as defined in the Prior Credit Agreement) have at all times, since the date of the execution and delivery of such documents, remained in full force and effect and the Obligations (as defined in the Prior Credit Agreement) are continued as Obligations hereunder as amended hereby. The Loans hereunder are a continuation of the Loans under (and such term are defined in) the Prior Credit Agreement. The Borrower and the Agent acknowledge and agree that the amendment and restatement of the Prior Credit Agreement by this Agreement is not intended to constitute, nor does it constitute a novation, interruption, suspension of continuity, satisfaction, discharge or termination of the obligations, loans, liabilities, or indebtedness under the Prior Credit Agreement and the other Loan Documents thereunder and this Agreement and the other Loan Documents are entitled to all rights and benefits originally pertaining to the Prior Credit Agreement and the other Loan Documents (as defined therein).

[SIGNATURE PAGE TO OPTIONAL CURRENCY CREDIT AGREEMENT]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

EXCELSIOR LASALLE PROPERTY FUND, INC., a Maryland corporation

By:	LaSalle Investment Management, Inc., a Maryland corporation, its investment advisor

By:	/s/ C. Allan Swaringen
Name:	C. Allan Swaringen
Title:	Managing Director

[SIGNATURE PAGE TO OPTIONAL CURRENCY CREDIT AGREEMENT]

PNC BANK, NATIONAL ASSOCIATION, individually and as Agent

By:	/s/ Michael E. Smith
Name:	Michael E. Smith
Title:	Senior Vice President

[SIGNATURE PAGE TO OPTIONAL CURRENCY CREDIT AGREEMENT]

BMO CAPITAL MARKETS FINANCING, INC.

By:	/s/ Aaron Lanski
Name:	Aaron Lanski
Title:	Vice President

SCHEDULE 1.1(A)

PRICING GRID—

VARIABLE PRICING AND FEES BASED ON LEVERAGE RATIO

Level	Adjusted Debt Service Coverage Ratio	Base Rate Spread	Euro-Rate Spread
I	Greater than 2.0 to 1.0	0%	1.30%

II	Less than or equal to 2.00 to 1.0 but greater than 1.75 to 1.0	0%	1.45%

III	Less than or equal to 1.75 to 1.0 but greater than or equal to 1.50 to 1.0	0%	1.50%

IV	Less than 1.50 to 1.0	0.50%	2.00%

For purposes of determining the Applicable Margin:

(a) The Applicable Margin shall be determined on the Closing Date based on the Adjusted Debt Service Coverage Ratio computed on such date pursuant to a Compliance Certificate to be delivered on the Closing Date.

(b) The Applicable Margin shall be recomputed as of the end of each fiscal quarter ending after the Closing Date based on the Adjusted Debt Service Coverage Ratio as of such quarter end. Any increase or decrease in the Applicable Margin computed as of a quarter end shall be effective on the date on which the Compliance Certificate evidencing such computation is due to be delivered under Section 7.3.4 [Certificate of the Borrower].

SCHEDULE 1.1(B)

COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES

Part 1 - Commitments of Lenders and Addresses for Notices to Lenders

Lender	Amount of Commitment for Loans	Ratable Share
PNC Bank, National Association, as a Lender and as Agent One PNC Plaza, 19th Floor 249 Fifth Avenue Pittsburgh, Pennsylvania 15222-2707	$30,000,000	50.00000000%
Attention: Michael E. Smith Telephone: 412-768-9135 Telecopy: 412-762-6500

BMO Capital Markets Financing, Inc. 115 South LaSalle Street Chicago, IL 60603
	$30,000,000	50.00000000%
Attention: Virginia Neale, Vice President Telephone: 312-461-3994 Telecopy: 312-293-4856

Total	$60,000,000	100.00000000%

SCHEDULE 1.1(B) - 1

SCHEDULE 1.1(B)

COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES

Part 2 - Addresses for Notices to Borrower:

BORROWER:

Excelsior LaSalle Property Fund, Inc.

c/o LaSalle Investment Management, Inc.

200 East Randolph, Suite 4400

Chicago, Illinois 60601

Attention: C. Allan Swaringen

Telephone: (312) 782-5800

Telecopy: (312) 228-0254

with a copy to:

Excelsior LaSalle Property Fund, Inc.

c/o LaSalle Investment Management, Inc.

200 East Randolph, Suite 4400

Chicago, Illinois 60601

Attention: Gordon Repp

Telephone: (312) 782-5800

Telecopy: (312) 228-2277

with a copy to:

Katten Muchin Rosenman LLP

525 West Monroe Street

Chicago, Illinois 60661-3693

Attention: Daniel J. Perlman

Telephone: (312) 902-5200

Telecopy: (312) 902-1061

SCHEDULE 1.1(B) - 2

SCHEDULE 1.1(P)

Permitted Liens

Legacy Village

First mortgage lien in favor of Teachers Insurance and Annuity Association of America encumbering the real property owned by Legacy Village Investors LLC, a Delaware limited liability company, commonly known as Legacy Village securing Indebtedness in the original principal amount of $108,000,000.

Monument IV

First mortgage lien in favor of Bank of America, N.A. encumbering the real property owned by MIVPO LLC, a Delaware limited liability company, commonly known as 12900 Worldgate Drive, Herndon, Virginia securing Indebtedness in the original principal amount of $38,000,000.

Haverty’s

First mortgage lien in favor of Nationwide Life Insurance Company encumbering the real property owned by ELPF Jackson, LLC, a Delaware limited liability company, commonly known as 1090 Broadway Avenue located in Jackson County, Georgia securing Indebtedness in the original principal amount of $21,350,000 (consisting of an $18,100,000 Note A and a $3,250,000 Note B).

Hagemeyer

First mortgage lien in favor of Nationwide Life Insurance Company encumbering the real property owned by ELPF Barrow, LLC, a Delaware limited liability company, commonly known as 1275 Barrow Industrial Parkway, Winder, Georgia securing Indebtedness in the original principal amount of $7,500,000 (consisting of a $6,500,000 Note C and a $1,000,000 Note D).

Georgia Flush Door

First mortgage lien in favor of Nationwide Life Insurance Company encumbering the real property owned by ELPF Cobb, LLC, a Delaware limited liability company, commonly known as 7905 Troon Circle located in Cobb County, Georgia securing Indebtedness in the original principal amount of $6,150,000 (consisting of a $5,400,000 Note E and a $750,000 Note F).

TNT

As of the Closing Date, the TNT asset consists of a loan made by LaSalle Monee Lender, LLC secured by a second-priority mortgage the real property commonly known as 25850 South Ridgeland Avenue, Monee, Illinois (the “TNT Property”). Simultaneously with the making of the Loan by LaSalle Monee Lender, LLC, LaSalle Monee Purchaser, LLC entered into an option to purchase the TNT Property. As of the Closing Date, LaSalle Monee Purchaser, LLC has exercised its option to purchase the TNT Property, and such acquisition is scheduled to close during the first quarter of 2006. LaSalle Monee Purchaser, LLC will acquire the TNT Property subject to the existing first mortgage, and, accordingly, upon acquisition of the TNT Property, the TNT Property will be encumbered by a first mortgage lien in favor of Nationwide Life Insurance Company securing Indebtedness in the original principal amount of $16,700,000.

111 Sutter

First mortgage lien in favor of AXA Equitable Life Insurance Company encumbering the real property owned by CEP Investors XII LLC, a Delaware limited liability company, commonly known as 111 Sutter Street, San Francisco, California securing Indebtedness in the original principal amount of $56,000,000.

105 Kendall

First mortgage lien in favor of NLI Commercial Mortgage Fund, LLC encumbering the real property owned by ELPF Kendall, LLC, a Delaware limited liability company, commonly known as 105 Kendall Park Lane, Atlanta, Georgia securing Indebtedness in the original principal amount of $13,000,000.

Waipio

First mortgage lien in favor of AXA Equitable Life Insurance Company encumbering the real property owned by ELPF Waipio, LLC, a Delaware limited liability company, commonly known as Gentry Waipio Center located in Waipahu, Hawaii securing Indebtedness in the original principal amount of $19,950,000.

Pac-Med Portfolio

a.	The properties owned by PMB Glendale 1500 South Central LLC, PMB Van Nuys 14600 Sherman LLC and PMB Van Nuys 14624 LLC are subject to a first mortgage lien in favor of Morgan Stanley Mortgage Capital Inc. securing Indebtedness in the original principal amount of $15,520,000.

b.	The properties owned by PMB Northridge 18546 Roscoe LLC, PMB Northridge 18460 Roscoe LLC, PMB Phoenix 4545 East Chandler LLC and PMB Chandler 485 South Dobson LLC are subject to a first mortgage lien in favor of Morgan Stanley Mortgage Capital Inc. securing Indebtedness in the original principal amount of $16,072,000.

c.	The properties owned by PMB Northridge 18350 Roscoe LLC, PMB Sun Lakes 10440 East Riggs LLC and PMB Gilbert 1501 North Gilbert LLC are subject to a first mortgage lien in favor of Morgan Stanley Mortgage Capital Inc. securing Indebtedness in the original principal amount of $17,832,000.

d.	The properties owned by PMB Santa Maria 525 E. Plaza LLC, PMB Santa Maria 116 S. Palisade LLC, PMB Bakersfield 500 Old River Road LLC, PMB Bakersfield 300 Old River Road LLC and PMB Phoenix 500 West Thomas LLC are subject to a first mortgage lien in favor of Morgan Stanley Mortgage Capital Inc. securing Indebtedness in the original principal amount of $34,880,000.

Northglenn

First mortgage lien in favor of Morgan Stanley Mortgage Capital Inc. encumbering the real property owned by ELPF Northglenn, L.L.C., a Delaware limited liability company, commonly known as The Marketplace at Northglenn located in Northglenn, Colorado securing Indebtedness in the original principal amount of $64,500,000.

Met Park North

First mortgage lien in favor of AXA Equitable Life Insurance Company encumbering the real property owned by ELPF Met ParkNorth, L.L.C., a Delaware limited liability company, commonly known as Met Park North located in Seattle, Washington securing Indebtedness in the original principal amount of $61,000,000.

Stirling Slidell

First mortgage lien in favor of Keybank National Association encumbering the real property owned by ELPF Slidell, L.L.C., a Delaware limited liability company, commonly known as Stirling Slidell Centre located in Slidell, Louisiana securing Indebtedness in the original principal amount of $14,600,000.

9800 South Meridian

First mortgage lien in favor of Keybank National Association encumbering the real property owned by 9800 South Meridian, L.L.C., a Delaware limited liability company, commonly known as 9800 South Meridian Boulevard located in Englewood, Colorado securing Indebtedness in the original principal amount of $18,460,000.

Forge Drive

First mortgage lien in favor of Washington Mutual Bank encumbering the real property owned by Forge Cupertino, L.L.C., a Delaware limited liability company, commonly known as 18920-18922 Forge Drive located in Cupertino, California securing Indebtedness in the original principal amount of $19,050,000.

Excelsior Credit Agreement - Schedule 2.11.1 Existing Letters of Credit - to remain Outstanding

PNC Reference #	18103849-00-000	18104035-00-000

Property Location	Kansas City, MO	Calgary, Canada

Beneficiary	Project Buckeye, LLC	Remington Development Corporation

Amount	$2,500,000.00	$3,100,000.00

Original Issue Date	October 18, 2006	December 13, 2006

Re-Issue Date—for $500,000 increase	December 21, 2006

Expiration Date	March 31, 2007	August 31, 2007

Schedule 5.1.1

SCHEDULE OF SUBSIDIARIES AND ASSETS

ASSET / SUBSIDIARY (Assets are indicated in ALLCAPS; Subsidiaries are indicated in boldface)	LOCATION / JURISDICTION OF FORMATION	OWNERSHIP
LEGACY VILLAGE (retail)	Beachwood, Ohio	wholly owned by Legacy Village Investors, LLC, a Delaware limited liability company

Legacy Village Investors LLC	Delaware	owned (a) 46.5% by Legacy Village Holdings LLC, a Delaware limited liability company, (b) 30.7625% by National Electrical Benefit Fund, a District of Columbia trust, (c) 1.3375% by The Northern Ohio Building and Construction Trades Real Estate Investment Group Trust, a group trust created and organized in the United States and (d) 21.4% by Legacy Village Partners LLC, a Delaware limited liability company

Legacy Village Holdings LLC	Delaware	wholly owned by Legacy Village Holdings II LLC, a Delaware limited liability company

Legacy Village Holdings II LLC	Delaware	wholly owned by Legacy Village Holdings III LLC, a Delaware limited liability company

Legacy Village Holdings III LLC	Delaware	wholly owned by Borrower

MONUMENT IV / 12900 WORLDGATE DRIVE (office)	Herndon, Virginia	wholly owned by MIVPO LLC, a Delaware limited liability company

MIVPO LLC	Delaware	wholly owned by MIVPO Member LLC, a Delaware limited liability company

MIVPO Member LLC	Delaware	wholly owned by Borrower

HAVERTY’S / 1090 BROADWAY AVENUE (industrial)	Jackson County, Georgia	wholly owned by ELPF Jackson LLC, a Delaware limited liability company

ELPF Jackson, LLC	Delaware	wholly owned by ELPF Atlanta Member, LLC, a Delaware limited liability company

ELPF Atlanta Member, LLC	Delaware	wholly owned by Borrower

HAGEMEYER / 1275 BARROW INDUSTRIAL PARKWAY (industrial)	Winder, Georgia	wholly owned by ELPF Barrow, LLC, a Delaware limited liability company

ELPF Barrow, LLC	Delaware	wholly owned by ELPF Atlanta Member, LLC, a Delaware limited liability company

GEORGIA FLUSH DOOR / 7905 TROON CIRCLE (industrial)	Cobb County, Georgia	wholly owned by ELPF Cobb, LLC, a Delaware limited liability company

ELPF Cobb, LLC	Delaware	wholly owned by ELPF Atlanta Member, LLC, a Delaware limited liability company

TNT / 25850 SOUTH RIDGELAND AVENUE (industrial)	Monee, Illinois	wholly owned by LaSalle Monee Lender, LLC, a Delaware limited liability company

LaSalle Monee Lender, LLC	Delaware	wholly owned by Borrower

LaSalle Monee Purchaser, LLC	Delaware	wholly owned by Borrower

111 SUTTER STREET (office)	San Francisco, California	wholly owned by CEP Investors XII LLC, a Delaware limited liability company

CEP Investors XII LLC	Delaware	owned (a) 80% by ELPF/Sutter Holdings, LLC, a Delaware limited liability company and (b) 20% by EPI Investors XII LLC, a California limited liability company

ELPF/Sutter Holdings, LLC	Delaware	wholly owned by Borrower

105 KENDALL PARK LANE (industrial)	Atlanta, Georgia	wholly owned by ELPF Kendall, LLC, a Delaware limited liability company

ELPF Kendall, LLC	Delaware	wholly owned by Borrower

GENTRY WAIPIO CENTER (retail)	Waipahu, Hawaii	wholly owned by ELPF Waipio, LLC, a Delaware limited liability company

ELPF Waipio, LLC	Delaware	wholly owned by Borrower

PAC-MED PORTFOLIO (medical office) a. 485 SOUTH DOBSON ROAD	Chandler, Arizona	wholly owned by PMB Chandler 485 South Dobson LLC, a Delaware limited liability company

PMB Chandler 485 South Dobson LLC	Delaware	wholly owned by PMB Acquisition #1 Partners LLC, a Delaware limited liability company

PMB Acquisition #1 Partners LLC	Delaware	owned (a) 95% by ELPF PMB Holdings, LLC, a Delaware limited liability company, (b) 0.25% by PMB Founders LLC, a California limited liability company and (c) 4.75% by PMB Portfolio #1 LLC, a Delaware limited liability company

ELPF PMB Holdings, LLC	Delaware	wholly owned by Borrower

b. 4545 EAST CHANDLER ROAD	Phoenix, Arizona	wholly owned by PMB Phoenix 4545 East Chandler LLC, a Delaware limited liability company

PMB Phoenix 4545 East Chandler LLC	Delaware	wholly owned by PMB Acquisition #1 Partners LLC, a Delaware limited liability company

c. 1501 NORTH GILBERT ROAD	Gilbert, Arizona	wholly owned by PMB Gilbert 1501 North Gilbert LLC, a Delaware limited liability company

PMB Gilbert 1501 North Gilbert LLC	Delaware	wholly owned by PMB Acquisition #1 Partners LLC, a Delaware limited liability company

d. 10440 EAST RIGGS ROAD	Sun Lakes, Arizona	wholly owned by PMB Sun Lakes 10440 East Riggs LLC, a Delaware limited liability company

PMB Sun Lakes 10440 East Riggs LLC	Delaware	wholly owned by PMB Acquisition #1 Partners LLC, a Delaware limited liability company

e. 500 WEST THOMAS ROAD	Phoenix, Arizona	wholly owned by PMB Phoenix 500 West Thomas LLC, a Delaware limited liability company

PMB Phoenix 500 West Thomas LLC	Delaware	wholly owned by PMB Acquisition #1 Partners LLC, a Delaware limited liability company

f. 1500 SOUTH CENTRAL AVENUE	Glendale, California	wholly owned by PMB Glendale 1500 South Central LLC, a Delaware limited liability company

PMB Glendale 1500 South Central LLC	Delaware	wholly owned by PMB Acquisition #1 Partners LLC, a Delaware limited liability company

g. 14624 SHERMAN WAY	Van Nuys, California	wholly owned by PMB Van Nuys 14624 Sherman LLC, a Delaware limited liability company

PMB Van Nuys 14624 Sherman LLC	Delaware	wholly owned by PMB Acquisition #1 Partners LLC, a Delaware limited liability company

h. 14600 SHERMAN WAY	Van Nuys, California	wholly owned by PMB Van Nuys 14600 Sherman LLC, a Delaware limited liability company

PMB Van Nuys 14600 Sherman LLC	Delaware	wholly owned by PMB Acquisition #1 Partners LLC, a Delaware limited liability company

i. 18546 ROSCOE BOULEVARD	Northridge, California	wholly owned by PMB Northridge 18546 Roscoe LLC, a Delaware limited liability company

PMB Northridge 18546 Roscoe LLC	Delaware	wholly owned by PMB Acquisition #1 Partners LLC, a Delaware limited liability company

j. 18460 ROSCOE BOULEVARD	Northridge, California	wholly owned by PMB Northridge 18460 Roscoe LLC, a Delaware limited liability company

PMB Northridge 18460 Roscoe LLC	Delaware	wholly owned by PMB Acquisition #1 Partners LLC, a Delaware limited liability company

k. 18350 ROSCOE BOULEVARD	Northridge, California	wholly owned by PMB Northridge 18350 Roscoe LLC, a Delaware limited liability company

PMB Northridge 18350 Roscoe LLC	Delaware	wholly owned by PMB Acquisition #1 Partners LLC, a Delaware limited liability company

l. 300 OLD RIVER ROAD	Bakersfield, California	wholly owned by PMB Bakersfield 300 Old River LLC, a Delaware limited liability company

PMB Bakersfield 300 Old River LLC	Delaware	wholly owned by PMB Acquisition #1 Partners LLC, a Delaware limited liability company

m. 500 OLD RIVER ROAD	Bakersfield, California	wholly owned by PMB Bakersfield 500 Old River LLC, a Delaware limited liability company

PMB Bakersfield 500 Old River LLC	Delaware	wholly owned by PMB Acquisition #1 Partners LLC, a Delaware limited liability company

n. 525 EAST PLAZA DRIVE	Santa Maria, California	wholly owned by PMB Santa Maria 525 E. Plaza LLC, a Delaware limited liability company

PMB Santa Maria 525 E. Plaza LLC	Delaware	wholly owned by PMB Acquisition #1 Partners LLC, a Delaware limited liability company

o. 116 SOUTH PALISADE DRIVE	Santa Maria, California	wholly owned by PMB Santa Maria 116 S. Palisade LLC, a Delaware limited liability company

PMB Santa Maria 116 S. Palisade LLC	Delaware	wholly owned by PMB Acquisition #1 Partners LLC, a Delaware limited liability company

THE MARKETPLACE AT NORTHGLENN (retail) – transaction is not closed as of the Closing Date but is scheduled to close in December 2005	Northglenn, Colorado	wholly owned by ELPF Northglenn, L.L.C., a Delaware limited liability

ELPF Northglenn, L.L.C.	Delaware	wholly owned by ELPF Northglenn Member, LLC, a Delaware limited liability company

ELPF Northglenn Member, LLC	Delaware	wholly owned by Borrower

MET PARK NORTH (office/retail)	Seattle, Washington	wholly owned by ELPF Met Park North, L.L.C., a Delaware limited liability

ELPF Met Park North, L.L.C.	Delaware	wholly owned by Borrower

STIRLING SLIDELL CENTRE (retail)	Slidell, Louisiana	wholly owned by ELPF Slidell L.L.C., a Delaware limited liability

ELPF Slidell L.L.C.	Delaware	wholly owned by ELPF Slidell Member, LLC, a Delaware limited liability company

ELPF Slidell Member, LLC	Delaware	wholly owned by Borrower

9800 SOUTH MERIDIAN BOULEVARD (office)	Englewood, Colorado	wholly owned by 9800 South Meridian, LLC, a Delaware limited liability

9800 South Meridian, LLC	Delaware	owned (a) 90% by ELPF Meridian, LLC, a Delaware limited liability company and (b) 10% by Meridian PDC Development, LLC, a Colorado limited liability company

ELPF Meridian, LLC	Delaware	wholly owned by Borrower

18920-18922 FORGE DRIVE (office)	Cupertino, California	wholly owned by Forge Cupertino, LLC, a Delaware limited liability

Forge Cupertino, LLC	Delaware	owned (a) 90% by ELPF Forge Drive, LLC, a Delaware limited liability company and (b) 10% by Forge Cupertino PG, LLC, a California limited liability company

ELPF Forge Drive, LLC	Delaware	wholly owned by Borrower

SCHEDULE 5.1.2

Options, Warrants or Other Rights to Purchase Stock

As described in the Private Offering Memorandum, Borrower is an open-ended real estate investment fund that does quarterly offerings of stock to accommodate investments by existing and additional investors.

SCHEDULE 5.1.13

Consents and Approvals

NONE

SCHEDULE 5.1.21

Environmental Disclosures

NONE

EXHIBIT 1.1(A)

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Selling Lender] (the “Assignor”) and [Insert name of Purchasing Lender] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Amended and Restated Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including, to the extent included in any such facilities, letters of credit and swingline loans) (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is an Affiliate1]

3.	Borrower(s):	Excelsior LaSalle Property Fund, Inc.

4.	Agent:	PNC Bank, National Association, as the Agent under the Credit Agreement

5.	Credit Agreement:	The Amended and Restated Credit Agreement dated as of February 21, 2007 among Excelsior LaSalle Property Fund, Inc., the Lenders parties thereto, PNC Bank, National Association, as Agent, the Guarantors now or hereafter party thereto and the Lenders now or hereafter party thereto

[1]	Insert if applicable.

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]

Revolving Credit Commitment	$	$		%

	$	$		%

	$	$		%

Effective Date:             , 20     [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]3

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

PNC BANK, NATIONAL ASSOCIATION, as Agent

By
Name:
Title:

Consented to:

EXCELSIOR LaSALLE PROPERTY FUND, INC., a Maryland corporation

By: LaSalle Investment Management, Inc.,

a Maryland corporation, its investment advisor

By
Name:
Title:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[3]	Assignor shall pay a fee of $3,500 to the Agent in connection with the Assignment.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT

AND ASSUMPTION AGREEMENT

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Loan Documents”), or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements, if any, of an eligible assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.3.1 and 7.3.3 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, and (v) if Assignee is not incorporated or organized under the laws of the United States of America or any State thereof, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania.

EXHIBIT 1.1(L)

LENDER JOINDER AND ASSUMPTION AGREEMENT

This Lender Joinder and Assumption Agreement (the “Joinder”) is made as of             , 20     (the “Effective Date”) by                     , (the “New Commitment Provider”).

Background

Reference is made to the Amended and Restated Credit Agreement dated as of              among                      (the “Borrower”), the Guarantors now or hereafter party thereto, the Lenders now or hereafter party thereto and PNC BANK, NATIONAL ASSOCIATION, as agent (the “Agent”) (as the same has been and may hereafter be modified, supplemented, amended or restated the “Agreement”). Capitalized terms defined in the Agreement are used herein as defined therein.

Agreement

In consideration of the Lenders’ permitting the New Commitment Provider to become a Lender under the Agreement, the New Commitment Provider agrees that effective as of the Effective Date it shall become, and shall be deemed to be, a Lender under the Agreement and each of the other Loan Documents and agrees that from the Effective Date and so long as the New Commitment Provider remains a party to the Agreement, such New Commitment Provider shall assume the obligations of a Lender under and perform, comply with and be bound by each of the provisions of the Agreement which are stated to apply to a Lender and shall be entitled to the benefits, rights and remedies set forth therein and in each of the other Loan Documents. The New Commitment Provider hereby acknowledges that it has heretofore received a true and correct copy of the Agreement (including any modifications thereof or supplements or waivers thereto) as in effect on the Effective Date and the executed original of its Note dated the Effective Date issued by the Borrower under the Agreement in the face amount of $            .

The Commitments and Ratable Shares of the New Commitment Provider and each of the other Lenders are as set forth on Schedule 1.1(B) to the Agreement. Schedule 1.1(B) to the Agreement is being amended and restated effective as of the Effective Date hereof to read as set forth on Schedule 1.1(B) hereto. Schedule 1 hereto lists as of the date hereof the amount of Loans under each outstanding Borrowing Tranche. Notwithstanding the foregoing on the date hereof, the Borrower shall repay all outstanding Loans to which either the Base Rate Option or the Euro-Rate Option applies and simultaneously reborrow a like amount of Loans under each such Interest Rate Option from the Lenders (including the New Commitment Provider) according to the Ratable Shares set forth on attached Schedule 1.1(B) and shall be subject to breakage fees and other indemnities provided in Section [4.6.2] [Indemnity].

The New Commitment Provider is executing and delivering this Joinder as of the Effective Date and acknowledges that it shall: (A) share ratably in all Base Rate Loans borrowed by the Borrower on and after the Effective Date; (B) participate in all new Euro-Rate Loans borrowed by the Borrower on and after the Effective Date according to its Ratable Share; and (C) participate in all Letters of Credit outstanding on the Effective Date according to its Ratable Share.

[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE TO LENDER JOINDER AND ASSUMPTION

AGREEMENT]

IN WITNESS WHEREOF, the New Commitment Provider has duly executed and delivered this Joinder as of the Effective Date.

[NEW COMMITMENT PROVIDER]

By:
Name:
Title:

[ACKNOWLEDGEMENT TO LENDER JOINDER AND ASSUMPTION AGREEMENT]

ACKNOWLEDGED:

PNC BANK, NATIONAL ASSOCIATION, as Agent

By:
Name:
Title:

BORROWER:

EXCELSIOR LASALLE PROPERTY FUND, INC., a Maryland corporation

By: LaSalle Investment Management, Inc., a Maryland corporation, its investment advisor

By:
Name:
Title:

SCHEDULE 1.1(B)

COMMITMENTS OF LENDERS

Attached Schedule 1.1(B)

SCHEDULE 1

OUTSTANDING TRANCHES

EXHIBIT 1.1(M)

FORM OF

MANAGEMENT AND ADVISORY FEE SUBORDINATION AGREEMENT

THIS MANAGEMENT AND ADVISORY FEE SUBORDINATION AGREEMENT (the “Agreement”) is dated as of February 21, 2007, and is made by Excelsior LaSalle Property Fund, Inc., a Maryland corporation (the “Borrower”), LaSalle Investment Management, Inc., a Maryland corporation (the “Advisor”), U.S. Trust Company, N.A., a California corporation and national bank acting through its investment advisory division, U.S. Trust Company, N.A. Asset Management Division (the “Manager”), and PNC Bank, National Association, as agent for the Lenders (as defined below) (the “Agent”).

WITNESSETH THAT:

WHEREAS, pursuant to the Amended and Restated Credit Agreement of even date herewith (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, the Lenders now or hereafter party thereto and the Agent, the Lenders intend to make certain loans to the Borrower (all capitalized terms used herein and not otherwise defined herein shall have such meanings given to them in the Credit Agreement);

WHEREAS, the Manager shall provide certain management services to the Borrower and the Borrower has agreed to pay certain management fees to the Manager pursuant to that certain Management Agreement entered into by Manager and Borrower on December 23, 2004 (the “Management Agreement”), and the Advisor shall provide certain investment advisory services to the Borrower and the Borrower has agreed to pay certain investment advisory fees to the Advisor pursuant to the Investment Advisory Agreement entered into by the Manager, the Advisor and the Borrower on December 23, 2004 (the “Investment Advisory Agreement”, hereinafter all management fees, investment advisory fees, and similar fees, howsoever designated, from time to time payable by the Borrower to the Manager or the Advisor, and any and all other amounts payable in connection therewith (including reimbursement for out-of-pocket expenses) are hereinafter collectively referred to as the “Subordinated Indebtedness”); and

WHEREAS, the obligation of the Lenders to make loans is subject to the condition, among others, that the Manager and the Advisor subordinate the Subordinated Indebtedness to any and all Indebtedness and other Obligations of the Borrower to the Agent and the Lenders or any Affiliate of any Lender pursuant to the Credit Agreement and the other Loan Documents(such Indebtedness and Obligations of the Borrower are herein collectively referred to as the “Senior Debt”) in the manner set forth herein.

NOW, THEREFORE, intending to be legally bound hereby, the parties hereto covenant and agree as follows:

1. Subordinated Indebtedness Subordinated to Senior Debt. The recitals set forth above are hereby incorporated herein by reference. All Subordinated Indebtedness shall be subordinate and junior in right of payment to the prior indefeasible payment in full, in cash of all Senior Debt pursuant to the provisions contained herein.

2. Payment Over of Proceeds Upon Dissolution, Etc. Upon any distribution of assets of the Borrower in the event of (a) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the Borrower or to its creditors, as such, or to its assets, or (b) any liquidation, dissolution or other winding up of the Borrower (except for voluntary dissolution of a Subsidiary of the borrower provided that such Subsidiary has no assets and does not conduct business, as such dissolution is permitted by Section 7.2.7 of the Credit Agreement), whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (c) any assignment for the benefit of creditors or any marshaling of assets and liabilities of the Borrower, then and in any such event the Agent for the benefit of the Lenders shall be entitled to receive indefeasible payment in full of all amounts due or to become due (whether or not an Event of Default has occurred under the terms of the Loan Documents or the Senior Debt has been declared due and payable prior to the date on which it would otherwise have become due and payable) on or in respect of any and all Senior Debt before the Manager or the Advisor are entitled to receive any payment on account of the Subordinated Indebtedness, and to that end the Agent shall be entitled to receive, for application to the payment of the Senior Debt, any payment or distribution of any kind or character, whether in cash, property or securities, which may be payable or deliverable in respect of the Subordinated Indebtedness owed by the Borrower in any such case, proceeding, dissolution, liquidation or other winding up or event.

3. No Commencement of any Proceeding. The Manager and the Advisor agree that, so long as the Senior Debt shall remain unpaid, they will not commence as a creditor, or join with any creditor other than the Agent and the Lenders in commencing, any proceeding including but not limited to those described in Section 2 hereof or any other enforcement action of any kind against the Borrower.

4. Prior Payment of Senior Debt Upon Acceleration of Subordinated Indebtedness. If any portion of the Subordinated Indebtedness owed by the Borrower becomes or is declared due and payable before its stated maturity, then and in such event the Agent for the benefit of the Lenders shall be entitled to receive indefeasible payment in full of all amounts due and to become due on or in respect of the Senior Debt (whether or not an Event of Default has occurred under the terms of the Credit Agreement or the Senior Debt has been declared due and payable prior to the date on which it would otherwise have become due and payable) before the Manager or the Advisor is entitled to receive any payment thereon.

5. No Payment When Senior Debt in Default. If any Event of Default under the Credit Agreement shall have occurred and be continuing or such an Event of Default would result from or exist after giving effect to a payment with respect to any portion of the

Subordinated Indebtedness, unless the Required Lenders shall have consented to or waived the same, so long as any of the Senior Debt shall remain outstanding, no payment shall be made by the Borrower on account of the management fees which constitute the Subordinated Indebtedness.

6. Payment Permitted if No Default. Nothing contained in this Agreement shall prevent the Borrower, at any time except during the pendency of any of the conditions described in Sections 2, 4 and 5, from making the regularly scheduled payments (excluding any and all prepayments) of the Subordinated Indebtedness in accordance with the Management Agreement and the Investment Advisory Agreement. Without the prior written consent of the Agent, the Borrower shall not make and neither of the Manager or the Advisor shall accept any other payments with respect to the Subordinated Indebtedness.

7. Receipt of Prohibited Payments. If, notwithstanding the foregoing provisions of Sections 2, 4 and 5, the Manager or the Advisor shall have received any payment or distribution of assets in violation of any such Sections or any other Section of this Agreement from the Borrower of any kind or character, whether in cash, property or securities, then and in such event such payment or distribution shall be held in trust for the benefit of the Agent and the Lenders, shall be segregated from other funds and property held by the Manager or the Advisor, as applicable, and shall be forthwith paid over to the Agent in the same form as so received (with any necessary endorsement) to be applied (in the case of cash) to or held as collateral (in the case of noncash property or securities) for the payment or prepayment of the Senior Debt in accordance with the terms of the Credit Agreement.

8. Rights of Subrogation. The Manager and the Advisor agree that no payment or distribution to the Agent pursuant to the provisions of this Agreement shall entitle it to exercise any rights of subrogation in respect thereof until the Senior Debt shall have been indefeasibly paid in full, in cash and the Commitments under the Credit Agreement shall have terminated.

9. Agreement Solely to Define Relative Rights. The purpose of this Agreement is solely to define the relative rights of the Manager and the Advisor, on the one hand, and the Agent and the Lenders, on the other hand. Nothing contained in this Agreement is intended to or shall impair, as between the Manager and the Advisor and their respective creditors other than the Agent and the Lenders, the obligation of the Manager and the Advisor and the Borrower to each other to pay the Subordinated Indebtedness as and when the same shall become due and payable in accordance with its terms, or is intended to or shall affect the relative rights between the Manager and the Advisor and their respective creditors other than the Agent and the Lenders, nor shall anything herein prevent the Manager and the Advisor from exercising all remedies otherwise permitted by applicable law upon default under any agreement pursuant to which the Subordinated Indebtedness is created, subject to the rights, if any, under this Agreement of the Agent to receive cash, property or securities otherwise payable or deliverable with respect to the Subordinated Indebtedness.

10. No Implied Waivers of Subordination. No right of the Agent and the Lenders to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Borrower, by any act or failure to act by the Agent, or by any non-compliance by the Borrower with the terms, provisions and covenants of any agreement pursuant to which the Subordinated Indebtedness is created, regardless of any knowledge thereof the Agent or any of the Lenders may have or be otherwise charged with. The Manager and the Advisor by their acceptance hereof agree that, so long as there is Senior Debt outstanding or Commitments in effect under the Credit Agreement, neither the Manager nor the Advisor shall agree to sell, assign, pledge, encumber or otherwise dispose of, or to compromise, release, forgive or otherwise discharge the obligations of the Borrower with respect to its Subordinated Indebtedness, other than by means of payment of such Subordinated Indebtedness according to its terms and the terms of this Agreement, without the prior written consent of the Agent, with the written approval of all of the Lenders.

Without in any way limiting the generality of the foregoing paragraph, the Agent and the Lenders may, at any time and from time to time, without the consent of or notice to the Manager or the Advisor, without incurring responsibility to the Manager or the Advisor and without impairing or releasing the subordination provided in this Agreement or the obligations hereunder of the Manager or the Advisor to the Agent and the Lenders, do any one or more of the following: (i) change the manner, place or terms of payment, or extend the time of payment, renew or alter the Senior Debt or otherwise amend or supplement the Senior Debt or the Loan Documents; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing the Senior Debt; (iii) release any person liable in any manner for the payment or collection of the Senior Debt; and (iv) exercise or refrain from exercising any rights against any the Borrower and any other person or entity.

11. Continuing Force and Effect. This Agreement shall continue in force until all of the Senior Debt is indefeasibly paid in full, in cash and the Commitments under the Credit Agreement have terminated, it being contemplated that this Agreement be of a continuing nature.

12. Modification, Amendments or Waivers. Any and all agreements amending or changing any provision of this Agreement or the rights of the Agent and the Lenders hereunder, and any and all waivers or consents to any departures from the due performance of the Manager and the Advisor hereunder shall be made only by written agreement, waiver or consent signed by the all of the Lenders.

13. Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

14. Governing Law. This Agreement shall be a contract under the internal laws of the State of New York and for all purposes shall be construed in accordance with the laws of said State without giving effect to the principles of conflicts of law.

15. Successors and Assigns. This Agreement shall inure to the benefit of the Agent and each of the Lenders and their respective successors and assigns and the obligations of the Manager and the Advisor shall be binding upon their respective successors and assigns. The duties and obligations of the Manager and the Advisor under this Agreement may not be delegated or transferred by the Manager or the Advisor. Except to the extent otherwise required by the context of this Agreement, the word “Lender” when used herein shall mean and include any holder of any Note or an assignment of rights therein originally issued to any Lender under the Credit Agreement and each such holder of a Note or assignment shall have the benefits of this Agreement to the same extent as if such holder had originally been a Lender under the Credit Agreement.

16. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which, when executed and delivered, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

17. Application of Payments. In the event any payments are received by the Agent under the terms of this Agreement for application to the Senior Debt at any time when the Senior Debt has not been declared due and payable and prior to the date on which it would otherwise become due and payable, such payment shall constitute a voluntary prepayment of the Senior Debt for all purposes under the Credit Agreement.

18. Remedies. In the event of a breach by the Manager or the Advisor in the performance of any of the terms of this Agreement, the Lenders may demand specific performance of this Agreement and seek injunctive relief and may exercise any other remedy available at law or in equity, it being recognized that the remedies of the Lenders at law may not fully compensate the Lenders for the damages they may suffer in the event of a breach hereof.

19. Expenses. The Manager and the Advisor unconditionally agree upon demand to pay to the Lenders the amount of any and all reasonable and necessary out of pocket costs, expenses and disbursements for which reimbursement is customarily obtained, including but not limited to fees and expenses of counsel, which the Lenders may incur in connection with (a) the exercise or enforcement of any of the rights of the Lenders hereunder, or (b) the failure by the Manager or the Advisor to perform or observe any of the provisions hereof.

20. Consent to Forum; Waiver of Jury Trial

Each party hereto irrevocably waives all right to trial by jury in any court in any action; (a) brought to collect amounts owed under this Agreement; (b) alleging that (i) any party has breached this Agreement or any agreement modified by this Agreement; or (ii) any party has breached any other agreement, expressed or implied; or (c) between the parties. This waiver of trial by jury does not waive any party’s right to bring a lawsuit that a judge, without a jury, would decide. EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION OR PROCEEDING. THE BORROWER ACKNOWLEDGES AND AGREES THAT THIS SECTION 20 IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT BETWEEN THE PARTIES AND THAT THE LENDERS WOULD NOT EXTEND THE LOANS TO THE BORROWER IF THE WAIVER OF JURY TRIAL WERE NOT A PART OF THIS AGREEMENT.

For the purpose of any suit, action or proceeding arising out of or relating to this Agreement, each of the Borrower, the Manager, and the Advisor hereby irrevocably consents and submits to the jurisdiction and venue of any of the courts of the Commonwealth of Pennsylvania, including, without limitation, the State Courts of Allegheny County and the United States District Court for the Western District of Pennsylvania, copies of which process shall be mailed or delivered to the Borrower or the Manager or the Advisor, as applicable. Each of the Manager, the Advisor and the Borrower irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any suit, action, or proceeding brought in such court and any claim that such suit, action or proceeding brought in such a court has been brought in an inconvenient forum and agrees that service of process in accordance with the foregoing sentence shall be deemed in every respect effective and valid personal service of process upon the Manager, the Advisor or the Borrower, as applicable. The provisions of this Section 20 shall not limit or otherwise effect the right of the Agent to institute and conduct action in any other appropriate manner, jurisdiction or court.

21. Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Credit Agreement.

[SIGNATURES FOLLOW]

[SIGNATURE PAGE 1 OF 3 TO MANAGEMENT AND ADVISORY FEE SUBORDINATION AGREEMENT]

WITNESS the due execution hereof as of the day and year first above written.

ADVISOR:

LASALLE INVESTMENT MANAGEMENT, INC., a Maryland corporation

By:	(SEAL)
Name:
Title:

BORROWER

EXCELSIOR LASALLE PROPERTY FUND, INC., a Maryland corporation

By: LASALLE INVESTMENT MANAGEMENT, INC., a Maryland corporation, its investment advisor

By:	(SEAL)
Name:
Title:

[SIGNATURE PAGE 2 OF 3 TO MANAGEMENT AND ADVISORY FEE SUBORDINATION AGREEMENT]

MANAGER:

U.S. TRUST COMPANY, N.A., acting through its investment advisory division, US TRUST COMPANY, N.A. Asset Management Division

By:
Name:
Title:

[SIGNATURE PAGE 3 OF 3 TO MANAGEMENT AND ADVISORY FEE SUBORDINATION AGREEMENT]

AGENT:

PNC BANK, NATIONAL ASSOCIATION, as Agent

By:
Name:	Michael E. Smith
Title:	Senior Vice President

EXHIBIT 1.1(N)

FORM OF

REVOLVING CREDIT NOTE

$	Pittsburgh, Pennsylvania
,

FOR VALUE RECEIVED, the undersigned, Excelsior LaSalle Property Fund, Inc., a Maryland corporation (herein called the “Borrower”), hereby promises to pay to the order of                      (the “Lender”), the lesser of (i) the principal sum of                                                                                   (US$                    ), or (ii) the aggregate unpaid principal balance of all Loans made by the Lender to the Borrower pursuant to the Amended and Restated Credit Agreement, dated as of February 21, 2007, among the Borrower, the Lenders now or hereafter party thereto, and PNC Bank, National Association, as administrative agent (hereinafter referred to in such capacity as the “Agent”) (as amended, restated, modified, or supplemented from time to time, the “Credit Agreement”), payable as and when provided in the Credit Agreement, together with interest on the unpaid principal balance hereof from time to time outstanding from the date hereof at the rate or rates per annum specified by the Borrower pursuant to, or as otherwise provided in, the Credit Agreement.

Interest on the unpaid principal balance hereof from time to time outstanding from the date hereof will be payable at the times provided for in the Credit Agreement. Upon the occurrence and during the continuation of an Event of Default, the Borrower shall pay interest on the entire principal amount of the then outstanding Loans evidenced by this Revolving Credit Note and all other obligations due and payable to the Lender pursuant to the Credit Agreement and the other Loan Documents at a rate per annum as set forth in Section 4.3 of the Credit Agreement. Such interest rate will accrue before and after any judgment has been entered.

Subject to the provisions of the Credit Agreement, payments of both principal and interest shall be made without setoff, counterclaim, or other deduction of any nature at the office of the Agent located at One PNC Plaza, 19th Floor, 249 Fifth Avenue, Pittsburgh, PA 15222-2707, unless otherwise directed in writing by the holder hereof, in lawful money of the United States of America in immediately available funds.

This Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement and other Loan Documents, including the representations, warranties, covenants, conditions, security interests, and Liens contained or granted therein. The Credit Agreement among other things contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayment, in certain circumstances, on account of principal hereof prior to maturity upon the terms and conditions therein specified. The Borrower waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Credit Agreement.

This Note shall bind the Borrower and its successors and assigns, and the benefits hereof shall inure to the benefit of the Lender and its successors and assigns. All references herein to the “Borrower” and the “Lender” shall be deemed to apply to the Borrower and the Lender, respectively, and their respective successors and assigns as permitted under the Credit Agreement.

This Note and any other documents delivered in connection herewith and the rights and obligations of the parties hereto and thereto shall for all purposes be governed by and construed and enforced in accordance with the internal laws of the State of New York without giving effect to its conflicts of law principles.

This Note is one of the Notes under the Credit Agreement which Notes continue to evidence and refinance the revolving credit facility under the Prior Credit Agreement and amend and restate the notes issued thereunder. The Notes issued under the Credit Agreement are not intended to constitute, nor do they constitute, a novation, interruption, suspension of continuity, satisfaction, discharge or termination of the obligations, loans, liabilities, or indebtedness under the revolving credit facility under the Prior Credit Agreement or the notes issued thereunder, or of any liens or security interests securing the revolving credit facility under the Prior Credit Agreement. This Note is entitled to all of the rights and benefits originally pertaining to the revolving credit facility and the notes issued therefor under the Prior Credit Agreement.

All capitalized terms used herein shall, unless otherwise defined herein, have the same meanings given to such terms in the Credit Agreement.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the undersigned has executed this Note by its duly authorized officer with the intention that it constitute a sealed instrument.

EXCELSIOR LASALLE PROPERTY FUND, INC., a Maryland corporation

By: LaSalle Investment Management, Inc., a Maryland corporation, its investment advisor

By:
Name:
Title:

[Signature page - Revolving Credit Note]

EXHIBIT 2.4

FORM OF

LOAN REQUEST

TO:	PNC Bank, National Association, as Agent
One PNC Plaza, 19th Floor, 249 Fifth Avenue
Pittsburgh, PA 15222-2707
Telephone No.: (412) 768-7647
Telecopier No.: (412) 768-4586
Attention: Marc Accamando

FROM:	Excelsior LaSalle Property Fund, Inc. (the “Borrower”)

RE:	Amended and Restated Credit Agreement (as it may be amended, restated, modified or supplemented, the “Agreement”) dated as of February 21, 2007, by and among the Borrower, the Lenders party thereto and PNC Bank, National Association, as Agent for the Lenders (the “Agent”)

Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them by the Agreement.

A.	Pursuant to Section 2.4 of the Agreement, the undersigned Borrower irrevocably requests [check one line under 1(a) below and fill in blank space next to the line as appropriate]:

1.(a)	A new Revolving Credit Loan OR
A new Acquisition Line of Credit Loan OR

           Renewal of the Euro-Rate Option applicable to an outstanding                                          [specify type of Loan -- Revolving Credit Loan or Acquisition Line of Credit Loan and specify if the Loan will be an Optional Currency Loan], originally made on                  ,          OR

          Conversion of the Base Rate Option applicable to an outstanding                                          [specify type of Loan -- Revolving Credit Loan or Acquisition Line of Credit Loan] originally made on                              to a Loan to which the Euro-Rate Option applies, OR

          Conversion of the Euro-Rate Option applicable to an outstanding                                          [specify type of Loan -- Revolving Credit Loan or Acquisition Line of Credit Loan], originally made on                  ,          to a Loan to which the Base Rate Option applies.

SUCH NEW, RENEWED OR CONVERTED LOAN SHALL BEAR INTEREST:

[Check one line under 1(b) below and fill in blank spaces in line next to line]:

1.(b)(i)

          Under the Base Rate Option. Such Loan shall have a Borrowing Date of                     ,          (which date shall be (i) be the same Business Day as the Business Day of receipt by the Agent by 10:00 a.m. of this Loan Request for making a new Revolving Credit Loan to which the Base Rate Option applies, or (ii) the last day of the preceding Euro-Rate Interest Period if a Loan to which the Euro-Rate Option applies is being converted to a Loan to which the Base Rate Option applies).

OR

(ii)

          Under the Euro-Rate Option. Such Loan shall have a Borrowing Date of                              (which date shall be (i) three (3) Business Days subsequent to the Business Day of receipt by the Agent by 10:00 a.m. of this Loan Request for making a new Revolving Credit Loan to which the Euro-Rate Option applies, renewing a Loan to which the Euro-Rate Option applies, or converting a Loan to which the Base Rate Option applies to a Loan to which the Euro-Rate Option applies, (ii) four (4) Business Days subsequent to the Business Day of receipt by the Agent by 10:00 a.m. of this Loan Request for making a new Optional Currency Loan to which the Euro-Rate Option applies, renewing a Optional Currency Loan to which the Euro-Rate Option applies, or converting a Loan to which the Base Rate Option applies to a Optional Currency Loan to which the Euro-Rate Option applies or (iii) the same Business Day as the last day of the preceding Interest Period if a Loan to which the Euro-Rate Option applies is being convert to a Loan to which the Base Rate Option applies).

2.	Such Loan is in the principal amount of U.S. $ or the principal amount to be renewed or converted is U.S. $ [for Revolving Credit Loans under Section 2.4 not to be less than the Dollar Equivalent amount of $500,000 and in increments of the Dollar Equivalent amount of $500,000 if in excess of the Dollar Equivalent amount of $500,000 for each Borrowing Tranche to which the Euro-Rate Option applies and not less than the lesser of the Dollar Equivalent amount of $500,000 or the maximum amount available for each Borrowing Tranche to which the Base Rate Option applies.]

3.	[Complete blanks below if the Borrower is selecting the Euro-Rate Option]: Such Loan shall have an Interest Period of [one, three, or six] Months. and shall be funded in [U.S. Dollars or the Optional Currency] .

137

B.	As of the date hereof and the date of making of the above-requested Loan (and after giving effect thereto): the Borrower has performed and complied with all covenants and conditions of the Agreement; all of Borrower’s representations and warranties therein are true and correct (except representations and warranties which expressly relate solely to an earlier date or time, which representations and warranties were true and correct on and as of the specific dates or times referred to therein); no Event of Default or Potential Default has occurred and is continuing; and the making of such Loan shall not contravene any Law applicable to the Borrower; the making of any Revolving Credit Loan shall not cause the aggregate Revolving Credit Loans plus the Letters of Credit Outstanding to exceed the Commitments.

[SIGNATURE PAGE FOLLOWS]

138

[SIGNATURE PAGE 1 OF 1 TO LOAN REQUEST]

The undersigned certifies to the Agent as to the accuracy of the foregoing.

EXCELSIOR LASALLE PROPERTY FUND, INC., a Maryland corporation

By: LaSalle Investment Management, Inc., a Maryland corporation, its investment advisor

Date: , 200

By:
Name:
Title:

EXHIBIT 6.1.4

OPINION OF COUNSEL

The opinions of counsel shall address the matters contained in Article 5 of the Credit Agreement which are listed below.

Section

5.1.1	Organization and qualification
5.1.4	Power and authority
5.1.5	Validity and binding effect
5.1.6	No Conflict
5.1.7	Litigation
5.1.13	Consents and approvals
5.1.19	Investment Companies

EXHIBIT 7.3.4

FORM OF

QUARTERLY COMPLIANCE CERTIFICATE

This certificate is delivered pursuant to Section 7.3.4 of that certain Amended and Restated Credit Agreement dated as of February 21, 2007 (the “Credit Agreement”) by and among EXCELSIOR LASALLE PROPERTY FUND, INC. (the “Borrower”), the Lenders party thereto (the “Lenders”), and PNC Bank, National Association as Agent for the Lenders (the “Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement are used herein with the same meanings.

The undersigned officer,                                         , the                      of LaSalle Investment Management, Inc., a Maryland corporation, the investment advisor to the Borrower, in such capacity does hereby certify on behalf of the Borrower as of the quarter/year ended                     , 20     (the “Report Date”), as follows:

(1)	Dividends and Related Distributions (Section 7.2.5.1). The Borrower has not made or paid, or agreed to become or remain liable to make or pay, any dividend or distribution of any nature to its shareholders during the quarter ending on the Report Date other than a dividend made on , in the amount of $ , which meets one of the following criteria: either (1) the payment of such dividend is required in order for the Borrower to maintain its status as a real estate investment trust (and failure to pay such dividend would cause the Borrower to lose such status), or (2) the amount of such dividend, together with all other dividends paid by the Borrower in the 4-Quarter Measurement Period does not exceed the amount of Funds From Operations of the Borrower and its Subsidiaries during such 4-Quarter Measurement Period. At the time of such dividend, there did not exist any Event of Default.

No Subsidiary of Borrower has made or paid, or agreed to become or remain liable to make or pay, any dividend or distribution of any nature during the quarter ending on the Report Date other than dividends or other distributions payable to Borrower or its Subsidiaries or in the case of Joint Ventures, to the holders of the Joint Venture interests in accordance with the terms and provisions of the organizational documents governing such Joint Venture.

(2)	Dividends and Related Distributions (Section 7.2.5.2). Borrower and its Subsidiaries are in compliance with the terms of Section 7.2.5.2 of the Credit Agreement regarding dividends paid by the Borrower’s Subsidiaries.

(3)	Minimum Adjusted Debt Service Coverage Ratio (Section 7.2.12). As of the Report Date, the Adjusted Debt Service Coverage Ratio of the Borrower was not less than 1.35 to 1.0. The Adjusted Debt Service Coverage Ratio shall be computed as follows:

(A) Net Operating Income of the Borrower and its Subsidiaries, divided by	$

PNC Bank, National Association

(B) Adjusted Debt Service of the Borrower and its Subsidiaries, calculated as follows:

(i)      the sum of

(a) for all fixed rate Indebtedness, the greater of (i) principal (excluding Bullet Payments) plus interest paid under such Indebtedness for the four fiscal quarters then ended (provided that if either the Property secured by such Indebtedness or such Indebtedness was not outstanding for the entire four quarter period, such principal and interest shall be annualized) OR (ii) the principal and interest that would be paid on such Indebtedness for one year if such Indebtedness were amortized based on a 30-year mortgage-style amortization schedule assuming interest at such fixed rate; and

$

(b) for all variable rate Indebtedness (including the Indebtedness under the Credit Agreement), the principal and interest that would have been paid on such Indebtedness for one year if such Indebtedness were amortized based on a 30-year mortgage-style amortization schedule assuming interest at the greater of (i) the then-current 10-year Treasury yield plus 1.50% per annum, or (ii) a 7% per annum interest rate.

$

Note: In computing Adjusted Debt Service for any Joint Venture in which the Borrower or any Subsidiary has an interest, amounts computed in clauses (i) and (ii) above shall be multiplied by the Borrower’s Percentage Equity Interest of the Borrower or its Subsidiary, directly or indirectly, in such Joint Venture.

(ii) item (a) plus item (b) equals Adjusted Debt Service.	$

(C) Item 3(A) divided by Item 3(B)(ii) equals Adjusted Debt Service Coverage Ratio		to 1.0

(4)	Minimum Net Asset Value (Section 7.2.14). The Net Asset Value of the Borrower shall not be less than the amount specified below during the period specified below:

Time Period	Minimum Net Asset Value
Closing Date through March 31, 2007		$150,000,000

April 1, 2007 and thereafter		$300,000,000

Commitment Amount $	$

PNC Bank, National Association

(6)	Maximum Indebtedness to Gross Asset Value (Section 7.2.15). The ratio of Indebtedness to Gross Asset Value is to 1.0, which is not equal to or in excess of 0.70 to 1.0.

(A)	Indebtedness = $

(B)	Gross Asset Value = $

Item 6(A) divided by Item 6(B) equals the ratio of Indebtedness to Gross Asset Value.

(7)	Minimum Adjusted Net Operating Income (Section 7.2.16). The “Adjusted Net Operating Income” (as defined herein) is $ , which is not less than $20,000,000.

(A)	Net Operating Income = $

(B)	Adjusted Interest = $

(C)	Adjusted Principal Payments = $

Item 7(A) minus the sum of Item 7(B) and 7(C) equals the “Adjusted Net Operating Income.”

(8)	Indebtedness (Section 7.2.1). Except for Indebtedness permitted under the terms and provisions of the Credit Agreement, including, without limitation, Section 7.2.1 of the Credit Agreement, (a) the Borrower has not, nor have any of its Controlled Subsidiaries, created, incurred, assumed or suffered to exist any Indebtedness, and (b) the Borrower has used reasonable efforts to cause its Non-Controlled Subsidiaries not to create, incur, assume or suffer to exist any such Indebtedness.

(9)	Liens (Section 7.2.2). Except for Permitted Liens, the Borrower has not, nor have its Subsidiaries, created, incurred, assumed or suffered to exist any Lien on any of its property or assets, tangible or intangible, or agree to become liable to do so.

(10)	Guaranties (Section 7.2.3). Except for Guaranties described and permitted in Section 7.2.1(vi) of the Credit Agreement, the Borrower has not, nor have its Subsidiaries, directly or indirectly, become liable in respect of any Guaranty, or assumed, guaranteed, become surety for, endorsed or otherwise agreed, become or remained directly or contingently liable upon or with respect to any obligation or liability of any other Person.

PNC Bank, National Association

(11)	Loans and Investments (Section 7.2.4). The Borrower has not, nor have its Subsidiaries, made or suffered to remain outstanding any loan or advance to or Guaranties on behalf of, or purchased, acquired or owned any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) or limited liability company interest in, or any other investment or interest in, or made any capital contribution to, any other Person, or agreed, become or remained liable to do any of the foregoing (collectively, “Investments”), except Investments made in accordance with the Private Offering Memorandum.

(12)	Liquidations, Mergers, Consolidations, Acquisitions (Section 7.2.6). The Borrower and its Subsidiaries are in compliance with the terms of Section 7.2.6 of the Credit Agreement regarding Material Acquisitions.*

*If the Gross Asset Value of the acquired business or Person exceeds 30% of the Gross Asset Value of the Borrower and its Subsidiaries (after giving effect to the Acquisition), it is considered a Material Acquisition.

(13)	Dispositions of Assets or Subsidiaries (Section 7.2.7). The Borrower is in compliance with the terms of Section 7.2.7 of the Credit Agreement regarding Material Dispositions.**

**If the Gross Asset Value of the assets or business to be disposed of in a Disposition exceeds 30% of the Gross Asset Value of the Borrower and its Subsidiaries (before giving effect to such Disposition), it is considered a Material Disposition.

(14)	Affiliate Transactions (Section 7.2.8). The Borrower is in compliance with the provisions of Section 7.2.8 of the Credit Agreement regarding transactions with Affiliates.

(15)	Continuation of or Change in Business (Section 7.2.9). The Borrower has not, nor have its Subsidiaries, engaged in any business other than as described in the Private Offering Memorandum.

(16)	Fiscal Year (Section 7.2.10). The Borrower has not, nor has any Subsidiary, changed its fiscal year from the twelve-month period beginning January 1 and ending December 31.

(17)	Changes in Organizational Documents (Section 7.2.11). The Borrower has not amended its certificate of incorporation (including any provisions or resolutions relating to capital stock), by-laws or other organizational documents, except for amendments made in accordance with the terms and provisions of the Credit Agreement.

PNC Bank, National Association

(18)	Minimum Number of Properties (Section 7.2.17) The minimum number of Qualifying Domestic Properties has not been at any time as of the Closing Date, and is not currently, less than five (5).

(19)	Changes to Management Agreement and Advisory Agreement (Section 7.2.18). The Management Agreement and the Advisory Agreement have not been amended in any respect without the prior written consent of the Agent.

(20)	Private Offering Memorandum (Section 7.2.19). The Borrower has operated its business in accordance with and is in compliance with the terms of the Private Offering Memorandum and the Borrower’s organizational documents in all material respects, except for changes to any of the foregoing which were approved by the Required Lenders or in accordance with Section 7.2.11 of the Credit Agreement (Changes in Organizational Documents).

(21)	Representations and Warranties (Section 7.3.4(i)). The representations and warranties contained in Section 5 of the Credit Agreement and in the other Loan Documents are true and correct on and as of the date of this certificate with the same effect as though such representations and warranties had been made on the date hereof (except representations and warranties which expressly relate solely to an earlier date or time), and the Borrower has performed and complied with all covenants and conditions of the Credit Agreement.

(22)	Event of Default or Potential Default (Section 7.3.4(ii)). No Event of Default or Potential Default exists as of the date hereof.

[SIGNATURES FOLLOW]

SIGNATURE PAGE 1 OF 1 TO

QUARTERLY COMPLIANCE CERTIFICATE

IN WITNESS WHEREOF, the undersigned has executed this Certificate this          day of                     , 20    .

EXCELSIOR LASALLE PROPERTY FUND, INC., a Maryland corporation

By: LaSalle Investment Management, Inc. a Maryland corporation, its investment advisor

By:
Name:
Title: